Exhibit 99.2

OMV Petrom Annual Report 2021	Company

Business segments’ operational performance

Upstream

At a glance 1
	2021	2020	∆ (%)
Segment sales (RON mn)[2]	9,227	6,162	50
Operating Result (RON mn)[3]	1,660	(985)	n.m.
Special items (RON mn)	(154)	(992)	84
Clean Operating Result (RON mn)	1,814	7	n.m.
Operating Result before depreciation and amortization, impairments and write-ups (RON mn)	4,217	2,305	83
Capital expenditures (RON mn)[4]	2,025	2,382	(15)
Exploration expenditures (RON mn)	194	195	(0)
Total Group hydrocarbon production (mn boe)	47.21	52.98	(11)
thereof in Romania (mn boe)	46.42	50.51	(8)
Sales volumes (mn boe)	44.96	50.33	(11)
Production costs (USD/boe)	12.73	10.88	17
Proved reserves as of December 31 (mn boe)	419	473	(11)
thereof in Romania (mn boe)	419	451	(7)

[1]	For information about the financial performance of the segment, please refer to the relevant section in the Directors’ report;
[2]	Including inter-segment sales;
[3]	Excluding intersegmental profit elimination;
[4]	Including capitalized exploration and appraisal and acquisitions.

HSSE is our first priority
Our foremost sustainability priority is the safety of our employees and partners, in line with our vision “Zero harm-NO losses”. Regretfully, two of our contractors’, respectively sub-contractors’ employees lost their lives while they were involved in our operations. This is totally unacceptable and we will continue to work together with our contractors in learning from incidents in order to avoid reoccurrence of such tragic events. As part of our action plans, we will support our contractors in improving their HSSE performance for a mature and sustainable HSSE culture. The Lost Time Injury Rate (LTIR) (employees and contractors combined) has worsened to 0.36, compared with the best result ever of 0.20 achieved in 2020, while the Total Recordable Injury Rate (TRIR) stood at 0.65 compared with 0.47 in 2020.

In 2021, in order to measure the progress achieved in the development of our safety culture, an assessment was conducted by DuPont Sustainable Solutions in Asset Moldova, using a similar methodology as in 2018. The results showed a very good evolution in the last three years, a big step forward from the “dependent” phase to “independent” phase on the Bradley Safety Culture curve. Improvement opportunities were discussed during a management workshop and a new action plan was developed to be implemented in the next three years. In 2022, the findings and actions will be analyzed by the management team and further development directions will be established at each operational area level.
We continued to focus on improving the carbon efficiency of our operations, achieving a 3.4% decrease of the carbonviii intensity in 2021 vs. 2020. Main measures focused on modernization, replacement and/or optimization of gas processing and transportation infrastructure. We continue to act on climate change mitigation by developing projects that contribute to reaching our zero routine flaring and venting objective by 2030 the latest.

Upstream operations in Romania

Exploration
In March 2021, OMV Petrom finalized the processing of the large 3D seismic survey acquired in 2020 in the exploration block VIII-Urziceni East together with Hunt Oil Company of Romania S.R.L. as operator. Interpretation of the 3D seismic was finalized, the prospects portfolio was updated and potential drilling candidates were selected for 2022.

viii	Details will be available in OMV Petrom’s Sustainability Report for 2021.

1	Upstream

OMV Petrom Annual Report 202	Company

In October, the exploration well 20 Iepuresti was spud in the IX-Bucuresti exploration block and the testing is ongoing on Sarmatian formation.

Merging and reprocessing of several 3D seismic surveys across the XII-Pitesti, X-Craiova and XIII-Targu Jiu exploration blocks have been completed and data interpretation has started.

The deep exploration wells 4700 Barbatesti and 6600 Baicoi have been pluged and abandoned as they proved non-commercial.

In August, time reprocessing of the Istria seismic merge project was finished: 3D Istria (680 km2), 3D Vega (400 km2), 3D Sirius (522 km2), 3D Cobalcescu (290 km2). The depth reprocessing was completed in January 2022.

Production
At the end of 2021, OMV Petrom operated 152 commercial oil and gas fields in Romania (end-2020: 193). On December 1, 2021, OMV Petrom closed the transfer of 40 marginal onshore oil and gas fields to Dacian Petroleum.

In Romania, OMV Petrom’s hydrocarbon production declined by 8.1% compared to 2020 level, to 46.42 mn boe (or by 7.8% to 127.2 kboe/d). Crude oil and NGL production declined by 4.3% to 22.37 mn bbl (or 3.11 mn t), while natural gas production declined by 11.4% to 24.05 mn boe (or 3.68 bcm).

The main factors that impacted production in Romania in 2021 were natural decline and maintenance activities, partly counterbalanced by the contribution of workovers and new wells. Excluding the effect of portfolio optimization, daily average production in Romania declined by 7.6% yoy.

Offshore production accounted for 15.74% from OMV Petrom’s total hydrocarbon production in Romania (5.03% of the crude oil and NGL production and 25.71% of natural gas production).

Crude oil production based on enhanced oil recovery techniques accounted for 25% of total domestic oil production of OMV Petrom. Heavy oil, representing crude oil with density greater than 900 kg/m3, accounted for 36% of total production of crude oil and NGL.
The internal gas consumption for Upstream domestic operations accounted for 10.2% of total gas production (2020: 9.5%).

Key projects
Neptun Deep
In 2021, Romanian state-controlled natural gas company Romgaz made a binding offer to acquire ExxonMobil’s 50% stake in the Neptun Deep license offshore Romania. OMV Petrom will become operator of the project once Romgaz completes the takeover, expected for 2022. Preparations for the ownership takeover are under way. OMV Petrom maintains a high interest in seeing the Black Sea resources developed. However, the final investment decision depends on a range of factors including a stable and competitive fiscal framework. Changes to the Romanian offshore law are expected to be effected during 2022.

Drilling and workover
In 2021, we drilled a total number of 36 new wells and sidetracks, the drilling activities reaching a peak with 6 active rigs in February and April in the OMV Petrom operated licenses.

2021 was an active year in terms of routine operational activities in Upstream, with an average of 95 crews available performing 695 workover jobs and around 4,500 well interventions. All these led to an MTBF of 851 days, an improvement from 810 days in 2020.

OMV Petrom further invested in keeping operation of the facilities in line with HSSE standards and legal requirements as well as in simplifying operations and improving cost efficiency. All these led to safeguarding oil and gas production and deliveries.

The following projects represent some highlights of our main onshore projects:

Totea Deep compressors project
Totea Deep compressors project was initiated in 2017, having the scope to maximize the recovery factor, through the installation of three new electrically driven compressors and their integration in the systems of Park 4540 Totea in Asset Oltenia.

As the main civil works were finalized at end of 2020, in 2021 the site activities were focused on mechanical, electrical and instrumentation works. Mechnical completion was achieved in May and integration of the compressors in the existing systems was successfully finalized in the shutdown window from August, therefore obtaining the ready for start-up certificate. Compressors’ stable run and performance test was completed in October.

Upstream	2

OMV Petrom Annual Report 2021	Company

Gas to Power (G2P) and Combined Heat & Power (CHP)
In 2021, three new Gas to Power (G2P) units, with an installed capacity of 4.5 MW, were added to the previous 39 units already built. These are G2P Paraieni in Asset Oltenia, G2P Oarja in Asset Muntenia Vest, and G2P Baicoi Vest in Asset Muntenia.

Our combined G2P and CHP installed capacity stands at 102 MW, covering around 65% of Upstream segment’s electricity needs.

FRD Suplac Phase 2 and Suplac key infrastructure projects
Main activities for FRD Suplac Phase 2 as well as for the two projects from the key infrastructure “Drinking Water Treatment Plant” and “Revamp Tank Farm Suplac” were fully completed in 2021. “Regenerative Thermal Oxidizer”, was commissioned and will be put in operations in 2022.

FRD Independenţa / Independenţa Tank Farm
Independenţa is a mature oil field in production since 1959. The purpose of FRD Independenţa is to increase production by drilling in previously undeveloped areas with high potential of oil accumulations. Out of the entire FRD scope, Independenţa Tank Farm is the last project remaining to be completed. In 2021, various scenarios were studied in order to optimize the costs.

Offshore Portfolio
Rejuvenation Program
In 2021, we achieved significant progress in three portfolio projects as follows: the planned shutdown of Asset Petromar, the installation of a new crane and the first execution phase of the helideck upgrade project.

The first ever total planned shutdown of Asset Petromar for rejuvenation and maintenance works was performed between September 27 and October 3. Around 40,000 hours of offshore and onshore activities were performed without any safety incidents on the central production platform, its six satellite platforms, and in the Midia terminal.

The second project was the program for crane installation offshore. With the commissioning of the offshore crane installed on the satellite platform PFS6 in June, Asset Petromar successfully completed the first crane cluster project, dedicated to the replacement of the cranes used to transfer personnel on three offshore platforms. By the end of the project, over 87,000 work hours were recorded without any HSSE incident.
With four new cranes installed in recent years, Petromar supports its plan to reduce risks and fully conforms to the EU-wide Offshore Safety Directive.

The recent update of standards concerning offshore helidecks led to an upgrade of the helideck on the central production platform. The execution of the modernization works were performed in June-July.

All offshore works had a reduced impact on the availability of the helideck. The work involved the replacement of the metal sheets that were partially corroded, the upgrade of aeronautic markings in accordance to current standards and regulations, the helideck area treatment with superior quality paint, the modernization of lighting systems and of the landing safety net, and the implementation of an automated bird repellent system. Similar works will be conducted in 2022 on three additional helidecks.

Partnerships
Since July 2010, in order to optimize the portfolio of existing assets, OMV Petrom has entered into several partnerships with international companies for production enhancement.

The partnerships with PetroSantander, Expert Petroleum Solution and Expert Petroleum are governed by production enhancement contracts (PECs) referred to as PEC Timiş, PEC Turnu and PEC Țicleni, covering 21 mature fields in total.

The PECs stipulate that the contractors take over and finance the operations and together with OMV Petrom commit to the future developments of the respective fields, in order to maximize production while improving efficiency. OMV Petrom remains the sole titleholder of the concession contracts and the owner of the hydrocarbon production and of the existing assets, as well as of the rights and obligations under the relevant petroleum concession as defined by the Petroleum Act.

In total, 26 workover jobs were performed by the contractors within the PECs in 2021. In addition, one new well was drilled and completed by Expert Petroleum Solution in PEC Țicleni. The total production of the PECs in 2021 amounted to 6.0 kboe/d (2020: 6.5 kboe/d), of which PEC Țicleni 3.4 kboe/d, PECTurnu 0.9 kboe/d, and PEC Timiş 1.7 kboe/d.

In Q4/20, Expert Petroleum notified OMV Petrom about the early termination of the PEC Timiş. This termination will become effective on January 1, 2023. OMV Petrom has started to assess different options applicable for those nine fields pertaining to PEC Timiş.

3	Upstream

OMV Petrom Annual Report 2021	Company

In Q1/21, Expert Petroleum Solution notified OMV Petrom about their interest in an early extension of the PEC Țicleni in order to justify continuation of investments that have longer pay-back time. The extension conditions by five years until 2030 were negotiated and a new addendum was approved by OMV Petrom Executive Board in December 2021, with signing taking place in January 2022.

In the Joint Operations Agreement with Hunt Oil (50% OMV Petrom, 50% Hunt Oil operator), we recorded a production of 1.0 kboe/d (OMV Petrom share) in 2021. The well 2 Padina Nord, put into production in December 2020, was the only well producing in 2021 and has entered a steep decline starting July.

The total production recorded by PECs and Joint Operations Agreements in 2021 was 7.0 kboe/d (2020: 8.0 kboe/d), representing 5.4% of OMV Petrom’s total domestic production.
International Upstream operations

Kazakhstan
In Kazakhstan, OMV Petrom held development and production licenses for the TOC fields (Tasbulat, Aktas, Turkmenoi) and for the Komsomolskoe field. In May 2021, OMV Petrom closed the divestment of the subsidiaries in Kazakhstan and of the corresponding production assets to Magnetic Oil Limited.

OMV Petrom recorded a total production of 0.80 mn boe (2.2 kboe/d) in Kazakhstan in 2021 (2020: 2.5 mn boe or 6.8 kboe/d).

Bulgaria
In the offshore exploration block Han-Asparuh (42.86% OMV Petrom, 57.14% TotalEnergies as operator), the 3D seismic aquired in 2020 (5,614 km2) was processed and interpreted, leading to the identification of a prospect to be drilled in 2022-2023.

Georgia
In the offshore exploration Block II from Georgia, the Production Sharing Contract was signed in March 2021 and works were initiated to prepare for the acquisition of 3D seismic data in 2022.

Production in 2021
	Oil and NGL		Natural gas		Total
	mn t	mn bbl	bcm	mn boe	mn boe
Romania	3.11	22.37	3.68	24.05	46.42
Kazakhstan	0.09	0.68	0.02	0.12	0.80
OMV Petrom Group	3.20	23.05	3.70	24.17	47.21

Proved reserves as of December 31, 2021
	Oil and NGL		Natural gas		Total
	mn t	mn bbl	bcf	mn boe	mn boe
Romania	258.8	258.8	865.5	160.3	419.1
Kazakhstan	-	-	-	-	-
OMV Petrom Group	258.8	258.8	865.5	160.3	419.1

Reserve Replacement Rate (RRR)

As of December 31, 2021, the total proved oil and gas reserves in the OMV Petrom’s portfolio amounted to 419 mn boe (2020: 473 mn boe) reflecting the divestment of assets from Kazakhstan, while the proved and probable oil and gas reserves amounted to 680 mn boe.
For the single year 2021, the RRR was negative at (14)% (2020: 41%), reflecting the divestment of assets in Kazakhstan and the transfer of 40 onshore marginal fields in Romania, while in Romania it decreased to 31% (2020: 48%). The three-year average RRR decreased to 27% in 2021 (2020: 44%), and in Romania it decreased to 40% (2020: 43%).

Upstream	4

OMV Petrom Annual Report 2021	Company

Downstream

Downstream Oil

At a glance1
		2021	2020	∆ (%)
	Segment sales (RON mn)[2]	19,264	13,657	41
	Operating Result (RON mn)[3]	2,663	1,060	151
	Special items (RON mn)	142	49	191
	CCS effects (RON mn)	481	(442)	n.m.
	Clean CCS Operating Result (RON mn)[4]	2,041	1,454	40
	Operating Result before depreciation and amortization, impairments and write-ups (RON mn)	3,433	1,810	90
	Capital expenditure (RON mn)	766	793	(3)
	Refinery utilization rate (%)	97	92	6
	Refining input (kt)	4,737	4,499	5
	Crude oil processed (kt)[5]	4,315	4,097	5
	Total refined product sales (kt)	5,339	4,993	7
thereof:	Gasoline (kt)	1,283	1,291	(1)
	Diesel (kt)	2,789	2,518	11
	Kerosene/Jet fuel (kt)	164	126	30
	Fuel Oils & Bitumen (kt)	315	329	(4)
thereof:	Retail sales volumes (kt)[6]	2,944	2,619	12

[1]	For information about the financial performance of the segment, please refer to the relevant section in the Directors’ report;
[2]	Including inter-segment sales;
[3]	Excluding intersegmental profit elimination;
[4]	Adjusted for exceptional, non-recurring items; clean CCS figures exclude special items and inventory holding effects (current cost of supply – CCS – effects) resulting from Downstream Oil;
[5]	Including NGL;
[6]	Retail sales volumes refer to sales via Group’s filling stations in Romania, Bulgaria, Serbia and Moldova.

HSSE is our first priority
In Downstream Oil, we continued to focus on improving the HSSE performance, by rolling out several programs throughout the organization (e.g. “Leading Safety“ program,  “Open reporting”,  “Golden Rules & Supplementary Life Saving Rules”, as well as the “Motivational management reward, recognition and consequence management” program).

The TRIR (employees and contractors combined) was 0.46 and the LTIR (employees and contractors combined) was 0.23, both figures being better than the international benchmarks. In 2021, additional measures were implemented to improve energy efficiency within Petrobrazi refinery, leading to a decrease of the carbonix intensity index by 4.3% versus 2020.
Operational performance
The operational performance and energy efficiency of the Petrobrazi refinery remained at competitive levels. In 2021, the OMV Petrom indicator refining margin was USD 5.47/bbl, higher by USD 2.59/bbl than in 2020, as a result of better product spreads, mainly for gasoline.

The refinery utilization rate was higher yoy, 97% in 2021 compared to 92% in 2020, reflecting improved demand and the 2020 planned refinery shutdown.

The continued focus on operational and energy efficiency allowed us to maintain the fuel and loss indicator below 8%, similar to the previous year level.

ix Details will be available in OMV Petrom’s Sustainability Report for 2021.

Downstream Oil	5

OMV Petrom Annual Report 2021	Company

Production (kt)
	2021	2020	∆ (%)
Gasoline	1,286	1,240	4
Diesel	2,079	1,911	9
Kerosene/Jet fuel	86	77	12
Fuel Oils	241	254	(5)
LPG total	170	157	8
Petroleum coke	276	274	1
Other[1]	274	264	4
Total	4,412	4,177	6

[1]	Comprises other products as: Propylene, Naphta, Hydrotreated Gasoline, Heavy Gasoline Fraction, Sulphur, etc.

OMV Petrom Group’s total refined product sales amounted to 5,339 kt in 2021, representing a 7% increase compared to 2020.

Group retail sales volumes were 12% higher than in 2020, reaching 2,944 kt, indicating the return to a normal level of activity. In Romania, retail sales reached 2,517 kt in 2021, 12% higher than in 2020. Therefore, in 2021, the average throughput per station in Romania increased to 5.48 mn liters (2020: 4.88 mn liters), driving the overall increase of this indicator at the Group level to 4.57 mn liters (2020: 4.03 mn liters).

Retail market sharex in the operating region slightly decreased to 31%, versus the previous year, given the network optimization and increased competition.

Within the OMV-branded filling stations, we continued to provide our customers with best-in-class fuels and convenience offer with a diversified range of services (e.g. money transfer, car insurance, utilities payments, courier services).

In the Petrom-branded filling stations, we consolidated our “value for money” proposition on fuels, while continuing our efforts to become more appealing to the younger demographic, via specific consumer promotions and capitalizing on the accessibility of our offer.

We have continued to develop the strategic partnerships in the non-fuel area. The rollout of MyAuchan stores in upgraded Petrom filling stations reached in total 128 units, of which 103 stores opened in 2021. Furthermore, we continued the partnership with Subway in Romania and with KFC in Serbia. At end of 2021, we had operational 12 and 3 stores, respectively.

x OMV Petrom’s estimates based on preliminary data available; OMV Petrom retail market share is calculated by dividing retail sales (Gasoline + Diesel) by the total retail market (Gasoline + Diesel);
As part of our Strategy 2030 actions aiming at developing a low carbon mobility infrastructure in this part of Europe, we continued the partnerships in this area. As a result, at the end of 2021, 34 electric chargers were installed, out of which 21 were operational (from a total plan of more than 500 points of alternative fuels targeted by 2030).

In 2021, the total non-fuel margin at Group level increased by 29% compared to the previous year, from a low base in 2020 (impacted by mobility restrictions).

In 2021, the non-retail business continued to be a strong contributor to the overall OMV Petrom result. The commercial sales business reached the highest level in the past 10 years, capitalizing on market opportunities, improved processes and effective cost management. Jet fuel sales continued the positive trend started at the end of 2020, although not reaching yet the 2019 reference level, being still affected by partial mobility restrictions across Europe. A strong focus remained on digitalization, operational excellence and customer centricity, in line with company strategy.

Overall, Group non-retail sales increased by 1% compared to 2020, reflecting the partial recovery of the aviation business and market opportunities in commercial, as well as the lower exports. In Romania, non-retail sales were 976 kt, 8% over the previous year’s level.

6	Downstream Oil

OMV Petrom Annual Report 2021	Company

 OMV Petrom fuel prices have a dynamic evolution reflecting international fuel quotations, namely Platts Mediterranean, as well as market competition. In addition, prices are influenced by the fiscal policy and the exchange rate. As the volatility of quotations is extremely high and an immediate reflection in product prices would make the market unstable, OMV Petrom fuel prices only reflect the trends, not the highs or lows.
The filling stations network operated within the OMV Petrom Group at the end of 2021 comprised a total of 787 filling stations, less than in 2020 by 6 filling stations, as effect of network optimization.

Number of filling stations per country at the end of period
	2021	2020	∆
Romania	561	560	1
Moldova	69	77	(8)
Bulgaria	94	93	1
Serbia	63	63	—
Total	787	793	(6)

Downstream Oil	7

OMV Petrom Annual Report 2021	Company

Downstream Gas

At a glance 1
	2021	2020	∆ (%)
Segment sales (RON mn)[2]	6,880	6,069	13
Operating Result (RON mn)[3]	(253)	1,257	n.m.
Special items (RON mn)	(1,034)	539	n.m.
Clean Operating Result (RON mn)	781	718	9
Operating Result before depreciation and amortization, impairments and write-ups (RON mn)	(122)	849	n.m.
Capital expenditure (RON mn)	12	9	40
Gas sales volumes (TWh)	48.9	57.0	(14)
thereof to third parties (TWh)	38.4	47.7	(20)
thereof to the regulated market (TWh)	-	7.0	n.m.
Brazi net electrical output (TWh)	4.8	4.1	15

[1]	For information about the financial performance of the segment, please refer to the relevant section in the Directors’ report;
[2]	Including inter-segment sales;
[3]	Excluding intersegmental profit elimination.

HSSE is our first priority
While the COVID pandemic continued to pose numerous challenges for all our operations throughout the year, in Downstream Gas we managed to stay committed to always keeping HSSE as our first priority in any activity we undertake. We successfully maintained flexibility in terms of processes and procedures, adapting quickly to the changes in the risk factors, in order to ensure that our employees and contractors remain healthy and safe. As such, we once again recorded a year with no work-related incidents or lost-time injuries.

In 2021, we recorded a carboni intensity level lower by 1.1% as compared to the 2020 level, in the context of higher net electrical output.

Operational performance
2021 was a tumultuous year, where in addition to the health crisis and the measures it required, there was also an unprecedented volatility and unpredictability in the energy markets, with numerous price records being set almost every month.

According to our estimates, national gas consumption slightly increased by around 2% in 2021 as compared to 2020, with the increase mostly attributable to a cold and long winter at the beginning of the year. Regarding the supply sources, the national consumption was covered by a decreasing Romanian gas production and a higher share of gas imports, as compared to the previous year. In regards to prices, they reached record levels and, particularly in the second half of the year, they increased very steeply. This evolution was in line with other European markets and, likewise, in Romania, the Government stepped in to restrain the impact of these price increases mainly on the residential consumers. These measures did not have a material effect on OMV Petrom’s activity or financial performance in 2021 due to the low weight of this type of consumers in the portfolio.

i Details will be available in OMV Petrom’s Sustainability Report for 2021
In 2021, the most impactful regulation for our business continued to be the Gas Release Program (GRP), that introduced, starting June 2020, the obligation for gas producers to offer a defined percentage of their production as different products (monthly, quarterly, seasonal, annual), with starting prices referenced to market prices in the past periods for similar products. This committed a large proportion of our gas volumes available for sale and posed a high challenge to our portfolio optimization initiatives. Nevertheless, we have complied with the offering obligation in every month of 2021.

In 2021, on the Romanian centralized markets, the traded gas volumes covering a variety of standard products for medium and long term totaled 40.8 TWh (with delivery until end-2022), at an average price of RON 203/MWhi.

8	Downstream Gas

OMV Petrom Annual Report 2021	Company

In 2021, our gas sales performance followed our strategy to focus on profitable volumes. OMV Petrom’s total gas sales volumes decreased by 14% yoy to 48.94 TWh, from the historically highest sales volume recorded in 2020. As a reminder, 2020 was impacted by regulatory driven sales obligations, no longer applicable in 2021. Sales volume decline occurred also in the context of a lower supply in 2021, given the decreasing equity production and also the prevailing challenging market prices for the gas acquisitions from third parties. In 2021, our efforts to preserve our customer portfolio proved successful despite the challenging market environment, with record-high gas prices and a generally volatile gas market, an environment that placed large pressure on any market participant, especially on the customers’ side, to maintain the competitiveness of their business.

Following the full gas market liberalization in July 2020, OMV Petrom had no further obligation to supply the regulated gas market in 2021 (vs. the 7 TWh obligation in H1/20, at a fixed price of RON 68/MWh).

In 2021, OMV Petrom concluded significant sale transactions on the centralized markets, with a total gas volume contracted for deliveries until end-2022 of 13 TWh at an average price in line with market prices. Some of these transactions were completed within the GRP framework, pursuant to our offering obligation.

As always, we have focused on collaboratting with our

end-customers to manage the significant market challenges, particularly in terms of the evolution of energy prices. We have continued to play our role not only as an energy supplier, but also as a reliable business partner, willing to find innovative, mutually-beneficial solutions.

In order to further streghten our end-user portfolio and expand it beyond our traditional markets, in 2021 we launched the Utilio digital platform, intended to offer our products to the small and medium enterprises, with an end-goal of building a sustainable foothold in this market segment, where we had not been traditionally active before. While it is still early to measure its success, the competitiveness of the offers, the simplicity of the contracting process and its many features should make the platform an attractive one for its intended audience and help us reach this large market segment.

i Data regarding Romanian centralized markets represent OMV Petrom’s estimates based on available public information. The gas price for such transactions refers to various products in terms of storage costs, flexibility and timing.
At the end of 2021, OMV Petrom had 1.3 TWh of gas in storage, following a successful management of the extraction and injection cycles. Even if the minimum stock obligation is no longer in force, OMV Petrom is always committed to ensure security of supply for its entire customer portfolio, therefore optimizing the stored gas volumes will always remain one of our main objectives.

On the power market, as per currently available data from the grid operator, national electricity consumption increased by 5% to 61 TWh in 2021 (2020: 58 TWh). The national electricity production also increased by 6%, to 59 TWh (2020: 55 TWh). This higher power generation in 2021 was covered by significantly increased production from hydro sources in the context of good national hydraulicity, higher production from coal and slightly higher production from natural gas. Market coupling continued to play an important role in 2021 in terms of spot power prices, but also in the context of Romania being a net power importer for the year overall.

The OPCOM spot base load power prices reached a record high level since its start of operations, averaging RON 547/MWh in 2021 (increased by approximately 187% vs. 2020). The increase was even more dramatic in the second half of the year, with Q4/21 prices over four times higher yoy, the trend and scale not being isolated, but reflecting the European market trends.

2021 was yet another excellent year for our power business. Brazi power plant exceeded the 2020 record of net electrical output, generating 4.8 TWh in 2021 and covering a record high 8% of the national power generation mix (2020: 7%). Furthermore, looking at Q4/21 alone, the power plant covered 11% of the power production in Romania, a very significant contribution and the highest quarterly contribution since the start of operations. With the annual planned shutdown completed in April 2021, on time, on budget and with no HSSE incidents, the power plant had a technical availability of 95% (similar to 2020).

The power plant’s optimization mechanism covers both forward and spot sales and thus improves its role within our equity gas value chain, while forward contracts are used as hedges to protect against price volatility, both long- and short-term.

Downstream Gas	9

OMV Petrom Annual Report 2021	Company

Capitalizing on the power plant technical capabilities and flexibility, significant additional revenues were obtained also from the balancing and ancillary services markets. Its significant importance for the security and stability of the national energy system was proved again in 2021, in the context of challenging supply and consumption impacted by the overall market environment and pandemic crisis.

In 2021, the Brazi power plant did not have any legal obligation to supply the regulated power market (2020: 0.18 TWh at the price of RON 223/MWh).
OMV Petrom has also made a first step into a new type of activity in 2021, when it completed the first LNG (liquefied natural gas) delivery in Romania. This implied coordinating and managing for the first time a complex process in which several partner companies were involved, while being compliant with all safety measures. Thus, two transports of two tankers each fed the first LNG operated ship built in Romania. While not significant in volume terms, this transaction proved the potential for the LNG development in Romania, as LNG has multiple applications in power production, transportation, and industry, and can be a contributor to Romania’s emissions reduction target.

10	Downstream Gas

OMV Petrom Annual Report 2021	Report of the governing bodies

Corporate governance statement xix

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
Section A - Responsibilities
A.1. All companies should have internal regulation of the Board which includes the terms of reference/ responsibilities for the Board and key management functions of the company, applying, among others, the General Principles of this Section.
✓
Since April 2007, OMV Petrom has been managed in a two-tier system by an Executive Board, which manages the daily business of the Company under the supervision of the Supervisory Board. The Company’s corporate governance structure and principles, as well as the competences and responsibilities of the GMS, the Supervisory Board and the Executive Board are laid down in the Articles of Association, the Rules and Procedures of the GMS, the internal rules of the Supervisory Board and of the Executive Board, and in other relevant internal regulations. The main resposabilities of the Executive Board and Supervisory Board (including its committees), as well as of the GMS are also mentioned in the Annual Report and on the in the Company’s website, About Us section, Corporate Governance sub-section.

A.2. Provisions for the management of conflict of interest should be included in Board regulation. In any event, members of the Board should notify the Board of any conflicts of interest which have arisen or may arise, and should refrain from taking part in the discussion (including by not being present where this does not render the meeting non-quorate) and from voting on the adoption of a resolution on the issue which gives rise to such conflict of interest.
✓
The members of the Executive Board and the members of the Supervisory Board have, by law, a duty of care and a duty of loyalty to the Company, stated not only in the Company’s Articles of Association, but also in other internal regulations.
Moreover, the Company has in place internal rules on how to deal with conflicts of interest, when such situations occur, providing for immediate disclosure and refraining from debates/voting on that particular matter.

A.3. The Supervisory Board should have at least five members.	✓		The Supervisory Board consists of nine members appointed by the Ordinary GMS, in accordance with the provisions of Company Law and the Company’s Articles of Association.

xix The statement summarises the main highlights of the Bucharest Stock Exchange Corporate Governance Code’s provisions. For the full text of the Code please refer to Bucharest Stock Exchange website www.bvb.ro

Corporate governance statement	1

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
A.4. The majority of the members of the Board should be non-executive. Not less than two non-executive members of the Board of Directors or Supervisory Board should be independent, in the case of Premium Tier Companies. Each member of the Supervisory Board should submit a declaration that he/she is independent at the moment of his/her nomination for election or re-election as well as when any change in his/her status arises, by demonstrating the ground on which he/she is considered independent in character and judgment.
✓
OMV Petrom’s governance follows a two-tier system, with the Executive Board ensuring the management of the Company under the control and supervision of the Supervisory Board. The Supervisory Board comprises nine members who are all non-executives. Therefore, the balance between executives and non-executives is ensured.
Upon (re)appointing each Supervisory Board member, the Company conducts an independence evaluation based on the independence criteria provided by the Corporate Governance Code (which are substantially similar to those provided by the Company Law). The independence evaluation consists of an individual personal assessment carried out by the relevant Supervisory Board member and is then followed by an external assessment to confirm the independence resulted following such individual personal assessment, as the case may be.
Moreover, for the purpose of preparing the Corporate Governance Report of the Annual Report, the Company reconfirmed with all Supervisory Board members their independent or non-independent status as of December 31, 2021.
Following this evaluation, it resulted that at the date of this report, three Supervisory Board members meet all the independence criteria provided by the Corporate Governance Code. Information on the independence status of the members of the Supervisory Board is included on the Company’s corporate website, within the About Us section, Supervisory Board sub-section, and in the Supervisory Board Report.

A.5. A Board member’s other relatively permanent professional commitments and engagements, including executive and non-executive Board positions in companies and not-for-profit institutions, should be disclosed to shareholders and to potential investors before appointment and during his/her mandate.
✓
Information on the Supervisory Board and Executive Board members’ permanent professional commitments and engagements, including executive and non-executive positions in companies and not-for-profit institutions is included in the Supervisory Board and Executive Board members’ CVs, available on the Company’s corporate website, within the About Us section, Supervisory Board and Executive Board sub-sections.

A.6. Any member of the Board should submit to the Board information on any relationship with a shareholder who holds either directly or indirectly, shares representing more than 5% of all voting rights.
✓
The members of the Executive Board and the members of the Supervisory Board have, by law, a duty of care and a duty of loyalty to the Company, stated not only in the Company’s Articles of Association, but also in other internal regulations.
The Company has put in place internal rules on how to deal with conflicts of interest.

A.7. The company should appoint a Board secretary responsible for supporting the work of the Board.	✓		The Company has a General Secretary, who supports the works of both the Executive Board and Supervisory Board (including its committees).

2	Corporate governance statement

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
A.8. The corporate governance statement should inform on whether an evaluation of the Board has taken place under the leadership of the chairman or the nomination committee and, if it has, summarize key action points and changes resulting from it. The company should have a policy/guidance regarding the evaluation of the Board containing the purpose, criteria and frequency of the evaluation process.
✓
Based on a Supervisory Board Self-Evaluation Guideline which provides the purpose, criteria, and frequency of such an evaluation, the Supervisory Board undergoes a self-evaluation process on a yearly basis. The self-evaluation is conducted under the leadership of the President of the Presidential and Nomination Committee.
The outcome of the Supervisory Board’s self-evaluation for 2021 is presented in the Supervisory Board Report.

A.9. The corporate governance statement should contain information on the number of meetings of the Board and the committees during the past year, attendance by directors (in person and in absentia) and a report of the Board and committees on their activities.
✓
The Company’s Executive Board meetings are held regularly (at least once every two weeks, but usually every week), while the Supervisory Board meets whenever necessary, but at least once every three months. Details on the number of meetings and attendance at the meetings of the Executive Board and the Supervisory Board, including the Audit Committee and the Presidential and Nomination Committee, during 2021, are included in the Supervisory Board Report and the Corporate Governance Report.
The reports of the Supervisory Board and Executive Board for 2021 are included in the Annual Report and submitted for Ordinary GMS’s approval.

A.10. The corporate governance statement should contain information on the precise number of the independent members of the Board of Directors or of the Supervisory Board.	✓
Following the independence evaluation of the Supervisory Board members, as per the independence criteria provided by the Corporate Governance Code (which are substantially similar with those provided by the Company Law), it resulted that, at the date of this report, three Supervisory Board members meet all the independence criteria stipulated by the Corporate Governance Code.
Information on the independence status of the members of the Supervisory Board is included on the Company’s corporate website, within the About Us section, Supervisory Board sub-section, and in the Supervisory Board Report.

A.11. The Board of Premium Tier companies should set up a nomination committee formed of non-executives, which will lead the process for Board appointments and make recommendations to the Board. The majority of the members of the nomination committee should be independent.
✓
As stipulated in the Company’s Articles of Association and applicable law, the Supervisory Board members are appointed by the Ordinary GMS, based on a transparent procedure of appointment and on the majority of votes of the shareholders. Prior to the Ordinary GMS, their CVs are made available for the consultation of the shareholders. The shareholders can supplement the candidates list for the position of member of the Supervisory Board.
In accordance with the Company’s Articles of Association, the Executive Board members are appointed by decision of the Supervisory Board based on the majority of votes. OMV Petrom’s Supervisory Board has set up a Presidential and Nomination Committee.
The main role of the Presidential and Nomination Committee is to be involved in the succession planning for the Executive Board, having full responsibility on the selection process of candidates for appointment in the Executive Board. In addition, the Presidential and Nomination Committee has the right to make recommendations concerning the proposal of candidates for appointment in the Supervisory Board.
The Presidential and Nomination Committee is composed of four members appointed from among its members. As members of the Supervisory Board, all members of the Presidential and Nomination Committee are therefore non-executives.
At the date of this report, two members of the Presidential and Nomination Committee are independent and thus, the Company is only "partially compliant" with this provision, but a progress was registered as compared to 2020, when only one independent Supervisory Board member was in the Presidential and Nomination Committee.

Corporate governance statement	3

OMV Petrom Annual Report 2021	Report of the governing bodies

Section B - Risk management and internal control system
B.1. The Board should set up an audit committee, and at least one member should be an independent non-executive. The majority of members, including the chairman, should have proven an adequate qualification relevant to the functions and responsibilities of the committee. At least one member of the audit committee should have proven adequate auditing or accounting experience. In the case of Premium Tier companies, the audit committee should be composed of at least three members and the majority of the audit committee should be independent.
✓
OMV Petrom’s Supervisory Board has set up an Audit Committee from among its members. The members of the Audit Committee are therefore all non-executives.
As of 28 April 2021, the Audit Committee is composed of five Supervisory Board members, out of which three are independent. Therefore, at the date of this report, the Company is “compliant” with this provision.
The Audit Committee includes members who have adequate qualifications relevant to the functions and responsibilities of the Audit Committee. In addition, three members have also financial, auditing or  accounting.

B.2. The audit committee should be chaired by an independent non-executive member.	✓
As members of the Supervisory Board, all members of the Audit Committee, including the president of the Audit Committee, are non-executives.
Based on the independence evaluation, it resulted that at all times during 2021 as well as at the date of this report, the president of the Audit Committee meets all independence criteria provided by the Corporate Governance Code.

4	Corporate governance statement

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
B.3. Among its responsibilities, the audit committee should undertake an annual assessment of the system of internal control.	✓
The main roles and functions of the Audit Committee, as detailed in the Terms of Reference for the Audit Committee, consist of the following:

   examining and reviewing the annual separate and consolidated financial statements and the proposal for profit distribution;
   considering and making recommendations on the appointment, re-appointment or removal of the independent external financial auditor, which is to be elected by the Ordinary GMS;
   undertaking an annual assessment of the internal control system considering the effectiveness and scope of the internal audit function, the adequacy of risk management and internal control reports to the Audit Committee, the responsiveness and effectiveness of management to deal with identified internal control failings or weaknesses and their submission of relevant reports to the Supervisory Board;
   reviewing conflicts of interests in transactions of the Company and its subsidiaries with related parties;
   evaluating the efficiency of the internal control system and risk management system;
   monitoring the application of statutory and generally accepted standards of internal auditing;
  regularly receiving a summary of the main findings of the audit reports, as well as other information regarding the activities of the Internal Audit department and evaluating the reports of the internal audit team;
  examining and reviewing, before their submission to the Supervisory Board for approval, related party transactions that exceed or may be expected to exceed 5% of the Company’s net assets, in accordance with Related Party Transactions Policy, and observing also the legal provisions in place;
   overseeing and approving the nature and level of non-audit services provided by the independent financial auditor to the Company, including by issuance of regulations/guidelines regarding such services.

B.4. The assessment should consider the effectiveness and scope of the internal audit function, the adequacy of risk management and internal control reports to the audit committee of the Board, management’s responsiveness and effectiveness in dealing with identified internal control failings or weaknesses and their submission of relevant reports to the Board.
✓
B.5. The audit committee should review conflicts of interests in transactions of the company and its subsidiaries with related parties.	✓
B.6. The audit committee should evaluate the efficiency of the internal control system and risk management system.	✓
B.7. The audit committee should monitor the application of statutory and generally accepted standards of internal auditing. The audit committee should receive and evaluate the reports of the internal audit team.
✓
B.8. Whenever the Code mentions reviews or analyses to be exercised by the Audit Committee, these should be followed by cyclical (at least annual), or ad-hoc reports to be submitted to the Board afterwards.
	✓		The Audit Committee submits periodic reports to the Supervisory Board on the specific subjects assigned to it.

Corporate governance statement	5

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
B.9. No shareholder may be given undue preference over other shareholders with regard to transactions and agreements made by the company with shareholders and their related parties.	✓
The Company applies equal treatment to all its shareholders. According to the internal Policy on Related Party Transactions in place within the Company, related party transactions are considered on their merits in accordance with the normal industry standards, applicable laws and corporate regulations.

B.10. The Board should adopt a policy ensuring that any transaction of the company with any of the companies with which it has close relations, that is equal to or more than 5% of the net assets of the company (as stated in the latest financial report), should be approved by the Board following an obligatory opinion of the audit committee and fairly disclosed to the shareholders and potential investors, to the extent that such transactions fall under the category of events subject to disclosure requirements.
✓
The Company adopted an internal Policy on Related Party Transactions providing for the main principles of review, approval and disclosure of related party transactions, according to the legal provisions in place and the Company’s statutory documents, including the fact that related party transactions that exceed or may be expected to exceed, either individually or jointly, an annual value of 5% of the Company’s net assets must be approved by the Supervisory Board following the approval of the Executive Board and based on the review of the Audit Committee of the respective transaction.
OMV Petrom submits reports on significant transactions with its related parties to the Financial Supervisory Authority and to the Bucharest Stock Exchange. Such disclosure reports are reviewed by the independent financial auditor according to the relevant laws in force.

B.11. The internal audits should be carried out by a separate structural division (internal audit department) within the company or by retaining an independent third-party entity.	✓		Internal audits are carried out by a separate structural department within the Company, namely the Internal Audit department.
B.12. To ensure the fulfillment of the core functions of the internal audit department, it should report functionally to the Board via the audit committee. For administrative purposes and in the scope related to the obligations of the management to monitor and mitigate risks, it should report directly to the chief executive officer.
✓
The Internal Audit department administratively reports to the CEO. Still, the Internal Audit department continues to maintain some functional reporting to the Executive Board, meaning that the Company only “partially complies” with this provision.
Nonetheless, the Audit Committee is regularly informed about the main internal audit findings and other activities of the Internal Audit department. Moreover, the Audit Committee approves the audit charter (which stands for the terms of reference of the Internal Audit department and which describes its purpose, authority and responsibility) and approves the annual internal audit plan. Therefore, in our opinion, the independence and objectivity of the internal audit function is not impaired by this reporting structure. Likewise, the Internal Audit Department did not encounter, in its past experiences, cases that could be considered as jeopardizing its independence or objectivity due to these functional reporting lines.
The Company is assessing how to fully comply with this provision in the future.

6	Corporate governance statement

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
Section C - Fair rewards and motivation
C.1. The company should publish a remuneration policy on its website and include in its annual report a remuneration statement on the implementation of this policy during the annual period under review.
Any essential change of the remuneration policy should be published on the corporate website in a timely fashion.
✓
Starting with the 2021 financial year, the Company has a Remuneration Policy which is aligned with OMV Petrom’s long-term strategy, current market practice, as well as OMV Petrom’s shareholders’ views and interests. It follows OMV Petrom’s core principle of pay granted according to performance.
The Remuneration Policy is available on the corporate website in the About Us section, Corporate Governance sub-section.

The implementation of the Remuneration Policy and the performance outcomes are presented in the annual Remuneration Report for OMV Petrom’s Executive Board and Supervisory Board. The 2021 Remuneration Report for OMV Petrom’s Executive Board and Supervisory Board will be submitted for consultative vote in the Ordinary GMS on 27 April 2022.

Section D - Building value through investors’ relations
D.1. The company should have an Investor Relations function - indicated, by person(s) responsible or an organizational unit, to the general public. In addition to information required by legal provisions, the company should include on its corporate website a dedicated Investor Relations section, both in Romanian and English, with all relevant information of interest for investors, including:
D.1.1. Principal corporate regulations: the articles of association, general shareholders’ meeting procedures.
D.1.2. Professional CVs of the members of its governing bodies, Board members’ other professional commitments, including executive and non-executive Board positions in companies and not-for-profit institutions;

✓
The Company has a special department dedicated to Investor Relations that can be contacted via e-mail at investor.relations.petrom@petrom.com.
Likewise, OMV Petrom has a special section of the corporate website dedicated to Investor Relations, where the following main information/documents are available, both in English and Romanian:
   Articles of Association – in the About us section, Corporate Governance sub-section;
   Rules and Procedures of the GMS – in the About Us section, General Meeting of Shareholdes sub-section;
   Detailed professional CVs for all members of the Executive Board and Supervisory Board – in the About Us section, Supervisory Board and Executive Board sub-sections;
   Current reports and periodic reports – in the Investors section, Investor News and Publications sub-sections;
   Convening notices and supporting materials for the GMS – in the About Us section, General Meeting of shareholdes sub-section;

Corporate governance statement	7

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
D.1.3. Current reports and periodic reports (quarterly, semi-annual and annual reports);
D.1.4. Information related to general meetings of shareholders;
D.1.5. Information on corporate events;
D.1.6. The name and contact data of a person who should be able to provide relevant information on request;
D.1.7. Corporate presentations (e.g. IR presentations, quarterly results presentations etc.), financial statements (quarterly, semi-annual, annual), auditor reports and annual reports.

  Financial calendar and information on other corporate events – in the Investors section, Financial Calendar and Events sub-sections;
  Name and contact information of a person able to provide investors with relevant information on request – in the Investors section, Contact Investor Relations sub-section;
    Investor Presentations, Annual and Interim Reports, Annual and Interim Financial Statements, both separate and consolidated, including also the independent financial auditor reports, as the case – in the Investors section, Investor News and Publications sub-sections.

D.2. A company should have an annual cash distribution or dividend policy. The annual cash distribution or dividend policy principles should be published on the corporate website.	✓
The Company’s Dividend Policy is published on its corporate website in the Investors section, Shares and GDRs / Dividends sub-section as well as in the About Us section, Corporate Governance sub-section.

D.3. A company should have adopted a policy with respect to forecasts, whether they are distributed or not. Forecasts mean the quantified conclusions of studies aimed at determining the total impact of a list of factors related to a future period (so called assumptions): by nature, such a task is based upon a high level of uncertainty, with results sometimes significantly differing from forecasts initially presented. The policy should provide for the frequency, period envisaged, and content of forecasts. Forecasts, if published, may only be part of annual, semi-annual or quarterly reports. The forecast policy should be published on the corporate website.
	✓		The Company has a Forecast Policy which is published on its corporate website in the About Us section, Corporate Governance sub-section.
D.4. The rules of general meetings of shareholders should not restrict the participation of shareholders in general meetings and the exercising of their rights. Amendments of the rules should take effect, at the earliest, as of the next general meeting of shareholders.
✓
The details regarding the organization of the GMS are mentioned in the Company’s Articles of Association and the Rules and Procedures of the GMS, as well as briefly stated in the Corporate Governance Report. Likewise, OMV Petrom publishes convening notices for every GMS which describe in detail the procedure to be followed for the respective meeting. In this manner, the Company ensures that the GMSs are adequately conducted and well organized, while the shareholders’ rights are duly observed.

8	Corporate governance statement

OMV Petrom Annual Report 2021	Report of the governing bodies

Provisions of the Bucharest Stock Exchange Corporate Governance Code	Complies	Does not comply or partially complies	Comments
D.5. The independent financial auditors should attend the shareholders’ meetings when their reports are presented there.	✓		The independent financial auditors attend the Ordinary GMS whereby the annual separate and consolidated financial statements are submitted for approval.
D.6. The Board should present to the annual general meeting of shareholders a brief assessment of the internal controls and significant risk management system, as well as opinions on issues subject to resolution at the general meeting.
✓
All matters submitted for GMS approval are subject to the Supervisory Board’s approval according to Company’s internal rules.
Moreover, the Annual Report submitted for GMS approval contains a brief assessment of the internal controls and significant risk management systems.

D.7. Any professional, consultant, expert or financial analyst may participate in the shareholders’ meeting upon prior invitation from the Chairman of the Board. Accredited journalists may also participate in the general meeting of shareholders, unless the Chairman of the Board decides otherwise.
✓
The Rules and Procedures of the GMS provide for the possibility for any professional, consultant, expert, financial analyst or accredited journalists to participate in the GMS, upon prior invitation from the President of the Supervisory Board.

D.8. The quarterly and semi-annual financial reports should include information in both Romanian and English regarding the key drivers influencing the change in sales, operating profit, net profit and other relevant financial indicators, both on quarter-on-quarter and year-on-year terms.
✓
The quarterly and semi-annual financial reports include information in both Romanian and English regarding the key drivers influencing the change in sales, operating profit, net profit and other relevant financial indicators, both on quarter-on-quarter and year-on-year terms.

D.9. A company should organize at least two meetings/conference calls with analysts and investors each year. The information presented on these occasions should be published in the Investor Relations section of the company website at the time of the meetings/conference calls.
✓
OMV Petrom organizes one-to-one meetings and conference calls with financial analysts, investors, brokers and other market specialists to present the financial elements relevant for their investment decision.
In 2021, OMV Petrom organized four conference calls following the publication of the quarterly results. In addition, the Company held one-on-one and group meetings and attended analyst and investor conferences, which in the context of the COVID-19 pandemic, were organized all online. With the occasion of the Strategy 2030 release, the Company also organised a Capital Market Day and a virtual non deal road show. For more details, please also see the Annual Report’s section relating to OMV Petrom on the capital markets.
The Investor Presentations were made available at the time of the meetings / conferences on the corporate website, in the Investors section, Events,
Roadshows and Conferences sub-sections.

D.10. If a company supports various forms of artistic and cultural expression, sport activities, educational or scientific activities, and considers the resulting impact on the innovativeness and competitiveness of the company part of its business mission and development strategy, it should publish the policy guiding its activity in this area.
✓
OMV Petrom conducts various activities regarding education, social and environmental responsibility, as well as governance, supporting the local communities in which it operates. OMV Petrom concentrates its sustainability efforts on five focus areas: health, safety, security and environment, carbon efficiency, innovation, employees and business principles and social responsibility.
More details in relation thereto may be found in the Sustainability Report for 2021, which will be issued by the Company, in accordance with the legal requirements regarding the disclosure of non-financial information.

Corporate governance statement	9

OMV Petrom S.A. Consolidated financial statements

OMV Petrom

82

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)

	Notes	December 31, 2021	December 31, 2020
ASSETS
Intangible assets	6	2,889.08	2,811.51
Property, plant and equipment	7	25,864.51	27,802.20
Investments in associated companies	8	34.41	31.68
Other financial assets	9	1,995.88	2,092.96
Other assets	10	333.29	233.28
Deferred tax assets	18	1,538.21	1,533.74
Non-current assets		32,655.38	34,505.37
Inventories	11	2,293.02	2,102.90
Trade receivables	9	2,640.68	1,258.13
Other financial assets	9	1,742.09	1,213.11
Other assets	10	301.25	229.77
Cash and cash equivalents		10,322.65	7,450.64
Current assets		17,299.69	12,254.55
Assets held for sale	12	14.83	860.90
Total assets		49,969.90	47,620.82
EQUITY AND LIABILITIES
Share capital	13	5,664.41	5,664.41
Reserves		28,548.93	27,406.22
Stockholders’ equity		34,213.34	33,070.63
Non-controlling interests		0.55	0.50
Total equity		34,213.89	33,071.13
Provisions for pensions and similar obligations	14	170.05	213.69
Interest-bearing debts	15	16.49	108.94
Lease liabilities	7, 16	501.41	543.06
Provisions for decommissioning and restoration obligations	14	6,051.61	7,272.42
Other provisions	14	672.95	645.12
Other financial liabilities	16	98.84	46.87
Other liabilities	17	52.01	14.09
Non-current liabilities		7,563.36	8,844.19
Trade payables	16	3,265.78	2,858.64
Interest-bearing debts	15	255.06	175.03
Lease liabilities	7, 16	158.32	137.33
Income tax liabilities		203.82	43.60
Other provisions and decommissioning	14	417.77	516.87
Other financial liabilities	16	2,725.48	802.61
Other liabilities	17	1,166.42	758.74
Current liabilities		8,192.65	5,292.82
Liabilities associated with assets held for sale	12	-	412.68
Total equity and liabilities		49,969.90	47,620.82

Consolidated statement of financial position as of December 31, 2021	83

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)

	Notes	2021	2020
Sales revenues	19, 28	26,011.13	19,716.98
Other operating income	20	185.47	428.95
Net income/(loss) from investments in associates	21	5.23	4.47
Total revenues and other income		26,201.83	20,150.40
Purchases (net of inventory variation)		(10,572.06)	(8,209.70)
Production and operating expenses		(4,100.78)	(3,488.97)
Production and similar taxes		(1,988.06)	(873.30)
Depreciation, amortization, impairments and write-ups	23	(3,399.41)	(2,996.06)
Selling, distribution and administrative expenses		(1,976.73)	(1,952.35)
Exploration expenses		(203.36)	(814.47)
Other operating expenses	22	(252.58)	(348.46)
Operating result	28	3,708.85	1,467.09
Interest income	24	160.69	337.33
Interest expenses	24	(464.74)	(295.44)
Other financial income and expenses	25	(6.70)	(30.28)
Net financial result		(310.75)	11.61
Profit before tax		3,398.10	1,478.70
Taxes on income	26	(533.68)	(187.69)
Net income for the year		2,864.42	1,291.01
thereof attributable to stockholders of the parent		2,864.34	1,290.96
thereof attributable to non-controlling interests		0.08	0.05
Basic and diluted earnings per share (RON)	27	0.0506	0.0228

84	Consolidated income statement for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)

	2021	2020
Net income for the year	2,864.42	1,291.01
Currency translation differences	66.66	(2.63)
Gains/(losses) on hedges arising during the year	(131.60)	467.80
Reclassification of (gains)/losses on hedges to income statement	7.43	(371.31)
Total of items that may be reclassified ("recycled") subsequently to the income statement	(57.51)	93.86
Remeasurement gains/(losses) on defined benefit plans	20.26	(11.45)
Gains/(losses) on hedges that are subsequently transferred to the carrying amount of the hedged item	57.22	(134.60)
Total of items that will not be reclassified ("recycled") subsequently to the income statement	77.48	(146.05)
Income tax relating to items that may be reclassified ("recycled") subsequently to the income statement	61.47	(15.07)
Income tax relating to items that will not be reclassified ("recycled") subsequently to the income statement	(12.40)	23.37
Total income tax relating to components of other comprehensive income	49.07	8.30
Other comprehensive income/(loss) for the year, net of tax	69.04	(43.89)
Total comprehensive income for the year	2,933.46	1,247.12
thereof attributable to stockholders of the parent	2,933.37	1,247.06
thereof attributable to non-controlling interests	0.09	0.06

Consolidated statement of financial position as of December 31, 2021	85

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)

Consolidated statement of changes in equity for the year ended December 31, 2021
	Share capital	Revenue reserves	Cash flow hedge reserve	Foreign currency translation reserve	Other reserves	Treasury shares	Stockholders' equity	Non- controlling interests	Total equity
Balance at January 1, 2021	5,664.41	27,262.19	74.36	(168.83)	238.52	(0.02)	33,070.63	0.50	33,071.13
Net income for the year	-	2,864.34	-	-	-	-	2,864.34	0.08	2,864.42
Other comprehensive income/(loss) for the year	-	17.02	(56.24)	323.58	(215.33)	-	69.03	0.01	69.04
Total comprehensive income/(loss) for the year	-	2,881.36	(56.24)	323.58	(215.33)	-	2,933.37	0.09	2,933.46
Dividends distribution	-	(1,755.96)	-	-	-	-	(1,755.96)	(0.04)	(1,756.00)
Reclassification of cash flow hedges to balance sheet	-	-	(36.15)	-	-	-	(36.15)	-	(36.15)
Change in non-controlling interests and other	-	-	-	-	1.45	-	1.45	-	1.45
Balance at December 31, 2021	5,664.41	28,387.59	(18.03)	154.75	24.64	(0.02)	34,213.34	0.55	34,213.89

86	Consolidated income statement for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Consolidated statement of changes in equity for the year ended December 31, 2020
	Share capital	Revenue reserves	Cash flow hedge reserve	Foreign currency translation reserve	Other reserves	Treasury shares	Stockholders' equity	Non- controlling interests	Total equity
Balance at January 1, 2020	5,664.41	27,736.81	27.70	(168.52)	240.48	(0.02)	33,500.86	0.51	33,501.37
Net income for the year	-	1,290.96	-	-	-	-	1,290.96	0.05	1,291.01
Other comprehensive income/(loss) for the year	-	(9.62)	(32.01)	(0.31)	(1.96)	-	(43.90)	0.01	(43.89)
Total comprehensive income/(loss) for the year	-	1,281.34	(32.01)	(0.31)	(1.96)	-	1,247.06	0.06	1,247.12
Dividends distribution	-	(1,755.96)	-	-	-	-	(1,755.96)	(0.07)	(1,756.03)
Reclassification of cash flow hedges to balance sheet	-	-	78.67	-	-	-	78.67	-	78.67
Balance at December 31, 2020	5,664.41	27,262.19	74.36	(168.83)	238.52	(0.02)	33,070.63	0.50	33,071.13

For details on equity components, see Note 13.

Consolidated statement of financial position as of December 31, 2021	87

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)
	Notes	2021	2020
Profit before tax		3,398.10	1,478.70
Interest income	24	(134.51)	(265.14)
Interest expenses and other financial expenses	24, 25	32.82	27.44
Net movement in provisions and allowances for:
- Inventories		(4.19)	15.28
- Receivables and other assets		(60.36)	(38.82)
- Pensions and similar liabilities		(24.17)	(38.79)
- Decommissioning and restoration obligations		(96.89)	74.82
- Other provisions for risk and charges		(17.85)	35.35
Income from associated companies	8	(2.08)	(4.47)
Net gains on the disposal of businesses, subsidiaries and non-current assets	20, 22	(35.95)	(41.25)
Depreciation, amortization and impairments including write-ups		3,496.79	3,677.85
Other non-monetary adjustments	32	1,125.33	(94.60)
Interest received		125.45	189.26
Interest and other financial costs paid		(20.25)	(22.54)
Tax on profit paid		(351.98)	(401.24)
Cash generated from operating activities before working capital movements		7,430.26	4,591.85
(Increase)/decrease in inventories		(212.60)	297.09
(Increase)/decrease in receivables		(1,080.36)	798.20
Increase/(decrease) in liabilities		859.69	(131.41)
Cash flow from operating activities		6,996.99	5,555.73
Investments
Intangible assets and property, plant and equipment		(2,846.22)	(3,445.27)
Disposals
Proceeds in relation to non-current assets	32	88.01	210.50
Proceeds from transfer of business	32	43.00	-
Proceeds from sale of subsidiaries, net of cash disposed	32	462.27	71.59
Cash flow from investing activities		(2,252.94)	(3,163.18)
Net repayments of borrowings	32	(172.92)	(180.56)
Dividends paid		(1,741.02)	(1,740.38)
Cash flow from financing activities		(1,913.94)	(1,920.94)
Effect of foreign exchange rate changes on cash and cash equivalents		11.32	(3.93)
Net increase in cash and cash equivalents		2,841.43	467.68
Cash and cash equivalents at the beginning of the year		7,481.22	7,013.54
Cash and cash equivalents at the end of the year		10,322.65	7,481.22
Thereof cash disclosed within assets held for sale		-	30.58
Cash and cash equivalents presented in the consolidated statement of financial position		10,322.65	7,450.64

88	Consolidated income statement for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

OMV PETROM S.A. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2021

(all amounts are expressed in million RON, unless otherwise specified)

1.	LEGAL PRINCIPLES AND BASIS OF PREPARATION

OMV Petrom S.A. (22 Coralilor Street, 013329 Bucharest, Romania), has activities in Upstream, Downstream Oil and Downstream Gas business segments and it is listed on Bucharest Stock Exchange under “SNP” code and on London Stock Exchange under “PETB” and “PETR” codes.

Starting with January 1, 2022, OMV Petrom Group business segments were renamed as follows: Upstream to Exploration & Production; Downstream Oil to Refining & Marketing, and Downstream Gas to Gas & Power.
Stockholders’ structure as at December 31, 2021 and 2020
	Percent 2021	Percent 2020
OMV Aktiengesellschaft	51.011%	51.011%
Romanian State	20.639%	20.639%
Fondul Proprietatea S.A.	6.997%	6.997%
Legal entities and private individuals	21.353%	21.353%
Total	100.000%	100.000%

As of December 31, 2021 the number of Global Depositary Receipts (GDRs) was 111,494, equivalent of 16,724,100 ordinary shares, representing 0.030% of the share capital.

As of December 31, 2020 the number of GDRs was 181,611, equivalent of 27,241,650 ordinary shares, representing 0.048% of the share capital.

Statement of compliance
These consolidated financial statements have been prepared in compliance with International Financial Reporting Standards (IFRS) as endorsed by the European Union (EU).

Romanian listed Companies such as OMV Petrom S.A. are required by Ministry of Finance Order no. 1121/2006 to submit the consolidated financial statements prepared in accordance with IFRS as endorsed by EU starting 2007.

The financial year corresponds to the calendar year.

Basis of preparation
The consolidated financial statements of OMV Petrom Group, hereinafter referred to also as “the Group”, are presented in RON (“Romanian Leu”) and are prepared using going concern principles. All values are presented in millions, rounded to the nearest two decimals. The consolidated financial statements have been prepared on the historical cost basis, except for certain items that have been measured at fair value as described in Note 4 Accounting and valuation principles. For financial assets and liabilities where fair value differs from carrying amounts at the reporting date, fair values have been disclosed in Note 33.

89	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

2.	JUDGMENTS, ESTIMATES AND ASSUMPTIONS

Preparation of the consolidated financial statements requires management to make judgments, estimates and assumptions that affect the amounts reported for assets, liabilities, income and expenses, the accompanying disclosures and the disclosure of contingent liabilities. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances. However, uncertainty about these assumptions and estimates could result in actual outcomes that may differ from these estimates and may require a material adjustment to the carrying amount of the assets or liabilities affected in future periods.

Other disclosures relating to the Group’s exposure to risks and uncertainties in relation to capital management and financial risk management and policies are included in Note 36.

Changes in estimates are accounted for prospectively.

Correction of material prior period errors is made retrospectively, through retained earnings, by restating the comparative amounts for the prior period(s) presented in which the error occurred or if the error occurred before the earliest prior period presented, restating the opening balances of assets, liabilities and equity for the earliest prior period presented. Errors which are not material are corrected in the period when they are discovered, through the income statement.

Effect of climate-related matters and energy transition

OMV Petrom Group has considered the short- and long-term effects of climate change and energy transition in preparing the consolidated financial statements. The significant accounting estimates performed by management incorporate the future effects of OMV Petrom Group’s own strategic decisions and commitments on having its portfolio adhered to the energy transition targets, short and long-term impacts of climate-related matters and energy transition to lower carbon energy sources together with management’s best estimate on global supply and demand, including forecasted commodities prices.

OMV Petrom Group is aware of its responsibility and will live up to its commitment to the Paris Agreement and the EU climate targets.

Nevertheless, there is significant uncertainty around the changes in the mix of energy sources over the next 30 years and the extent to which such changes will meet the ambitions of the Paris Agreement. While companies can commit to such ambitions, financial reporting under IFRS requires the use of assumptions that represent management’s current best estimate of the range of expected future economic conditions, which may differ from such ambitions.

OMV Petrom Group operates on a regional market with regional products and expects to see energy transition at different pace in the different countries where it operates. Hence, OMV Petrom Group’s mid term plan assumptions, which are used for estimates in different areas of the group financial statements, including impairment of assets, useful lives and decommissioning provisions, are based on a scenario, which is based on the International Energy Agency (IEA) Stated Policies Scenario (STEPS) taken from the World Economic Outlook and adjusted such that the EU, the United States, China, Japan and South Korea (with a two-year delay for political alignment and measuring effectiveness) are following the IEA Sustainable Development Scenario (“SDS”) and meeting the Paris Agreement targets.

To recognize the uncertainty in the pace of the energy transition, OMV Petrom Group performed a stress test analysis, using a decarbonization scenario which is built on the IEA SDS Scenario, where the entire world reaches the Paris Agreement commitment to be net-zero by 2070. The goal of this analysis is to assess the impact of this scenario on the recoverability of assets and valuation of liabilities.

90	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The entire world following the Paris agreement targets has an impact on the global demand which impacts the oil and gas price assumptions, CO2 price assumptions, refining margins, power prices and spreads as well as volume development expectations which have been used in the stress test analysis.

Recoverability of assets
Commodity price assumptions may have a significant impact on the recoverable amounts of E&A assets and PPE.

Oil price assumptions have already been revised in 2020 to reflect changes in the market environment and led to net impairments of Upstream tangible assets of RON 346.37 million before tax and write-offs of exploration intangibles of RON 599.09 million before tax. In 2021, the oil and gas price assumptions in the mid term plan scenario, which reflect the potential impact of energy transition, did not materially change in comparison to 2020. Consequently, no impairment losses or reversals of impairments due to changes in price assumptions were recorded.

Management continues to monitor the relevant commodity price assumptions in the future. This might lead to additional impairment losses or reversals of impairments.

In the stress test, OMV Petrom Group assumes for the Upstream segment a USD 15-20 lower long term oil price than in the mid term plan scenario. According to this stress case, the carrying amounts of the oil and gas assets with proved reserves would have to be decreased by RON 10 billion; the value of oil and gas assets with unproved reserves that would be abandoned is not significant. The remaining carrying amount of property, plant and equipment of oil and gas assets with a share of oil production higher than 55% would be RON 5 billion in this stress case scenario.

In the Downstream Oil segment, the stress case reflects globally declining volume developments for almost all products resulting in negative growth rates and further decline in margins compared to the mid term plan scenario. This would lead to a further decrease in the carrying amount in total of RON 2 billion related to the Petrobrazi refinery.

In Downstream Gas the stress case reflects mainly an increase in the CO2 prices, however long term expectations are that this increase would be reflected in the energy prices, and therefore this would not generate any impairment of Brazi gas fired power plant.

The stress case was calculated using a simplified method. The calculation is based on a discounted cash flows model similar to a value in use calculation where no future investments for enhancements, improvements and restructuring have been considered. In the Upstream segment, the cash flows are based on an adjusted mid-term planning for five years and a life of field planning for the remaining years until abandonment. In the Downstream Oil segment, the cash flows of the 5-year mid-term planning and a terminal value are included. The (negative) growth rates used for calculating the terminal value are estimated in line with the expected changes in the demand of the various products over the next 20 years. The stress case does not include any other changes to input factors than prices and volumes. It does not consider consequential changes that management could implement such as cost reductions, reserve reviews, divestments, and changes in business plans. The amounts presented above should therefore not be seen as a best estimate of an expected impairment impact following such a scenario.

Useful lives
The tangible assets in Downstream Oil will in average be fully depreciated over the next 5 years. Demand for petroleum products is expected to stay robust over this period of time. It is therefore not expected that energy transition has a material impact on the expected useful lives of property, plant, and equipment in the Downstream Oil segment.

Average remaining proved (1P) reserves life ratio, assuming current annual production, is 9 years and depreciation is calculated based on the “unit-of-production” method, therefore OMV Petrom Group does not expect that energy transition has a material impact on the useful lives of property, plant and equipment in the Upstream segment.

As OMV Petrom Group doesn’t see the Downstream Gas segment materially impacted by the energy transition, there is also no material impact on useful lives expected in this segment.

91	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Decommissioning provisions
The economic cut-off date of Upstream oil and gas assets does not shift significantly under the stress case scenario. The impact on the carrying amount of the decommissioning provisions is therefore expected to be immaterial.

For refinery, no decommissioning provisions are recognized. The Petrobrazi refinery is expected to continue to be used for production even under a Paris-aligned energy transition scenario.

Estimates and assumptions

The key assumptions concerning the future and other key sources of uncertainty at the reporting date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market change or circumstances arising beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

a)	Oil and gas reserves

Mineral reserves (oil and gas reserves) are estimated by OMV Petrom Group’s own engineers in accordance with international and industry agreed standards based on the availability of geological and engineering data, reservoir performance data, drilling of new wells and commodity prices. The estimates are reviewed externally periodically (usually every two years). The last external review for oil and gas reserves was performed in 2021 for the reserves as of year-end 2020. Commercial reserves are evaluated according to internal regulations, which are in line with the industry standards.

The oil and gas assets are depreciated on a unit of production basis at a rate calculated by reference to either total proved or proved developed reserves (please refer to depreciation, amortization and depletion accounting policy below), determined as presented above. The carrying amount of oil and gas assets at December 31, 2021 is shown in Notes 6 and 7.

The level of estimated commercial reserves is also a key determinant in assessing whether the carrying value of any of the Group’s development and production assets should be impaired.

b)	Provisions for decommissioning and restoration obligations

The Group’s core activities regularly lead to obligations related to dismantling and removal, asset retirement and soil remediation activities. These decommissioning and restoration obligations are principally of material importance in the Upstream segment (oil and gas wells, surface and offshore facilities). At the time the obligation arises, it is provided for in full by recognizing the present value of future decommissioning and restoration expenses as a liability. An equivalent amount is capitalized as part of the carrying amount of long-lived assets.

Decommissioning costs will be incurred by the Group at the end of the operating life of some of the facilities and properties.

Estimates of future restoration costs are based on current contracts concluded with suppliers, reports prepared by OMV Petrom Group engineers, as well as past experience. Downward changes in the expected future costs or postponement in the future affect both the provision and the related asset, to the extent that there is sufficient carrying amount, otherwise the provision is reversed to income statement.

92	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Provisions for decommissioning and restoration costs require estimates of discount rates and inflation rates. These estimates have a material effect on the amount of the provisions (see Note 14).

The ultimate decommissioning and restoration costs are uncertain and cost estimates can vary in response to many factors including changes to relevant legal requirements, the emergence of new restoration techniques or experience at other production sites. The expected timing and amount of expenditure can also change, for example, in response to changes in reserves or changes in laws and regulations or their interpretation. As a result, there could be significant adjustments to the provisions established which would affect future results.

c)	Impairment of non-financial assets

The Group assesses each asset or cash generating unit (CGU) at each reporting period to determine whether any indication of impairment exists. When an indicator exists, a formal estimate of the recoverable amount is made, which is considered to be the higher of the fair value less costs to sell and value in use. Except for the assets whose carrying amount will be recovered through a sale transaction rather than through continuing use, for all impairment tests performed, the recoverable amount was based on value in use. The assessments require the use of different estimates and assumptions depending on the business such as crude oil prices, discount rates, reserves, growth rates, gross margins and spark spreads. The key estimates and assumptions used bear the risk of change due to the inherent volatile nature of various macro-economic factors and the uncertainty in asset or CGU specific factors like reserve volumes and production profiles, which can impact the recoverable amount of assets and/or CGUs.

Impairment testing in Upstream
The key valuation assumptions for the recoverable amounts of Upstream assets are the oil and natural gas prices, production volumes and the discount rates. The production profiles were estimated based on past experience and represent management’s best estimate of future production. The cash-flow projections for the first five years are based on the mid-term plan and thereafter on a “life of field” planning and therefore cover the whole life term of the field.

In 2021, there were no significant changes in the assumptions in comparison to 2020. Based on management estimations regarding long term Brent oil price and production volumes, an analysis of the triggering events was performed and it was concluded that there are no indicators for impairment or reversal of impairment, consequently no impairment test was necessary.

The nominal oil price assumptions and the RON/USD exchange rates are listed below:

Oil price assumptions in 2021	2022	2023	2024	2025	2026
Brent oil price (USD/bbl)	65	65	65	65	65
RON/USD exchange rate	4.14	4.14	4.14	4.14	4.14
Brent oil price (RON/bbl)	269	269	269	269	269

Oil price assumptions in 2020	2021	2022	2023	2024	2025
Brent oil price (USD/bbl)	50	60	60	65	65
RON/USD exchange rate	4.30	4.30	4.30	4.30	4.30
Brent oil price (RON/bbl)	215	258	258	280	280

For the years 2027 until 2030, OMV Petrom Group assumed a Brent oil price of USD 65/bbl which is expected to gradually decline to USD 60/bbl until 2035. From 2035 onwards, OMV Petrom Group applied a Brent oil price of USD 60/bbl. All before mentioned assumptions for the years after 2026 are based on 2026 real terms.

93	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

In 2020, OMV Petrom Group updated its mid-term plan and revised its long-term planning assumptions to reflect changes in the market environment. In addition, the short-term oil price assumption were updated in order to reflect the significant decrease in oil prices in 2020. The assumptions used for oil prices for short and medium term are based on management’s best estimate and were consistent with external sources. The long-term assumptions were consistent with data provided by external studies and consider long-term views of global supply and demand.

The revisions in 2020 led to impairments (net of write-ups) in Romania of RON 346.37 million before tax and write-offs of exploration intangibles of RON 599.09 million before tax. The recoverable amounts of impaired assets or for which a reversal of impairment was booked amounted to RON 2,730.42 million. The after-tax discount rate used was 9.7%. The recoverable amount was based on the value in use.

In 2020, an increase of 1 percentage point in the after-tax discount rates would have led to an additional after-tax impairment of approximately RON 150 million. Furthermore, a Brent oil price decrease of USD 10/bbl per year would have led to an additional after-tax impairment of approximately RON 2.5 billion.

Impairment testing in Downstream
In the Downstream Oil business, besides discount rates, the recoverable amounts are mainly impacted by the indicator refinery margin and the utilization rate in the refinery and by the retail margin and sales volumes in retail.

In 2021 and 2020, based on management estimations it was concluded that there were no triggering indicators for performing an impairment test in Downstream Oil.

In the Downstream Gas business, besides discount rates, the main valuation assumptions for the calculation of the recoverable amounts are the spark spreads (being the differences between the electricity prices and the cost of gas and cost of CO2 certificates) and net electrical output for the power plant. The assumptions used for prices are based on management’s best estimate, considering specifics of local market as well as the correlation between the local and regional markets.

In 2021, based on management estimations it was concluded that there were no triggering indicators for performing an impairment test in Downstream Gas.

In 2020, the long-term power and CO2 price assumptions were revised taking into account the improved power generation market, favoring gas fired power plants as compared with coal fired power plants. This led to the full reversal of impairments for Brazi gas fired power plant, in amount of RON 518.65 million before tax based on an after-tax discount rate of 4.26%. An increase of 1 percentage point in the after-tax discount rates would not have changed the amount of the reversal, as the recoverable amount would have been still higher than the write-up cap. Also, a decrease of 25% in the spark-spread would not have had an impact on the reversal booked.

d)	Exploration and evaluation expenditure

The application of the Group’s accounting policy for exploration and evaluation expenditure requires judgment in determining whether it is probable that future economic benefits are likely either from future operation or from sale or whether activities have not reached a stage which permits a reasonable assessment of the existence of reserves. The determination of reserves and resources is itself an estimation process that involves varying degrees of uncertainty depending on sub-classification and these estimates directly impact the point of deferral of exploration and evaluation expenditure.
The deferral policy requires management to make certain estimates and assumptions as to future events and circumstances, in particular whether an economically viable extraction operation can be established. Any such estimates and assumptions may change as new information becomes available. If, after expenditure is capitalized, information becomes available suggesting that the recovery of the expenditure is unlikely, the relevant capitalized amount is written off in the income statement in the period when the new information becomes available. The exploration and evaluation expenditure capitalized is presented under intangible assets in the statement of financial position.

94	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

e)	Recoverability of Romanian State receivable

Management is periodically assessing the recoverability of the receivable related to expenditure recoverable from the Romanian State related to obligations for decommissioning and environmental costs in OMV Petrom S.A., which was recognized based on the privatization agreement. The assessment process is considering inter alia the history of amounts claimed, documentation process related requirements, potential litigation or arbitration proceedings. For more details, see Note 9 b).

Judgments

In the process of applying the Group’s accounting policies, the following judgments were made, particularly with respect to the following:

f)	Cash generating units

Management exercises judgment in determining the appropriate level of grouping Upstream assets into CGUs, in particular with respect to the Upstream assets which share significant common infrastructure and are consequently grouped into the same CGU.

g)	Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgment and estimates of the outcome of future events.

h)	Lease term and incremental borrowing rate

OMV Petrom Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has lease contracts which include prolongation and termination options. When determining the lease term to be used for the measurement of the lease, the Group takes into account all the relevant facts and circumstances that create an economic incentive for exercising either the extension or termination option of the lease term, such as market factors, the extent of oil and gas reserves or other relevant facts. In case of lease term in relation to land for filling stations and access roads, for periods covered by prolongation or termination options, the assumption applied was that the lease term will not exceed 20 years. The maximum useful life of filling station buildings is 20 years and beyond this period the exercise of any option becomes uncertain.

The Group cannot readily determine the interest rate implicit in its leases. Therefore, it uses the relevant incremental borrowing rates to measure lease liabilities. These incremental borrowing rates were determined taking into consideration factors such as the term of the lease, credit risk, currency in which the lease was denominated and economic environment.

95	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

3.	CONSOLIDATION

a)	Subsidiaries

The consolidated financial statements comprise the financial statements of OMV Petrom S.A. (“OMV Petrom” / “the Company”) and its subsidiaries (“OMV Petrom Group” or ‘the Group”) as at December 31, 2021, prepared in accordance with consistent accounting and valuation principles. The financial statements of the subsidiaries are prepared for the same reporting date, December 31, 2021, as those of the parent company.

Control exists when OMV Petrom is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when OMV Petrom has less than a majority of the voting or similar rights of an investee, OMV Petrom considers all relevant facts and circumstances in assessing whether it has power over an investee, including: the contractual arrangement with the other vote holders of the investee; rights arising from other contractual arrangements as well as voting rights and potential voting rights. OMV Petrom re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the elements of control.

Consolidation of a subsidiary begins when OMV Petrom obtains control over the subsidiary and ceases when OMV Petrom loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date OMV Petrom gains control until the date OMV Petrom ceases to control the subsidiary.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with those used by other members of OMV Petrom Group. All intra-group assets and liabilities, income and expenses relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

If the Group loses control over a subsidiary, it derecognizes the related assets (including goodwill), liabilities, non-controlling interest and other components of equity while any resultant gain or loss is recognized in consolidated income statement. Any investment retained is recognized at fair value.

The number of consolidated entities is as follows:

	Full consolidation	Equity method
As at January 1, 2021	11	1
Included for the first time	1	-
Deconsolidated during the year	(2)	-
As at December 31, 2021	10	1
Romanian companies	5	1
Foreign companies	5	-

Please refer to Note 31 for further details on Group structure.

The Company holds majority of the voting rights in all fully consolidated subsidiaries.

Non-controlling interests are not significant as of December 31, 2021 and December 31, 2020.

96	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

b)	Associates

An associate is an entity over which the Group is in a position to exercise significant influence, through participation in the financial and operating policy decisions of the investee, but has not control or joint control over these policies. This is normally presumed to exist when OMV Petrom has 20% or more of the voting power of the entity. The results, assets and liabilities of associates are incorporated in these financial statements using the equity method of accounting.

Investments in associated companies are accounted for using the equity method, under which the investment is initially recognized at cost and subsequently adjusted for the Group’s share of the profit or loss less dividends received and the Group’s share of other comprehensive income and other movements in equity. Goodwill relating to an associate is included in the carrying amount of the investment and is not tested for impairment individually.

After application of the equity method, the Group determines whether it is necessary to recognize any impairment loss with respect to Group’s investment in the associate. In case the net investment in the associate is reduced to zero, additional losses are provided for, and a liability is recognized, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

The consolidated income statement reflects the share of the net results of operations of the associate. The share of any change in other comprehensive income (OCI) of the associate is presented as part of the Group’s OCI. In addition, where there has been a change recognized directly in the equity of the associate, the Group recognizes its share of the changes and discloses it in the consolidated statement of changes in equity. The Group recognizes the dividend from an associate when the right to receive a dividend is established, and presents separately the dividends received (Note 8).

The aggregate of the Group’s share of net profit or loss of an associate is shown on the face of the consolidated income statement under operating result.

The financial statements of the associates are prepared for the same reporting period as the Group.

When the Group has transactions with an associate of the Group, unrealized profits and losses are eliminated to the extent of the Group’s interest in the relevant associate.

c)	Interests in joint arrangements

IFRS defines joint control as the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities (i.e. activities that significantly affect the returns of the arrangement) require the unanimous consent of the parties sharing the control.

Classifying the joint arrangement as joint venture or joint operation requires the Group to assess their rights and obligations arising from the arrangement. Specifically, the Group considers:
the structure of the joint arrangement – whether it is structured through a separate vehicle;
when the arrangement is structured through a separate vehicle, the Group also considers the rights and obligations arising from:
the legal form of the separate vehicle;
the terms of the contractual arrangement;
other facts and circumstances, considered on a case by case basis.

97	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Joint ventures are joint arrangements in which the parties that share control have rights to the net assets of the arrangement. Joint operations are joint arrangements in which the parties that share joint control have rights to the assets, and obligations for the liabilities, relating to the arrangement.

As of December 31, 2021 and 2020, the Group had joint arrangements classified as joint operations.

The Group recognizes its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. The Group accounts for the assets, liabilities, revenues and expenses relating to its interest in a joint operation, line by line, in its consolidated financial statements.

The material joint arrangements where OMV Petrom is partner, as well as commitments in relation to the joint arrangements, are presented in Note 35.

4.	ACCOUNTING AND VALUATION PRINCIPLES

4.1. Changes in accounting policies

The accounting policies adopted are consistent with those of the previous financial year, except for the changes as described below.

The Group has adopted the following amendments to standards from January 1, 2021:
Amendment to IFRS 16 Leases: Covid-19-Related Rent Concessions
Amendment to IFRS 16 Leases: Covid-19-Related Rent Concessions beyond 30 June 2021
Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16: Interest Rate Benchmark Reform - Phase 2

The amendments did not have any material impact on OMV Petrom Group’s financial statements.

4.2. New and revised standards not yet mandatory

OMV Petrom Group has not applied the following new or revised IFRSs that have been issued but are not yet effective. They are not expected to have any material effects on the Group’s financial statements. EU endorsement is still pending in some cases.

Standards and amendments	IASB effective date
Amendments to IFRS 3 Business Combinations: Reference to the Conceptual Framework	January 1, 2022
Amendments to IAS 16 Property, Plant and Equipment: Proceeds before intended use	January 1, 2022
Amendments to IAS 37: Onerous Contracts - Cost of Fulfilling a Contract	January 1, 2022
Annual Improvements to IFRS Standards 2018-2020	January 1, 2022
IFRS 17 Insurance Contracts and Amendments to IFRS 17	January 1, 2023
Amendments to IAS 1: Classification of Liabilities as Current and Non-Current	January 1, 2023
Amendments to IAS 1 and IFRS Practice Statement 2: Disclosure of Accounting Policies	January 1, 2023
Amendments to IAS 8: Definition of Accounting Estimates	January 1, 2023
Amendments to IAS 12: Deferred Tax related to Assets and Liabilities arising from a Single Transaction	January 1, 2023

98	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

4.3. Summary of accounting and valuation principles

a)	Business combinations

Business combinations are accounted for using the acquisition method. Assets and liabilities of subsidiaries acquired are included at their fair values at the time of the acquisition. For each business combination, the Group elects whether it measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets.

Goodwill is calculated as the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any previous interest held, over the net identifiable assets acquired and liabilities assumed. Goodwill is recognized as an asset and reviewed for impairment at least annually. All impairments are immediately charged against income statement, and there are no subsequent reversals of goodwill impairment. If the fair value of the net assets acquired is in excess of the aggregate consideration transferred, the Group reassesses whether it has correctly identified all of the assets acquired and all of the liabilities assumed and reviews the procedures used to measure the amounts to be recognized at the acquisition date. If the reassessment still results in an excess of the fair value of net assets acquired over the aggregate consideration transferred, then the gain is recognized in income statement.

Non-controlling interests entitle their holders to a proportionate share of the entity's net assets in the event of liquidation. Non-controlling interests are presented separately in the consolidated statement of comprehensive income and within equity in the consolidated statement of financial position, separately from parent’s shareholders’ equity. Losses within a subsidiary are attributed to the non-controlling interest even if that results in a deficit balance.

b)	Pre-licence costs

Pre-licence costs are expensed in the period in which they are incurred. Pre-license prospecting is performed in the very preliminary stage of evaluation when trying to identify areas that may potentially contain oil and gas reserves without having physical access to the area. Related costs may include seismic studies, magnetic measurements, satellite and aerial photographs, gravity-meter tests etc.

c)	Licence acquisition costs

Exploration licence acquisition costs are capitalized in intangible assets.

Licence acquisition costs are reviewed at each reporting date to confirm that there is no indication that the carrying amount exceeds the recoverable amount. This review includes confirming that exploration drilling is still under way or firmly planned, or that it has been determined, or work is under way to determine that the discovery is economically viable based on a range of technical and commercial considerations and sufficient progress is being made on establishing development plans and timing.

If no future activity is planned or the licence has been relinquished or has expired, the carrying value of the licence acquisition costs is written off through income statement.

Upon recognition of proved reserves and internal approval for development, the relevant expenditure is transferred to oil and gas assets within tangible assets.

99	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

d)	Exploration and evaluation costs

Exploration expenses relate exclusively to the business segment Upstream and comprise the costs associated with unproved reserves. These include geological and geophysical costs for the identification and investigation of areas with possible oil and gas reserves and administrative, legal and consulting costs in connection with exploration.

Exploration and evaluation costs are accounted for using the successful efforts method of accounting. Costs related to geological and geophysical activity are expensed as incurred. The costs associated to exploration and evaluation drilling are initially capitalized as oil and gas assets with unproved reserves pending determination of the commercial viability of the relevant properties. If prospects are subsequently deemed to be unsuccessful on completion of evaluation, the associated costs are included in the income statement for the year. If the prospects are deemed commercially viable, such costs are transferred to tangible oil and gas assets upon recognition of proved reserves and internal approval for development. The status of such prospects and related costs are reviewed regularly by technical, commercial and executive management including review for impairment at least once a year to confirm the continued intent to develop or otherwise extract value from the discovery. When this is no longer the case, the costs are written off. Exploratory wells in progress at year -end which are determined to be unsuccessful subsequent to the statement of financial position date are treated as non-adjusting events, meaning that the costs incurred for such exploratory wells remain capitalized in the financial statements of the reporting period under review and will be expensed in the subsequent period.

e)	Development and production costs

Development costs including costs incurred to gain access to proved reserves and to prepare development wells locations for drilling, to drill and equip development wells and to construct and install production facilities, are capitalized as oil and gas assets.

Production costs, including those costs incurred to operate and maintain wells and related equipment and facilities (including depletion, depreciation and amortization charges as described below) and other costs of operating and maintaining those wells and related equipment and facilities, are expensed as incurred.

f)	Intangible assets and property, plant and equipment

Intangible assets and property, plant and equipment are recognized at cost of acquisition or construction (including costs of major inspection and general overhauls) and are presented net of accumulated depreciation and impairment losses.

The cost of purchased property, plant and equipment is the value of the consideration given to acquire the assets and the value of other directly attributable costs which have been incurred in bringing the assets to their present location and condition necessary for their intended use. The cost of self-constructed assets includes cost of direct materials, labour, overheads and other directly attributable costs that have been incurred in bringing the assets to their present location and condition.

Depreciation and amortization is calculated on a straight-line basis, except for Upstream assets, where depletion occurs to a large extent on a unit-of-production basis. In the consolidated income statement, impairment losses for exploration assets are disclosed as exploration expenses, and those for other assets are reported within depreciation, amortization, impairments and write-ups line.

100	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Intangible assets		Useful life (years)
Goodwill		Indefinite
Software		3 -5
Concessions, licences and other intangibles		5 - 20, or contract duration
Business-specific property, plant and equipment
Upstream	Oil and gas core assets	Unit of production method
Downstream Oil	Storage tanks and refinery facilities	25 – 40
Downstream Oil	Pipeline systems	20
Downstream Oil	Filling stations components	5 – 20
Downstream Gas	Gas pipelines	20 - 30
Downstream Gas	Gas fired power plant	8 – 30
Other property, plant and equipment
Production and office buildings		20 – 50
Other plant and equipment		10 – 20
Fixtures and fittings		5 – 10

For the application of the unit-of-production depreciation method, the Group has separated the areas where it operates into regions. The unit-of-production factor is computed at the level of each productive region, based on the extracted quantities and the proved reserves or proved developed reserves as applicable.

Capitalized exploration and evaluation activities are generally not depreciated as long as they are related to unproved reserves, but tested for impairment. Once the reserves are proved and commercial viability is established, the related assets are reclassified into tangible assets and once production starts depreciation commences. Capitalized development costs and support equipment are generally depreciated based on proved developed reserves/total proved reserves by applying the unit-of-production method once production starts.

The right-of-use assets are depreciated on a straight-line basis over the shorter of the asset’s useful life and the lease term.

An item of property, plant and equipment and any significant part initially recognized are derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated income statement when the asset is derecognized.

Under the successful efforts method individual mineral interests and other assets are combined to cost centers (fields, blocks, areas), which are the basis for depreciation and impairment testing. If single wells or other assets from a pooled depreciation base with proved reserves are abandoned, the accumulated depreciation for the single asset might be not directly identifiable. In general, irrespective if book values of abandoned assets are identifiable, no loss is recognized from the partial relinquishment of assets from a pooled depreciation base as long as the remainder of the group of properties continues to produce oil or gas. It is assumed that the abandoned or retired asset is fully amortized. The capitalized costs for the asset are charged to the accumulated depreciation base of the cost center.

Where an asset or part of an asset, that was separately depreciated and is now written off, is replaced and it is probable that future economic benefits associated with the item will flow to the Group, the expenditure is capitalized. Where part of the asset replaced was not separately considered as a component and therefore not depreciated separately, the replacement value is used to estimate the carrying amount of the replaced asset(s) which is immediately written off.

Transactions in which control of an exploration entity is obtained are treated as asset acquisitions, if the entity does not constitute a business as defined by IFRS 3 Business combinations.

101	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Assets classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. Non-current assets and groups of assets are classified as held for sale if their carrying value will be recovered principally through a sale transaction rather than through continuing use. This classification requires that the sale must be estimated as highly probable, and that the asset must be available for immediate disposal in its present condition. The highly probable criteria implies that management must be committed to the sale and an active plan to locate a buyer was initiated, the transaction should be expected to qualify for recognition as a completed sale within one year from the date of classification (except if certain conditions are met), the asset is actively marketed at a price that is reasonable in relation to its current fair value and  it is unlikely that significant changes will occur to the sale plan or that the plan will be withdrawn. Property, plant and equipment and intangible assets are not depreciated or amortized once classified as held for sale.

Impairment of intangible assets and property, plant and equipment
In accordance with IAS 36, intangible assets as well as property, plant and equipment are reviewed at each reporting date for any indications of impairment. For intangible assets with indefinite useful lives, impairment tests are carried out annually. This applies even if there are no indications of impairment. Impairment tests are performed on the level of cash generating units which generate cash inflows that are largely independent of those from other assets or groups of assets.

If any indication exists, or when annual impairment test for an asset is required, the Group estimates the asset’s recoverable amount being the higher of fair value less costs of disposal and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a post-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. The cash flows are generally derived from recent budgets and planning calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated.

If the carrying amount of an asset or cash generating unit exceeds its recoverable amount, the asset is considered impaired and an impairment loss is recognized to reduce the asset to its lower recoverable amount. Impairment losses are recognized in the consolidated income statement under depreciation, amortization, impairments and write-ups and under exploration expenses.

If the reasons for impairment no longer apply in a subsequent period, a reversal is recognized in the consolidated income statement. The increased carrying amount related to the reversal of an impairment loss shall not exceed the carrying amount that would have been determined (net of amortization and depreciation) if no impairment loss had been recognized in prior years.

g)	Major maintenance and repairs

The capitalized costs of regular and major inspections and overhauls are separate components of the related asset or asset groups. The capitalized inspection and overhaul costs are amortized on a straight line basis, or on basis of the number of service hours or produced quantities or similar, if this better reflects the time period for the inspection interval (until the next inspection date).

Expenditure on major maintenance refits, inspections or repairs comprises the cost of replacement assets or parts of assets, inspection costs and overhaul costs. Inspection costs associated with major maintenance programs are capitalized and amortized over the period to the next inspection.

Cost of major remedial activities for wells workover, if successful, is also capitalized and depreciated using the unit-of-production method.

All other day-to-day repairs and maintenance costs are expensed as incurred.

102	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

h)	Research and development

Expenditure related to research activities is recognized as expense in the period in which it is incurred. Research and development (R&D) expenses are presented in the income statement within other operating expenses and include all direct and indirect materials, personnel and external services costs incurred in connection with the focused search for new insights related to the development and significant improvement of products, services and processes and in connection with research activities. Development costs are capitalized if the recognition criteria according to IAS 38 are fulfilled.

i)	Leases

OMV Petrom Group as a lessee recognizes lease liabilities and right-of-use assets for lease contracts according to IFRS 16. It applies the recognition exemption for short-term leases and leases in which the underlying asset is of low value and therefore does not recognize right-of-use assets and lease liabilities for such leases. Leases to explore for and use oil and natural gas, which comprise mainly land leases used for such activities, are not in the scope of IFRS 16. The rent for these contracts is recognized on a straight-line basis over the contract term.

At the commencement date of the lease (i.e. the date the underlying asset is available for use), lease liabilities are recognized at the net present value of fixed lease payments and lease payments which depend on an index or rate over the determined lease term, with the applicable discount rate. The amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there are changes in the lease term, lease payments or in the assessment of an option to purchase the underlying asset.

Right-of-use assets are recognized at commencement date, and measured at the present value of the lease liability plus prepayments and initial direct costs and presented within property, plant and equipment. After the commencement date, right-of-use assets are measured at cost, less any accumulated depreciation and any accumulated impairment losses (see Note 4f) and adjusted for any remeasurement of the lease liability, if the case.

Non-lease components are separated from the lease components for the measurement of right-of-use assets and lease liabilities.

Variable lease payments that do not depend on an index or a rate are recognized as expenses, in the period in which the event or condition that triggers the payment occurs.

OMV Petrom Group as a lessor entered in contracts which were assessed as operating leases, for which payments received for rent are recognized as revenue from rents and leases over the period of the lease.

j)	Financial instruments

Non-derivative financial assets
At initial recognition, OMV Petrom Group classifies its financial assets as subsequently measured at amortized cost, fair value through other comprehensive income (OCI) or fair value through profit or loss. The classification depends both on the Group’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

103	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Debt instruments are classified and measured at amortized cost if both of the following conditions are met:

the asset is held within the business model whose objective is to hold financial assets in order to collect contractual cash flows; and

the contractual terms of the financial asset give rise on specific dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at amortized cost using the effective interest method less any impairment losses. Interest income, impairment losses and gains or losses on derecognition are recognized in profit or loss. The Group’s financial assets at amortised cost include mainly trade receivables.

OMV Petrom Group recognizes allowances for expected credit losses (ECLs) for financial assets measured at amortized costs. The ECL calculation is based on external or internal credit ratings of the counterparty, associated probabilities of default and loss given default. External credit rating is based mainly on reports issued by well-known rating agencies and is reflected in OMV Petrom Group by grouping financial assets in five risk classes (risk class 1 being the lowest risk category).

The probabilities of default used for each risk class, as presented in Note 9, are based on Standard & Poor’s average global corporate default rates. A loss given default of 45% was applied for computation of ECL of financial assets which are not credit impaired.

ECLs are recognized in two stages:

i.
Where there has not been a significant increase in the credit risk since initial recognition, credit losses are measured at 12 month ECLs. The 12 month ECL is the credit loss which results from default events that are possible within the next 12 months. The Group considers a financial asset to have low credit risk when its credit risk rating is equivalent to the definition of ‘investment grade’.

ii.
Where there has been a significant increase in the credit risk since initial recognition, a loss allowance is required for the lifetime ECL, i.e. the expected credit losses resulting from possible default events over the expected life of a financial asset. For this assessment, OMV Petrom Group considers all reasonable and supportable information that is available without undue cost or effort. Furthermore, OMV Petrom Group assumes that the credit risk on a financial asset has significantly increased if it is more than 30 days past due. If the credit quality improves for a lifetime ECL asset, OMV Petrom Group reverts to recognizing allowances on a 12 month ECL basis. A financial asset is considered to be in default when the financial asset is 90 days past due unless there is reasonable and supportable information that demonstrate that a more lagging default criterion is appropriate. A financial asset is written off when there is no reasonable expectation that the contractual cash flows will be recovered.

For trade receivables a simplified approach is adopted, where the impairment losses are recognized at an amount equal to lifetime expected credit losses. In case there are credit insurances or securities held against the balances outstanding, the ECL calculation is based on the probability of default of the insurer/securer for the insured/secured element of the outstanding balance and the remaining amount will take the probability of default of the counterparty.

Non-derivative financial assets classified as at fair value through profit or loss include trade receivables from sales contracts with provisional pricing because the contractual cash flows do not represent solely payments of principal and interest on the principal amount outstanding. Furthermore, this measurement category includes portfolios of trade receivables held with an intention to sell them. These assets are measured at fair value, with any gains or losses arising on remeasurement recognized in profit or loss.

Equity instruments may be elected irrevocably as measured at fair value through other comprehensive income if they are not held for trading.

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognizes its retained interest in the asset and an associated liability that reflects the rights and obligations that the Group has retained. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a collateralized borrowing for the proceeds received.

104	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Financial assets are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Group.

Rights to payments to reimburse the Group for expenditure that it is required to settle a liability that is recognized as a provision in accordance with IAS 37 “Provisions, Contingent liabilities and Contingent assets” are outside the scope of IFRS 9. Expenditure recoverable from the Romanian State falls under this category.

Non-derivative financial liabilities
Non-derivative financial liabilities are carried at amortized cost, except for contingent consideration related to acquisition of financial assets which is measured at fair value at the date of acquisition and subsequently measured at fair value with the changes in fair value recognized in income statement. Long-term liabilities are discounted using the effective interest rate method (EIR).

A financial liability (or a part of a financial liability) is removed from the statement of financial position when it is extinguished – i.e. when the obligation specified in the contract is discharged or cancelled or expires.

Derivative financial instruments and hedge accounting
Derivative instruments are used to hedge risks resulting from changes in currency exchange rates and commodity prices. Derivative instruments are recognized at fair value. Unrealized gains and losses are recognized as income or expense, except where hedge accounting according to IFRS 9 is applied.

At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which it wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge.

Those derivatives qualifying and designated as hedges are either (i) a fair value hedge when hedging exposure to changes in the fair value of a recognized asset or liability or (ii) a cash flow hedge when hedging exposure to variability in cash flows that is attributable to a particular risk associated with a recognized asset or liability or a highly probable forecast transaction.

For cash flow hedges, the effective part of the changes in fair value is recognized in other comprehensive income, while the ineffective part is recognized immediately in the income statement. Where the hedging of cash flows results in the recognition of a non-financial asset or liability, the carrying value of that item is adjusted for the accumulated gains or losses recognized directly in other comprehensive income.

As per IFRS 9 Financial Instruments, contracts to buy or sell a non-financial item that can be settled net in cash or another financial instrument, or by exchanging financial instruments, as if the contracts were financial instruments, are accounted for as financial instruments and measured at fair value. Associated gains or losses are recognized in the consolidated income statement, as follows: the result of derivative financial instruments related to petroleum products and power is presented in sales revenues and the result of derivative financial instruments related to materials (e.g. crude oil, CO2) is presented in purchases (net of inventory variation).
However, commodity contracts that are entered into and continue to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the Group’s expected purchase, sale or usage requirements are not accounted for as derivative financial instruments, but rather as executory contracts and they fall under own use exemption. OMV Petrom Group enters into gas forward contracts with physical delivery, creating links within the value chain for the commodity. These contracts are not settled net. Therefore gas forward contracts fall under own use exemption as mentioned above.

105	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

k)	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifyed assets are capitalized until these assets are substantially ready for their intended use or for sale. Borrowing costs include interest on bank short-term and long-term loans, amortization of ancillary costs incurred in connection with the arrangement of borrowings and exchange differences arising from foreign currency borrowings to the extent that they are regarded as an adjustment to interest costs. All other costs of borrowing are expensed in the period in which they are incurred.

l)	Government grants

Government grants – except for emission rights (see Note 4.3 n) – are recognized as income or deducted from the related asset where it is reasonable to expect that the granting conditions will be met and that the grants will be received.

m)	Inventories

Inventories are recognized at the lower of cost and net realizable value, except for inventories held for trading which are measured at fair value less cost to sell. Net realizable value is the estimated selling price in the normal course of activity less any selling expenses.

Cost of producing crude oil and gas and refined petroleum products is accounted on weighted average basis, and includes all costs incurred in the normal course of business in bringing each product to its present location and condition, including the appropriate proportion of depreciation, depletion and amortization and overheads based on normal capacity.

Appropriate allowances are made for any obsolete or slow moving stocks based on the management’s assessments.

n)	Provisions

Provisions are made for all present obligations (legal or constructive) to third parties resulting from a past event, when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and the amount of the obligation can be estimated reliably. Provision for individual obligations is based on the best estimate of the amount necessary to settle the obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is applicable, the increase in the provision due to the passage of time is recognized as a finance cost.

Decommissioning and environmental obligations
The Group’s core activities regularly lead to obligations related to dismantling and removal, asset retirement and soil remediation obligations, more specifically consisting in:
plugging and abandoning wells;
cleaning of sludge pits;
dismantlement of production facilities;
restoration of producing areas in accordance with licence requirements and the relevant legislation.

These decommissioning and restoration obligations are mainly of material importance in the Upstream segment (oil and gas wells, surface and offshore facilities). At the time the obligation arises, it is provided for in full by recognizing the present value of future decommissioning and restoration expenses as a liability. An equivalent amount is capitalized as part of the carrying value of related property, plant and equipment. Any such obligation is calculated on the basis of best estimates. The capitalized asset is depreciated using the unit-of-production method for upstream activities and on straight-line basis for downstream assets.

106	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Liabilities for environmental costs are recognized when a clean-up is probable and the associated costs can be reliably estimated. Generally, the timing of recognition of these provisions coincides with the commitment to a formal plan of action. The amount recognized is the best estimate of the expenditure required. Estimates of future remediation costs are based on current contracts concluded with suppliers, reports prepared by OMV Petrom Group engineers, as well as past experience. Where the liability will not be settled for a number of years, the amount recognized is the present value of the estimated future expenditure.

Based on the privatization agreement of OMV Petrom S.A., part of OMV Petrom’s decommissioning and environmental cost will be reimbursed by the Romanian State. The portion to be reimbursed by the Romanian State has been presented as receivable and reassessed in order to reflect the current best estimate of the cost at its present value, using the same discount rate as for the related provisions.

Changes in the assumptions related to decommissioning costs are dealt with prospectively, by recording an adjustment to the provision and a corresponding adjustment to property, plant and equipment (for Group obligation) or to the related receivable from the Romanian State (for the works to be reimbursed by Romanian State).

The unwinding of the decommissioning provision is presented as part of the interest expenses in the consolidated income statement, net of the unwinding of the related receivable from the Romanian State (for the works to be reimbursed by Romanian State).

Changes in the assumptions related to environmental costs are dealt with prospectively, by recording an adjustment to the provision and a corresponding adjustment in the consolidated income statement (for Group obligation) or to the related receivable from the Romanian State (for the works to be reimbursed by Romanian State).

The unwinding of the environmental provision is presented as part of the interest expenses in the consolidated income statement, net of the unwinding of the related receivable from the Romanian State (for the works to be reimbursed by Romanian State).

The effect of changes in discount rate and timing assumptions for the receivable from the Romanian State which are additional to the changes in discount rates and timing assumptions for decommissioning costs and environmental costs, is presented in the consolidated income statement under interest expenses or interest income.

Pensions and similar obligations
OMV Petrom Group has defined benefit plans and other benefits. Provisions for pensions and severance payments are calculated using the projected-unit-credit method, which divides the costs of the estimated benefit entitlements over the whole period of employment and thus takes future increases in remuneration into account. Actuarial gains/losses are recognized in full in the period in which they occur as follows: for retirement benefits in consolidated other comprehensive income (not reclassified to income statement in subsequent periods) and for other benefits in the consolidated income statement.

107	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Provisions for restructuring programs are recognized if a detailed plan has been approved by management prior to the consolidated statement of financial position date, and an irrevocable commitment is thereby established. Voluntary amendments to employees’ remuneration arrangements are recognized if the respective employees have accepted the company’s offer. Provisions for obligations under individual separation agreements are recognized at the present value of the obligation where the amounts and dates of payment are fixed and determined.

Emission allowances received free of cost from governmental authorities (EU Emissions Trading Scheme for greenhouse gas emissions allowances) reduce financial obligations for CO2 emissions and are recognized based on net approach for Government Grant (i.e. zero value in accounting). Provisions are recognized only for shortfalls. Provisions for shortfalls are initially measured at the best estimation of expenditure required to settle the obligation. The related expenses are recognized as emission costs, included in production and operating expenses. If, subsequently to the recognition of a provision, emission rights are purchased, then an asset is only recognized for the excess of the emission rights over the CO2 emissions.

o)	Taxes on income and royalties

Current tax
Current income tax is the expected tax payable or receivable on the taxable net result for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years. The taxable profit differs from the profit as reported in the consolidated income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax
Deferred income tax is recognized in respect of temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

108	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient future taxable profits will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized directly in other comprehensive income or equity is recognized in consolidated other comprehensive income or equity and not in consolidated income statement.

Deferred tax assets and deferred tax liabilities at Group level are shown net, if there is a legally enforceable right to offset and the deferred taxes relate to matters subject to the same tax jurisdiction.

Production taxes
Royalties are based on the value of oil and gas production and are included in the consolidated income statement under production and similar taxes.

p)	Revenue recognition

Revenues from contracts with customers
Revenue is generally recognized when control over a product or a service is transferred to a customer. It is measured based on the consideration to which is expected to be entitled based on the contract with a customer and excludes amounts collected on behalf of third parties.

When the performance obligation is not yet satisfied, but the consideration from customers is either received or due, OMV Petrom Group recognizes contract liabilities which are reported as other liabilities in the consolidated statement of financial position.

When goods such as crude oil, LNG, oil products and similar goods are sold, the delivery of each quantity unit normally represents a single performance obligation. Revenue is recognized when control of the goods has been transferred to the customer, which is the point in time when legal ownership as well as the risk of loss has passed to the customer and is determined on the basis of the Incoterm agreed in the contract with the customer. These sales are done with normal credit terms according to the industry standard.

In the Downstream Oil retail business, revenues from the sale of petroleum products are recognized at a point in time, when products are supplied to the customers. Depending on whether the Group acts as a principal or as an agent for the sale of shop merchandise, revenue and costs related to such sales are presented gross or net in the consolidated income statement. The Group acts as principal if it controls the goods before they are transferred to the customer. The Group has control over the goods when it bears the inventory risk before the goods have been transferred to the customers. A second indicator for having control of the goods before transferring them to the customer is the Group’s ability to establish the price of goods. For sales of non-oil products, the Group considers this as being a secondary criterion, therefore, if the Group has the ability to set the price but it does not have inventory risk before transferring the goods to the customer, it acts as an agent in providing the goods. At filling stations, payments are due immediately at the time of purchase.

The Group’s gas and power supply contracts include a single performance obligation which is satisfied over the agreed delivery period. Revenue is recognized according to the consumption by the customer and in line with the amount to which the Group has a right to invoice. Only in exceptional cases long-term gas supply contracts may contain stepped prices in different periods where the rates do not reflect the value of the goods at the time of delivery. In these cases, revenue is recognized based on the average contractual price.

109	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

In some contracts for the delivery of natural gas, the fees charged to the customer comprise a fixed charge as well as a variable fee depending on the volumes delivered. These contracts contain only one performance obligation which is represented by the availability of supply for the delivery of gas over a certain period. The revenue from fixed charges and variable fees is recognized in line with the amount chargeable to the customer. Gas and power deliveries are billed and paid on a monthly basis.

Gas storage and gas transportation contracts contain a stand-ready obligation for providing storage or transportation services over an agreed period of time. Revenue is recognized according to the amount to which the Group has a right to invoice for those transactions in which it acts in the capacity of principal. These services are billed and paid on a monthly basis.

Power and gas sales are often subject to fees or tariffs for facilitating the transfer of goods and services. When the Group does not control the services related to such fees and tariffs before they are transferred to the customer and when it is not involved in the rendering of the service nor does it control the pricing, the Group is only an agent in providing these services.

As the revenues are recognized in the amount to which the Group has a right to invoice, OMV Petrom Group applies the practical expedient according to IFRS 15.121 in accordance with which the amount for unsatisfied remained performance obligations need not be disclosed.

Revenues from other sources
Revenues from other sources mainly include revenues from commodity transactions that are within the scope of IFRS 9 Financial Instruments, realized and unrealized results from hedging of sales transactions, as well as rental and lease revenues.

Dividend and interest income
Dividend income from investments is recognized when the shareholder’s right to receive payment has been established.

Interest income is accrued using the effective interest rate, which is the rate that discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount.

q)	Cash and cash equivalents

Cash is considered to be cash on hand and in operating accounts in banks. Cash equivalents represent deposits and highly liquid short-term investments with original maturities of less than three months.

r)	Exploration and production sharing agreements

Exploration and production sharing agreements are contracts for oil and gas licenses in which the oil or gas production is shared between one or more oil companies and the host country/national oil company in defined proportions. Exploration expenditures are carried by the oil companies as a rule and recovered from the state or the national oil company through so called “cost oil” in a successful case only.

110	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

5.	FOREIGN CURRENCY AND TRANSLATION

a)	Group companies

The consolidated financial statements are presented in RON, which is OMV Petrom S.A.’s functional currency and the Group’s presentation currency. Each entity in OMV Petrom Group determines its own functional currency, and items included in its individual financial statements are measured using that functional currency. The functional currency of the foreign operations is generally their local currency, except for Kazakhstan entities that have USD as functional currency.

Where the functional currency differs from the Group’s presentation currency, individual financial statements are translated using the closing rate method. Differences arising between the statement of financial position items translated at closing and historical rates are presented as a separate item directly in equity and in consolidated other comprehensive income. Income statement items are translated at average rates for the period. The use of average rates for translation of income statement creates additional differences compared to the application of the closing rates in the statement of financial position which are also recorded in equity and in consolidated other comprehensive income. On disposal of a foreign operation, the component of consolidated other comprehensive income and equity relating to the translation of that particular foreign operation is recognized in the consolidated income statement.

The rates applied in translating foreign currencies to RON were as follows:

Currencies	Year ended December 31, 2021*	Average for the year ended December 31, 2021	Year ended December 31, 2020*	Average for the year ended December 31, 2020
US dollar (USD)	4.3707	4.1630	3.9660	4.2413
Euro (EUR)	4.9481	4.9208	4.8694	4.8376
Moldavian Leu (MDL)	0.2463	0.2354	0.2305	0.2451
Serbian Dinar (RSD)	0.0421	0.0419	0.0414	0.0411
Bulgarian Leva (BGN)	2.5299	2.5159	2.4897	2.4734

*) as communicated by the National Bank of Romania

b)	Transactions and balances

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency spot rates of exchange at the reporting date. Differences arising on settlement or translation of monetary items are recognized in the consolidated income statement. Unrealized foreign exchange gains and losses related to monetary items are recognized in the consolidated income statement for the year. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions.

111	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

6.	INTANGIBLE ASSETS

	Concessions, licences and other intangible assets	Oil and gas assets with unproved reserves	Total
COST
Balance as at January 1, 2021	1,349.43	3,625.40	4,974.83
Exchange differences	0.80	3.14	3.94
Additions*	17.38	162.93	180.31
Transfers (Note 7)	(0.02)	(0.18)	(0.20)
Disposals	(9.02)	(131.44)	(140.46)
Balance as at December 31, 2021	1,358.57	3,659.85	5,018.42
ACCUMULATED AMORTIZATION AND IMPAIRMENT
Balance as at January 1, 2021	1,223.32	940.00	2,163.32
Exchange differences	0.58	0.97	1.55
Amortization	11.25	0.74	11.99
Impairment	-	92.74	92.74
Transfers (Note 7)	(0.02)	-	(0.02)
Disposals	(8.66)	(131.44)	(140.10)
Write-ups	-	(0.14)	(0.14)
Balance as at December 31, 2021	1,226.47	902.87	2,129.34
CARRYING AMOUNT
As at January 1, 2021	126.11	2,685.40	2,811.51
As at December 31, 2021	132.10	2,756.98	2,889.08

*) Includes the amount of RON 0.63 million representing increase from reassessment of decommissioning asset for exploration wells (under category "Oil and gas assets with unproved reserves").

Oil and gas assets with unproved reserves include mainly expenditure capitalized in relation to Neptun project. OMV Petrom remains keen to see the Neptun Deep strategic project being developed. Based on management assessment it was concluded that there were no impairment triggers as at December 31, 2021 and 2020.

112	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

7.	PROPERTY, PLANT AND EQUIPMENT

	Land, land rights and buildings, incl. buildings on third-party property	Oil and gas assets	Plant and machinery	Other fixtures and fittings, tools and equipment	Assets under construction	Total
COST
Balance as at January 1, 2021	5,350.87	41,607.95	11,660.43	1,566.84	683.12	60,869.21
Exchange differences	22.58	-	6.33	6.15	1.64	36.70
Additions	43.18	1,868.33	69.42	82.37	680.00	2,743.30
Transfers*	69.57	(51.39)	362.31	47.73	(428.02)	0.20
Transfers to assets held for sale	(45.90)	(6.13)	(0.91)	(0.04)	-	(52.98)
Disposals**	(34.75)	(1,699.02)	(161.22)	(106.40)	-	(2,001.39)
Balance as at December 31, 2021	5,405.55	41,719.74	11,936.36	1,596.65	936.74	61,595.04
ACCUMULATED DEPRECIATION AND IMPAIRMENT
Balance as at January 1, 2021	2,592.38	22,736.26	6,685.29	1,032.69	20.39	33,067.01
Exchange differences	11.49	-	4.85	4.48	0.16	20.98
Depreciation	215.60	1,831.10	748.88	165.25	-	2,960.83
Impairment	1.80	426.28	7.90	3.41	1.41	440.80
Transfers*	(0.07)	2.73	(2.24)	(0.40)	-	0.02
Transfers to assets held for sale	(5.36)	0.38	(0.15)	(0.01)	-	(5.14)
Disposals	(16.48)	(494.33)	(141.20)	(99.88)	-	(751.89)
Write-ups	-	(1.82)	(0.05)	-	(0.21)	(2.08)
Balance as at December 31, 2021	2,799.36	24,500.60	7,303.28	1,105.54	21.75	35,730.53
CARRYING AMOUNT
As at January 1, 2021	2,758.49	18,871.69	4,975.14	534.15	662.73	27,802.20
As at December 31, 2021	2,606.19	17,219.14	4,633.08	491.11	914.99	25,864.51

*) Net amount represents transfers from intangibles (Note 6).
**) Includes the amount of RON (1,204.44) million representing decrease from reassessment of the decommissioning asset.

Expenditure capitalized in the course of construction of tangible and intangible assets amounts to RON 476.06 million (2020: RON 529.58 million).

For details on impairments see Note 23.

OMV Petrom Group as a lessee
OMV Petrom Group as a lessee recognized right-of-use assets related mainly to land for filling stations, cars, rail cars and other transportation vehicles, the hydrogen plant at Petrobrazi Refinery, power generators and other equipment, as well as other land and office buildings leases.

Due to the nature of oil and gas operations, some lease contracts include the possibility for OMV Petrom Group as a lessee to extend or terminate the original lease term. The existence of such options is a business necessity, as the activities are largely dependent on the market factors and on the existence of oil and gas reserves. These provide operational flexibility in terms of managing the assets used in the Group’s operation. These options are assessed by OMV Petrom Group at lease commencement whether it is reasonably certain that they will be exercised or not. Optional periods, which have not been taken into account in the measurement of the leases, exist mainly for equipment and transportations vehicles in Upstream.

113	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Right-of-use assets recognized under IFRS 16
	Land and buildings	Plant and machinery	Other fixtures, fittings and equipment	Total
Right-of-use assets as at January 1, 2021	258.76	93.04	285.25	637.05
Additions	37.07	18.60	79.56	135.23
Depreciation	(29.42)	(23.27)	(97.35)	(150.04)
Other movements	(7.21)	(0.68)	(5.06)	(12.95)
Right-of-use assets as at December 31, 2021	259.20	87.69	262.40	609.29

Amounts recognized in consolidated income statement
	2021	2020
Operating result
Short-term lease expenses	15.34	20.78
Low-value lease expenses	0.69	0.72
Variable lease expenses	22.87	20.70
Depreciation expense of right-of-use assets	150.04	142.42
Net financial result
Interest expense on lease liabilities	10.79	10.95
Foreign exchange loss on lease liabilities	8.65	5.66

In addition, OMV Petrom Group incurred in 2021 short term lease costs of RON 55.74 million (2020: RON 54.73 million) which were capitalized in the cost of other assets.

Variable lease payments expensed in 2021 in amount of RON 22.87 million (2020: RON 20.70 million) were related to contingent rent mainly for leased land for filling stations and for power generators equipment, determined based on turnover, quantities or other contractual parameters.

For other information on lease liability please see Note 16 and Note 32 a).

114	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

8.	INVESTMENTS IN ASSOCIATED COMPANIES

As at December 31, 2021 and December 31, 2020 OMV Petrom Group had one associated company: OMV Petrom Global Solutions S.R.L. with a shareholding of 25% and principal place of business in Romania.

The associate is not material to the Group. The table below summarizes financial information for the Group’s interest in associate (aggregated) and the reconciliation of the net carrying amount:

	2021	2020
Balance as at January 1	31.68	26.94
Group’s share of:
- profit from continuing operations (Note 21)	5.23	4.47
- other comprehensive income	0.65	0.27
Total comprehensive income	5.88	4.74
Less dividends during the year	(3.15)	-
Balance as at December 31	34.41	31.68

9.	TRADE RECEIVABLES AND OTHER FINANCIAL ASSETS

a)	Trade receivables

Trade receivables are amounting to RON 2,640.68 million as at December 31, 2021 (2020: RON 1,258.13 million), thereof trade receivables measured at fair value amounting to RON 61.86 million (2020: nil).

Credit quality of trade receivables
December 31, 2021	Expected credit loss rate	Gross carrying amount	Expected credit loss	Net carrying amount
Risk class 1	0.07%	109.31	-	109.31
Risk class 2	0.24%	899.22	0.05	899.17
Risk class 3	1.21%	1,413.87	4.98	1,408.89
Risk class 4	10.37%	165.01	4.72	160.29
Risk class 5	100.00%	124.58	123.42	1.16
Total		2,711.99	133.17	2,578.82

December 31, 2020	Expected credit loss rate	Gross carrying amount	Expected credit loss	Net carrying amount
Risk class 1	0.07%	66.14	-	66.14
Risk class 2	0.25%	357.68	0.06	357.62
Risk class 3	1.19%	739.98	4.86	735.12
Risk class 4	10.26%	98.39	1.61	96.78
Risk class 5	100.00%	200.03	197.56	2.47
Total		1,462.22	204.09	1,258.13

The amounts in the above tables do not include trade receivables which are measured at fair value.

115	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The movements in impairment of trade receivables are as follows:

	2021	2020
January 1	204.09	204.06
Amounts written off	(3.92)	(0.68)
Net remeasurement of expected credit losses	(66.81)	0.52
Foreign exchange rate differences	(0.19)	0.19
December 31	133.17	204.09

There was no impairment for trade receivables with related parties (see Note 30) as of December 31, 2021 and December 31, 2020.

b)	Other financial assets (net of impairment)

		Liquidity term
	December 31, 2021	less than 1 year	over 1 year
Expenditure recoverable from Romanian State	1,841.21	80.18	1,761.03
Derivative financial assets (Note 33)	1,556.09	1,393.99	162.10
Investments	0.91	-	0.91
Other financial assets	339.76	267.92	71.84
Total	3,737.97	1,742.09	1,995.88

		Liquidity term
	December 31, 2020	less than 1 year	over 1 year
Expenditure recoverable from Romanian State	2,402.19	359.05	2,043.14
Derivative financial assets (Note 33)	647.52	646.13	1.39
Investments	0.91	-	0.91
Other financial assets	255.45	207.93	47.52
Total	3,306.07	1,213.11	2,092.96

Expenditure recoverable from Romanian State
As part of the privatization agreement, OMV Petrom S.A. is entitled to reimbursement by the Romanian State of part of decommissioning and environmental costs incurred to restore and clean up areas pertaining to activities prior to privatization in 2004. Consequently, OMV Petrom S.A. has recorded as receivable from the Romanian State the estimated decommissioning obligations having a net present value of RON 1,740.45 million as at December 31, 2021 (2020: RON 2,152.42 million) and the environmental liabilities with net present value of RON 100.76 million (2020: RON 249.77 million), as these were existing prior to privatization of OMV Petrom S.A.

On 7 March 2017, OMV AG, as party in the privatization agreement, initiated arbitration proceedings against the Romanian Ministry of Environment, in accordance with the International Chamber of Commerce (“ICC”) Rules, regarding certain claims unpaid by the Ministry of Environment for costs incurred by OMV Petrom with well decommissioning and environmental remediation works, amounting to RON 287.66 million. On July 9, 2020, the Arbitral Tribunal issued the Final Award on the arbitration and requested the Ministry of Environment to reimburse to OMV Petrom S.A. the amount of RON 287.62 million and related interest (see Note 24). During 2021, the amount of RON 287.62 million representing the principal was collected.

116	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

On 2 October 2020, OMV AG, as party in the privatization agreement, initiated arbitration proceedings against the Romanian Ministry of Environment, in accordance with the ICC Rules, regarding certain claims unpaid by the Ministry of Environment in relation to well decommissioning and environmental remediation works amounting to RON 155.73 million. As of December 31, 2021, the arbitration procedure is ongoing.

Derivative financial assets
As of December 31, 2021, derivative financial assets are mainly related to unrealized power forward acquisition contracts.

Investments
Investments are related to companies that were not consolidated, as the Group neither has control nor significant influence over their operations, or they were considered immaterial for the Group.

Other financial assets
As of December 31, 2021, “Other financial assets” line includes mainly receivables from realized swaps on crude oil and petroleum products and deferred consideration from sale of business and non-current assets.

On 14 September 2016, OMV Petrom signed a financing contract with the Romanian Ministry of Energy for a government grant to be received for Brazi power plant investment, which was subsequently increased through two addendums in 2017 and 2018, recorded as other financial assets against reduction of cost of fixed assets.

As of December 31, 2020 the present value of the financial asset representing government grant to be received for Brazi power plant investment was in amount of RON 39.15 million. During 2021 an amount of RON 37.61 million from the last two tranches was collected (see Note 32 b) and the remaining balance was written off.

Credit quality other financial assets at amortized cost – gross carrying amount
December 31, 2021	Expected credit loss rate	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
Risk class 1	0.07%	110.67	-	-	110.67
Risk class 2	0.24%	1,900.34	-	47.80	1,948.14
Risk class 3	1.21%	129.20	-	-	129.20
Risk class 4	10.37%	51.00	-	-	51.00
Risk class 5	100.00%	-	-	542.79	542.79
Total		2,191.21	-	590.59	2,781.80

For risk class 2, “12-month ECL” included an amount of RON 1,848.39 million and “Lifetime ECL credit impaired” included an amount of RON 47.80 million, related to expenditure recoverable from the Romanian State, which are outside the scope of IFRS 9.

117	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

December 31, 2020	Expected credit loss rate	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
Risk class 1	0.07%	0.05	-	-	0.05
Risk class 2	0.25%	2,522.13	-	45.68	2,567.81
Risk class 3	1.19%	138.41	-	-	138.41
Risk class 4	10.26%	2.39	-	-	2.39
Risk class 5	100.00%	0.25	-	538.90	539.15
Total		2,663.23	-	584.58	3,247.81

For risk class 2, “12-month ECL” included an amount of RON 2,405.64 million and “Lifetime ECL credit impaired” included an amount of RON 45.68 million, related to expenditure recoverable from the Romanian State, which are outside the scope of IFRS 9.

Credit quality other financial assets at amortized cost – expected credit loss
December 31, 2021	Expected credit loss rate	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
Risk class 1	0.07%	-	-	-	-
Risk class 2	0.24%	7.24	-	47.80	55.04
Risk class 3	1.21%	0.62	-	-	0.62
Risk class 4	10.37%	2.38	-	-	2.38
Risk class 5	100.00%	-	-	542.79	542.79
Total		10.24	-	590.59	600.83

For risk class 2, “12-month ECL” included an amount of RON 7.18 million and “Lifetime ECL credit impaired” included an amount of RON 47.80 million, related to expenditure recoverable from the Romanian State, which are outside the scope of IFRS 9.

December 31, 2020	Expected credit loss rate	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
Risk class 1	0.07%	-	-	-	-
Risk class 2	0.25%	4.83	-	45.68	50.51
Risk class 3	1.19%	0.54	-	-	0.54
Risk class 4	10.26%	0.11	-	-	0.11
Risk class 5	100.00%	0.11	-	538.90	539.01
Total		5.59	-	584.58	590.17

For risk class 2, “12-month ECL” included an amount of RON 3.45 million and “Lifetime ECL credit impaired” included an amount of RON 45.68 million, related to expenditure recoverable from the Romanian State, which are outside the scope of IFRS 9.

The amounts in the above tables do not include derivative financial assets which are measured at fair value.

The movements in impairment of other financial assets at amortized cost were as follows:

118	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
January 1, 2021	5.59	-	584.58	590.17
Amounts written off	-	-	(11.93)	(11.93)
Net remeasurement of expected credit losses	4.65	-	17.94	22.59
Foreign exchange rate differences	-	-	-	-
December 31, 2021	10.24	-	590.59	600.83

	12-month ECL	Lifetime ECL not credit impaired	Lifetime ECL credit impaired	Total
January 1, 2020	4.96	-	609.80	614.76
Amounts written off	-	-	(12.99)	(12.99)
Net remeasurement of expected credit losses	0.75	-	(12.23)	(11.48)
Foreign exchange rate differences	(0.12)	-	-	(0.12)
December 31, 2020	5.59	-	584.58	590.17

10.	OTHER ASSETS

The carrying value of other assets was as follows:

		Liquidity term
	December 31, 2021	less than 1 year	over 1 year
Receivable from taxes	234.07	46.22	187.85
Advance payments on fixed assets	181.70	114.27	67.43
Prepaid expenses and deferred charges	65.88	22.92	42.96
Rental and lease prepayments	47.50	12.45	35.05
Other non-financial assets	105.39	105.39	-
Total	634.54	301.25	333.29

		Liquidity term
	December 31, 2020	less than 1 year	over 1 year
Receivable from taxes	272.91	85.06	187.85
Advance payments on fixed assets	52.55	52.55	-
Prepaid expenses and deferred charges	49.70	10.74	38.96
Rental and lease prepayments	18.20	11.73	6.47
Other non-financial assets	69.69	69.69	-
Total	463.05	229.77	233.28

The increase in ”Advance payments on fixed assets” is mainly related to Brazi power plant major maintenance.

119	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

11.	INVENTORIES

	December 31, 2021	December 31, 2020
Crude oil	476.57	474.30
Natural gas	83.38	104.24
Other materials	310.46	279.02
Work in progress	136.48	95.44
Finished products	1,286.13	1,149.90
Total	2,293.02	2,102.90

The cost of materials and goods consumed during 2021 (whether used in production or re-sold) is of RON 12,046.16 million (2020: RON 8,781.06 million) and includes also the cost related to CO2 emissions amounting to RON 370.69 million (2020: RON 334.02 million) and the unrealized fair value gains from CO2 forward contracts of RON 178.02 million (2020: RON 70.51 million).

As at December 31, 2021 and 2020 there are no inventories pledged as security for liabilities.

12.	ASSETS HELD FOR SALE

	December 31, 2021	December 31, 2020
Land and buildings	14.83	6.61
Plant and equipment	-	722.91
Other assets	-	100.80
Cash and cash equivalents	-	30.58
Assets held for sale	14.83	860.90
Provisions for decommissioning and restoration	-	319.33
Other provisions and liabilities	-	93.35
Liabilities associated with assets held for sale	-	412.68

As at December 31, 2021, assets held for sale refer to plots of land from Corporate segment.

As at December 31, 2020, assets and liabilities held for sale referred to Upstream segment and were related to:

the two subsidiaries in Kazakhstan, as in December 2020 OMV Petrom S.A. signed a transaction for the sale of its 100% shareholding in Kom-Munai LLP and Tasbulat Oil Corporation LLP to Magnetic Oil Limited, which led to the reclassification of their assets and liabilities to “held for sale” as of December 31, 2020. On May 14, 2021, OMV Petrom S.A. finalized the sale of its 100% share in Kom-Munai LLP and Tasbulat Oil Corporation LLP to Magnetic Oil Limited.

40 marginal onshore oil and gas fields, for which OMV Petrom S.A. concluded a transfer agreement with Dacian Petroleum S.R.L. in January 2020, which led to the reclassification of related assets and liabilities to “held for sale”. On December 1, 2021, OMV Petrom S.A. closed the transfer of 40 marginal onshore oil and gas fields to Dacian Petroleum S.R.L..

120	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

13.	STOCKHOLDERS’ EQUITY

Share capital
The share capital of OMV Petrom S.A. consists of 56,644,108,335 fully paid shares as at December 31, 2021 and 2020 with a total nominal value of RON 5,664.41 million.

Revenue reserves
Revenue reserves include retained earnings, as well as other non-distributable reserves (legal and geological quota facility reserves, other reserves from fiscal facilities).

Geological quota is amounting to RON 5,062.84 million as at December 31, 2021 and 2020. Until December 31, 2006, OMV Petrom S.A. benefited from geological quota facility whereby it could charge up to 35% of the market value of the volume of oil and gas extracted during the year. This facility was recognized directly in reserves. This quota was restricted to investment purposes, it is not distributable and it was non-taxable.

Legal reserves are amounting to RON 1,132.88 million as at December 31, 2021 and 2020. OMV Petrom S.A. sets its legal reserve in accordance with the provisions of the Romanian Companies Law, which requires that minimum 5% of the annual accounting profit before tax is transferred to “legal reserve” until the balance of this reserve reaches 20% of the share capital of the Company.

Other reserves from fiscal facilities are amounting to RON 560.65 million (2020: RON 500.47 million). The amount of RON 60.18 million was allocated to other reserves, representing fiscal facilities from reinvested profit in the year 2021 (2020: RON 46.41 million).

At the Annual General Meeting of Shareholders held on April 27, 2021, the shareholders of OMV Petrom S.A. approved the distribution of gross dividends in amount of RON 0.0310 per share for the financial year 2020.

On March 17, 2022, the Supervisory Board endorsed the management’s proposal to distribute gross dividends of RON 0.0341 per share for the financial year 2021. The dividend proposal is subject to further approval by the Ordinary General Meeting of Shareholders, on April 27, 2022.

Cash flow hedge reserve
In order to protect the Group’s result and cash flows against commodity price volatility, OMV Petrom Group uses derivative instruments for both hedging selected product sales and reducing exposure to price risks on inventory fluctuations. Crude oil and product swaps are used to hedge the refining margin (crack spread) which is the difference between product prices and crude oil prices.

Certain financial instruments were accounted as cash flow hedges, with the effective part of the change in value of the derivative being accounted for in other comprehensive income. The cumulative unrealized loss recognized in other comprehensive income, net of tax, is in amount of RON 18.03 million as at December 31, 2021 (2020: unrealized gain RON 74.36 million). The hedged item (underlying transaction) can affect profit or loss or balance sheet; when this happens the amounts previously accounted for in other comprehensive income are recycled to income statement or transferred to the carrying amount of the hedged item, respectively. For more details on hedges please refer to Note 36.

Foreign currency translation reserve
During 2021, the amount of RON 306.25 million representing exchange rate losses from the translation of foreign operations was recognized in the consolidated income statement, following disposal of Kom-Munai LLP and Tasbulat Oil Corporation LLP.

121	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Other reserves
Other reserves contain mainly reserves from business combinations in stages, land for which land ownership certificates were obtained but was not yet included in share capital and exchange differences on loans considered net investment in a foreign operation.

During 2021, exchange gains on loans considered net investment in Kom-Munai LLP and Tasbulat Oil Corporation LLP, in amount of RON 215.33 million, were recycled to consolidated income statement following disposal of these subsidiaries.

14.	PROVISIONS

	Pensions and similar obligations	Decommissioning and restoration	Other provisions	Total
January 1, 2021	213.69	7,539.79	894.62	8,648.10
thereof short-term	-	267.37	249.50	516.87
thereof long-term	213.69	7,272.42	645.12	8,131.23
Exchange differences	0.01	0.04	1.16	1.21
Used	(13.71)	(323.50)	(129.78)	(466.99)
Net allocations/(releases)	(29.94)	(962.40)	122.40	(869.94)
December 31, 2021	170.05	6,253.93	888.40	7,312.38
thereof short-term	-	202.32	215.45	417.77
thereof long-term	170.05	6,051.61	672.95	6,894.61

Provisions for pensions and similar obligations
Employees of several Group companies are entitled to receive retirement benefits on reaching normal retirement age. The entitlements depend on years of service and final compensation levels. Retirement benefits obligation as of December 31, 2021 amounts RON 112.15 million (2020: RON 140.55 million). In addition, employees receive other benefits consisting in death and coffin benefits. Other benefits obligation as of December 31, 2021 amounts to RON 57.90 million (2020: RON 73.14 million).

Provisions have been set up based on actuarial calculations performed by qualified actuaries using the following parameters: a discount rate of 5.22% (2020: 3.35%) and an estimated average yearly salary increase of 3.00% (2020: 3.10%).

Present value of the pensions and similar obligations
	2021	2020
Present value of obligations as of January 1	213.69	240.70
Current service cost	7.42	8.50
Past service cost	(13.94)	(43.56)
Interest cost	7.23	10.83
Benefits paid	(13.71)	(19.28)
Remeasurements for the year	(30.64)	16.50
Present value of obligations as of December 31	170.05	213.69

In 2021 and 2020 past service cost is related mainly to outsourcing and restructuring of activities in Upstream.

122	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Sensitivities changes in absolute terms
	Discount rate		Salary increase rate
	0.50%	-0.50%	0.25%	-0.25%
Pensions and other similar obligations increase/ (decrease)	(7.83)	8.44	2.98	(2.89)

Maturity profile
	Maturity profile			Duration
	1-5 years	6-10 years	>10 years	in years
Retirement benefits	26.26	35.86	50.03	10.78

Provisions for decommissioning and restoration obligations
Changes in provisions for decommissioning and restoration are shown in the table below. In the event of changes in estimated restoration costs the effect of the change in present value is recognized in the period concerned. If the value increases, the increase is depreciated over the remaining useful life of the asset, and if it decreases, the decrease is deducted from capitalized asset value or recognized in the consolidated income statement if it exceeds the carrying amount of the related asset. Net discount rates applied for calculating of decommissioning and restoration costs at December 31, 2021 were between 1.43% and 2.41% for onshore (2020: between 0.50% and 0.57%) and 5.22% for offshore (2020: 3.10%). A decrease of 1 percentage point in the real interest rates used to calculate the decommissioning and restoration provisions would lead to an additional provision of RON 826 million.

The provision for decommissioning and restoration costs includes mainly obligations in respect of OMV Petrom S.A. amounting to RON 6,233.57 million (2020: RON 7,511.13 million). In relation to part of the OMV Petrom S.A. decommissioning and restoration obligations, there is a corresponding receivable from the Romanian State, as disclosed under “Other financial assets” (Note 9b).

Revisions in estimates for decommissioning and restoration provisions arise from the yearly reassessment of the unit cost, the number of wells and other applicable items, as well as the expected timing of the decommissioning and restoration and revision of estimated net discount rates.

Details on the decommissioning and restoration obligations are as follows:

	2021	2020
January 1	7,539.79	6,768.27
Exchange differences	0.04	(0.19)
Revisions in estimates	(1,215.04)	733.55
Unwinding effect	252.64	288.42
Used in current year	(323.50)	(201.21)
Transfer to liabilities associated with assets held for sale	—	(49.05)
December 31	6,253.93	7,539.79

The revisions in estimates impact the assets subject to decommissioning, the consolidated income statement or the related receivable from the Romanian State. The unwinding effect is included in the consolidated income statement under the interest expenses line (Note 24) net of the unwinding effect on the related receivable from the Romanian State. The effect of changes in net discount rate or timing of the receivable from the Romanian State (which are additional to the changes in net discount rate or timing of the decommissioning costs) is included in the consolidated income statement under interest expenses or interest income.

Impact from revision in estimates in 2021 was driven mainly by higher net discounting rates in Romania.

123	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Impact from revision in estimates in 2020 was generated by lower net discounting rates and higher estimated average unit costs for onshore assets in Romania.

Other provisions
December 31, 2021	Total	less than 1 year	over 1 year
Environmental provision	386.49	46.73	339.76
Other personnel provisions	68.06	62.67	5.39
Provisions for litigations	94.19	3.08	91.11
Other	339.66	102.97	236.69
Total	888.40	215.45	672.95

December 31, 2020	Total	less than 1 year	over 1 year
Environmental provision	410.22	55.18	355.04
Other personnel provisions	118.66	117.15	1.51
Provisions for litigations	83.83	5.13	78.70
Other	281.91	72.04	209.87
Total	894.62	249.50	645.12

Environmental provisions
The environmental provisions were estimated by the management based on the list of environment related projects that must be completed by OMV Petrom Group. Provisions recorded as at December 31, 2021 and 2020 represent the best estimate of the Group’s experts for environmental matters. Environmental provisions are mainly computed using a net discount rate of 2.41% (2020: 0.50%).

OMV Petrom S.A. recorded certain environmental liabilities against receivable from the Romanian State, as these obligations existed prior to privatization (as further explained in Note 9b “Expenditure recoverable from Romanian State”).

Provisions for litigations
OMV Petrom Group monitors all litigations instigated against it and assesses the likelihood of losses and the related costs using in house lawyers and external legal advisors. OMV Petrom Group has assessed the potential liabilities with respect to ongoing cases and recorded its best estimate of likely cash outflows.

Emissions certificates
Directive 2003/87/EC of the European Parliament and of the European Council established a greenhouse gas emissions trading scheme, requiring member states to draw up national plans to allocate emissions certificates. Romania was admitted to the scheme in January 2007, when it joined the EU.

The only company from the Group included in this scheme is OMV Petrom S.A. Under this scheme OMV Petrom S.A. is entitled to an allocation of 561,041 emission certificates for the year 2021 (2020: 643,767 emission certificates), received during the year according to article 10a) of the Directive.

During 2021 the Group had net purchases of 2,385,751 emissions certificates (2020: net sales of 329,915 emissions certificates).

A shortfall in emission certificates is provided for. As of December 31, 2021 and December 31, 2020, the Group was not short of certificates.

124	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

15.	INTEREST-BEARING DEBTS

As at December 31, 2021 and December 31, 2020 OMV Petrom Group had the following loans:

Borrower	Lender	December 31, 2021	December 31, 2020
Interest-bearing debts short-term
OMV Petrom S.A.	European Investment Bank (a)	94.25	92.75
OMV Petrom S.A.	OMV Petrom Global Solutions S.R.L. (b)	160.08	81.22
	Accrued interest and other	0.78	1.13
	Prepayments in relation with loan amounts drawn	(0.05)	(0.07)
Total interest bearing debts short-term		255.06	175.03

Interest-bearing debts long-term
OMV Petrom S.A.	European Investment Bank (a)	16.49	108.98
	Prepayments in relation with loan amounts drawn	-	(0.04)
Total interest-bearing debts long-term		16.49	108.94
thereof maturing after more than 1 year but not later than 5 years		16.49	108.94

Total interest-bearing debts		271.55	283.97

(a)          For the construction of the Brazi Power Plant, OMV Petrom S.A. concluded an unsecured loan agreement for an amount of EUR 200.00 million with European Investment Bank. The agreement was signed on May 8, 2009 and the final maturity date is June 15, 2023. The outstanding amount as at December 31, 2021 was RON 110.74 million (equivalent of EUR 22.38 million) (2020: RON 201.73 million, equivalent of EUR 41.43 million).

(b)          A cash pooling agreement with valability until April 18, 2026, was signed between OMV Petrom S.A. and OMV Petrom Global Solutions S.R.L. on April 25, 2014. The aggregated amount of the loan is RON 250.00 million, usable in RON, EUR, USD or GBP. The amount drawn by the Group as at December 31, 2021 was RON 160.08 million (2020: RON 81.22 million).

The OMV Petrom Group’s companies had several credit facilities in place as at December 31, 2021 and at December 31, 2020 as follows:

(c)          An unsecured credit facility granted by Raiffeisen Bank S.A. up to EUR 80.00 million (equivalent of RON 395.85 million) consisting in two subfacilities: subfacility A with maturity date prolonged to December 31, 2022 (for an amount of EUR 20.00 million, equivalent of RON 98.96 million) and subfacility B with maturity date prolonged to December 31, 2025 (for an amount of EUR 60.00 million, equivalent of RON 296.89 million). Maturities for both subfacilities are subject to possibility of further automatic extensions for successive periods of 12 months. Subfacility A can be used only in RON and only by OMV Petrom S.A. as overdraft credit line. Subfacility B can be used in EUR, USD, GBP or RON by OMV Petrom S.A., OMV Petrom Marketing S.R.L., OMV Petrom Gas S.R.L. and by OMV Petrom Aviation S.R.L. only for the issuance of letters of credit and/or issuance of letters of bank guarantee. As at December 31, 2021 and 2020 no withdrawings were made under the overdraft facility.

(d)          An unsecured facility contracted by OMV Petrom S.A. from ING Bank N.V., that can be used in USD, RON or EUR, up to the maximum amount of EUR 60.00 million (equivalent of RON 296.89 million), for issuance of letters of bank guarantee and as overdraft for working capital financing. The maturity of the credit facility is November 9, 2026. No drawings under the overdraft were made as at December 31, 2021 and 2020.

125	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

(e)          An uncommitted and unsecured credit facility contracted by OMV Petrom S.A. from BRD – Groupe Société Générale S.A. with maximum limit of EUR 90.00 million (equivalent of RON 445.33 million) that can be used in RON, with maturity date prolonged until April 30, 2022. The facility is designated to finance OMV Petrom S.A. current activity and for issuance of bank guarantees, opening letters of credit and similar. The cash portion of the credit facility was not used as at December 31, 2021 and 2020.

(f)          A committed and unsecured credit facility contracted by OMV Petrom S.A. from Banca Comercială Română S.A., that can be used in USD, EUR or RON, up to a maximum amount of EUR 200.00 million (equivalent of RON 989.62 million), for issuance of letters of bank guarantee and similar and as overdraft for working capital financing. As at December 31, 2021, the maturity for letters of bank guarantee and similar is January 13, 2024 and for overdraft the maturity is January 11, 2023, with the possibility to further extend the maturity for additional successive periods, final maturity being January 13, 2024. The cash portion of the credit facility was not used as at December 31, 2021 and 2020.

(g)          An unsecured credit facility agreement was signed by OMV Petrom S.A. with Garanti Bank S.A. for up to EUR 15.00 million to be utilized for issuance of letters of bank guarantee and similar and as overdraft for working capital financing. The maturity was January 15, 2022 for overdraft purposes and March 15, 2023 for issuance of bank guarantees. The cash portion was not used as at December 31, 2020. In November 2021, the credit facility was closed.

(h)          An unsecured facility contracted by OMV Serbija from Raiffeisen Banka a.d. Belgrad, with a maximum limit of RSD 600.00 million (equivalent of RON 25.26 million) and maturity date prolonged to March 29, 2024. The destination of the facility is for general corporate purposes financing. As at December 31, 2021 and 2020 no amount was used under the overdraft facility.

(i)          An unsecured credit facility agreement was signed by Petrom Moldova S.R.L. with Banca Comercială Română Chișinău S.A. for up to MDL 20.00 million (equivalent of RON 4.93 million) to be utilized as overdraft for working capital financing. Final maturity is December 31, 2023. No drawings were made under the overdraft facility as at December 31, 2021 and 2020.

(j)          A credit facility contracted on October 02, 2014 by Tasbulat Oil Corporation LLP and Kom-Munai LLP as Borrowers from JSK Citibank Kazakhstan, accessible to both companies up to the maximum limit of USD 15.00 million and maturity date prolonged to July 31, 2024. The purpose of the facility was for general corporate needs, working capital financing, letters of credit and letters of bank guarantee. The credit facility was not used as at December 31, 2020. This facility was closed during 2021 following disposal of the subsidiaries.

(k)          An unsecured facility contracted by OMV Bulgaria OOD from Raiffeisenbank Bulgaria EAD, with a limit of BGN 19.75 million (equivalent of RON 49.97 million) and maturity date January 30, 2024. The destination of the facility is the financing of current operational activities and issuance of letters of bank guarantee. There were no drawings under the overdraft facility as at December 31, 2021 and 2020.

OMV Petrom Group’s companies have signed also facilities with several banks for issuing letters of bank guarantee and letters of credit, as follows:

(l)          An unsecured facility agreement was signed by OMV Petrom S.A. with BNP Paribas Fortis Bank S.A./N.V. – Bucharest branch – for up to EUR 80.00 million (equivalent of RON 395.85 million), to be utilized only for issuance of letters of bank guarantee and letters of credit, with maturity date prolonged to July 15, 2022. Maturity is subject to possibility of further automatic extensions for successive periods of 12 months, but not longer than July 15, 2028.

(m)          An unsecured credit facility received by OMV Petrom S.A. from Banca Transilvania S.A., up to EUR 25.00 million (equivalent of RON 123.70 million), to be utilized only for issuance of letters of bank guarantee, with maturity until September 17, 2025.

(n)          An unsecured credit facility received by OMV Petrom S.A. from Banca Comercială Română S.A., up to RON 22.00 million to be utilized for issuance of of guarantee instruments in favour of Romanian authorities generally in relationship with customs taxes and excises, with open-end maturity.

126	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

(o)          A frame facility contracted by OMV Serbija from Raiffeisen Banka a.d. Belgrad, with a maximum limit of EUR 2.00 million (equivalent of RON 9.90 million) and maturity date prolonged to March 31, 2025. The destination of the facility is the issuance of letters of bank guarantee and letters of credit.

(p)          An unsecured credit facility agreement was signed by Petrom Moldova S.R.L. with Banca Comercială Română Chișinău S.A. for up to MDL 1.00 million (equivalent of RON 0.25 million) to be utilized for issuance of letters of bank guarantees. Maturity is December 31, 2023 and it is expected to be prolonged.

As at December 31, 2021 and 2020, OMV Petrom Group is in compliance with all financial covenants stipulated by the loan agreements.

Please refer also to Note 36 for details regarding interest rate risks of interest-bearing debt.

16.	OTHER FINANCIAL LIABILITIES

	December 31, 2021	less than 1 year	over 1 year
Derivative financial liabilities (Note 33)	2,406.76	2,356.53	50.23
Financial liabilities in connection with joint operations	6.06	6.06	-
Other financial liabilities	411.50	362.89	48.61
Total	2,824.32	2,725.48	98.84

	December 31, 2020	less than 1 year	over 1 year
Derivative financial liabilities (Note 33)	472.64	472.64	-
Financial liabilities in connection with joint operations	5.22	5.22	-
Other financial liabilities	371.62	324.75	46.87
Total	849.48	802.61	46.87

Derivative financial liabilities
As of December 31, 2021, derivative financial liabilities are mainly related to unrealized power forward sales contracts.

Other financial liabilities
As of December 31, 2021, “Other financial liabilities” line includes amounts payable related to realized swaps on crude oil and petroleum products and amounts due to employees in relation to salaries.

Maturity profile of financial liabilities
The table below summarizes the maturity profile of the Group’s financial liabilities based on contractual undiscounted cash flows (i.e. also including future finance charges):

127	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

December 31, 2021	< 1 year	1-5 years	> 5 years	Total
Interest-bearing debts	256.01	16.60	-	272.61
Lease liabilities	168.14	326.93	256.18	751.25
Trade payables	3,265.78	-	-	3,265.78
Derivative financial liabilities	2,356.53	50.23	-	2,406.76
Other financial liabilities	368.95	48.59	0.02	417.56
Total	6,415.41	442.35	256.20	7,113.96

December 31, 2020	< 1 year	1-5 years	> 5 years	Total
Interest-bearing debts	176.87	110.38	-	287.25
Lease liabilities	147.63	351.59	273.95	773.17
Trade payables	2,858.64	-	-	2,858.64
Derivative financial liabilities	472.64	-	-	472.64
Other financial liabilities	329.97	15.04	31.83	376.84
Total	3,985.75	477.01	305.78	4,768.54

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier, or at significantly different amounts.

17.	OTHER LIABILITIES

	December 31, 2021	less than 1 year	over 1 year
Tax liabilities	929.86	929.86	-
Social security	38.37	38.37	-
Contract liabilities	150.04	150.04	-
Deferred income	60.40	8.39	52.01
Other liabilities	39.76	39.76	-
Total	1,218.43	1,166.42	52.01

	December 31, 2020	less than 1 year	over 1 year
Tax liabilities	413.57	413.57	-
Social security	49.70	49.70	-
Contract liabilities	143.63	143.63	-
Deferred income	91.24	77.15	14.09
Other liabilities	74.69	74.69	-
Total	772.83	758.74	14.09

Tax liabilities
The increase in ”Tax liabilities” is mainly due to higher Upstream segment specific taxes.

Contract liabilities
Contract liabilities include mainly contract liabilities recognized for vouchers sold to customers in the retail business and advance payments received from customers for future deliveries of goods or services.

128	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The changes in contract liabilities were as follows:

	2021	2020
January 1	143.63	145.44
Revenue recognized that was included in the contract liability balance at the beginning of the year	(139.17)	(110.34)
Increases due to cash received, excluding amounts recognized as revenue during the year	145.58	108.53
December 31	150.04	143.63

18.	DEFERRED TAX

December 31, 2021	Deferred tax assets total	Deferred tax assets not recognized	Deferred tax assets recognized	Deferred tax liabilities
Tangible and intangible assets	463.60	-	463.60	23.68
Inventories	29.81	-	29.81	-
Receivables and other assets	174.35	(38.48)	135.87	3.38
Provisions for pensions and similar obligations	32.27	-	32.27	5.10
Other provisions	859.55	-	859.55	-
Liabilities	49.27	-	49.27	-
Tax loss carried forward	-	-	-	-
Total	1,608.85	(38.48)	1,570.37	32.16
Netting (same tax jurisdiction/country)			(32.16)	(32.16)
Total deferred tax, net			1,538.21	-

December 31, 2020	Deferred tax assets total	Deferred tax assets not recognized	Deferred tax assets recognized	Deferred tax liabilities
Tangible and intangible assets	296.63	-	296.63	27.57
Inventories	21.95	-	21.95	-
Receivables and other assets	151.86	(38.51)	113.35	40.94
Provisions for pensions and similar obligations	36.22	-	36.22	2.06
Other provisions	1,067.90	-	1,067.90	-
Liabilities	68.91	(0.65)	68.26	-
Tax loss carried forward	-	-	-	-
Total	1,643.47	(39.16)	1,604.31	70.57
Netting (same tax jurisdiction/country)			(70.57)	(70.57)
Total deferred tax, net			1,533.74	-

As at December 31, 2021, losses carry-forward for tax purposes amounted to RON 122.42 million (2020: RON 242.75 million). Eligibility of losses for carry-forward expires as follows:

129	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

	2021	2020
2021	–	22.17
2022	–	1.02
2023	–	10.82
2024	–	5.40
2025	–	15.01
2026 / After 2025	–	86.78
unlimited	122.42	101.55
Total	122.42	242.75

No deferred tax asset was recognized for tax losses carry-forward included in the above table, in amount of RON 122.42 million (2020: RON 230.20 million). As of December 31, 2020, the deferred tax asset recognized for part of tax losses carried-forward is included under "Assets held for sale".

19.	SALES REVENUES

Revenues	2021	2020
Revenues from contracts with customers	25,540.79	18,120.39
Revenues from other sources	470.34	1,596.59
Total sales revenues	26,011.13	19,716.98

Revenues from contracts with customers
In the following tables, revenues recorded in 2021 and 2020 are disaggregated by products and reportable segments.

2021	Upstream	Downstream	thereof Downstream Oil	thereof Downstream Gas	Corporate & Other	Total
Crude Oil, NGL, condensates	93.49	58.53	58.53	-	-	152.02
Natural gas, LNG and power	5.55	6,242.20	12.21	6,229.99	2.78	6,250.53
Fuels and heating oil	-	15,065.23	15,065.23	-	-	15,065.23
Other goods and services*	38.61	4,018.05	3,955.81	62.24	16.35	4,073.01
Total	137.65	25,384.01	19,091.78	6,292.23	19.13	25,540.79

2020	Upstream	Downstream	thereof Downstream Oil	thereof Downstream Gas	Corporate & Other	Total
Crude Oil, NGL, condensates	259.50	47.63	47.63	-	-	307.13
Natural gas, LNG and power	5.33	4,671.28	9.30	4,661.98	-	4,676.61
Fuels and heating oil	-	9,821.33	9,821.33	-	-	9,821.33
Other goods and services*	39.06	3,261.73	3,197.25	64.48	14.53	3,315.32
Total	303.89	17,801.97	13,075.51	4,726.46	14.53	18,120.39

*) Mainly in Downstream Oil related to non-fuel business and other petroleum products not included in categories above

130	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Revenues from other sources
Revenues from other sources mainly include revenues from commodity transactions that are within the scope of IFRS 9 Financial Instruments, realized and unrealized results from hedging of sales transactions, as well as rental and lease revenues.

In 2021, revenues from other sources include mainly power sales within the scope of IFRS 9 Financial Instruments (after net realized losses from power forward contracts) amounting to RON 1,397.63 million (2020: RON 1,127.84 million) and net unrealized losses from fair valuation of power forward contracts amounting to RON 1,073.93 million (2020: RON 42.78 million).

OMV Petrom Group acts as a lessor for lease arrangements assessed as operating leases mainly for land and buildings and equipment. Rental and lease revenues in 2021 amount to RON 50.04 million (2020: RON 48.34 million).

20.	OTHER OPERATING INCOME

	2021	2020
Exchange gains from operating activities	7.92	46.58
Gains on disposal of businesses, subsidiaries and non-current assets	72.02	52.79
Other operating income	105.53	329.58
Total	185.47	428.95

The line “Other operating income” in 2020 includes revenues from sales of CO2 certificates in amount of RON 180.99 million and gains of RON 71.50 million from the fair value measurement of CO2 certificates held for trading in Downstream.

21.	NET INCOME/(LOSS) FROM INVESTMENTS IN ASSOCIATES

	2021	2020
Share of net result of associated companies	5.23	4.47
Total	5.23	4.47

22.	OTHER OPERATING EXPENSES

	2021	2020
Exchange losses from operating activities	21.91	32.93
Losses on disposal of businesses, subsidiaries and non-current assets	32.71	11.54
Other operating expenses	197.96	303.99
Total	252.58	348.46

“Other operating expenses” line includes an amount of RON 72.90 million (2020: RON 110.47 million) representing restructuring expenses mainly in relation with outsourcing and reorganization in Upstream and an amount of RON 20.46 million (2020: RON 8.50 million) representing costs with digitalization initiatives at group level.

131	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

23.	COST INFORMATION

For the years ended December 31, 2021 and December 31, 2020 the consolidated income statement includes the following personnel expenses:

	2021	2020
Wages and salaries	1,382.60	1,557.08
Other personnel expenses	220.66	263.75
Total personnel expenses	1,603.26	1,820.83

The above personnel expenses included the amount of RON 19.76 million, representing Group’s contribution to state pension plan for the year ended December 31, 2021 (2020: RON 19.42 million).

Depreciation, amortization and impairment losses net of write-ups of intangible assets and property, plant and equipment consisted of:

	2021	2020
Depreciation and amortization	2,965.47	3,044.09
Impairment tangible and intangible assets	536.96	1,521.79
Write-ups tangible and intangible assets	(2.22)	(888.03)
Total depreciation, amortization and net impairment	3,500.21	3,677.85

Net impairment losses booked during the year ended December 31, 2021 for intangible assets and property, plant and equipment (including those classified as held for sale) were related mostly to Upstream segment in amount of RON 529.38 million, reflecting mainly write-offs of exploration intangibles, unsuccessful workovers and obsolete or replaced assets in Romania. Net impairments in Downstream Oil segment were in amount of RON 4.86 million and in Downstream Gas segment in amount of RON 0.50 million.

Net impairment losses booked during the year ended December 31, 2020 for intangible assets and property, plant and equipment (including those classified as held for sale) were related mostly to Upstream segment in amount of RON 1,151.77 million, reflecting mainly impairment at CGU level and write-offs of exploration intangibles as described in Note 2, unsuccessful workovers and obsolete or replaced assets in Romania. These were partially offset by a write-up in amount of RON 518.65 million related to Brazi power plant in Downstream Gas segment (see Note 2). Net impairments in Downstream Oil segment were in amount of RON 0.59 million and in Corporate & Other segment in amount of RON 0.05 million.

In the consolidated income statement for the year ended December 31, 2021 net impairments are included under depreciation, amortization, impairments and write-ups in amount of RON 433.94 million (2020: RON (48.03) million) and under exploration expenses in amount of RON 100.80 million (2020: RON 681.79 million).

132	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

24.	INTEREST INCOME AND INTEREST EXPENSES

	2021	2020
Interest income
Interest income from receivables and other	25.02	118.91
Interest income from short term bank deposits	109.49	146.23
Unwinding income for other financial assets and positive effect of changes in discount rate and timing for Romanian State receivable	26.18	72.19
Total interest income	160.69	337.33
Interest expenses
Interest expenses	(29.03)	(24.23)
Unwinding expenses for retirement benefits provision	(7.13)	(10.60)
Unwinding expenses for decommissioning provision, net of the unwinding income for related Romanian State receivable	(205.13)	(234.53)
Unwinding expenses and discounting for other items and negative effect of changes in discount rate and timing for Romanian State receivable	(223.45)	(26.08)
Total interest expenses	(464.74)	(295.44)
Net interest revenues/ (expenses)	(304.05)	41.89

“Interest income from receivables and other” in 2020 is mainly related to clearance of the arbitration proceedings initiated by OMV Aktiengesellschaft at the International Chamber of Commerce Paris against the Romanian Ministry of Environment.

“Unwinding expenses and discounting for other items and negative effect of changes in discount rate and timing for Romanian State receivable” in 2021 relate mainly to effects of discounting of the receivable from the Romanian State, while the effects of discounting of such receivable in 2020 were positive and presented on interest income.

25.	OTHER FINANCIAL INCOME AND EXPENSES

	2021	2020
Net foreign exchange gains/(losses) from financing activities	(2.91)	(27.07)
Other financial expenses	(3.79)	(3.21)
Other financial income and expenses	(6.70)	(30.28)

133	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

26.	TAXES ON INCOME

	2021	2020
Current income taxes	(517.84)	(238.07)
Deferred income taxes	(15.84)	50.38
Taxes on income - (expense)/revenue	(533.68)	(187.69)

The reconciliation of net deferred tax is as follows:

	2021	2020
Deferred tax, net as at January 1	1,533.74	1,470.02
Deferred tax, net as at December 31	1,538.21	1,533.74
Changes in deferred tax	4.47	63.72
thereof deferred tax revenue / (expense) in consolidated other comprehensive income	15.01	(5.16)
thereof deferred tax related to "held for sale"	5.30	18.50
thereof deferred tax revenue / (expense) in the consolidated income statement	(15.84)	50.38
Reconciliation
Profit before tax	3,398.10	1,478.70
Income tax rate applicable for Parent company	16%	16%
Profit tax expense based on income tax rate of the Parent	(543.70)	(236.59)
Effect of differing foreign tax rates	3.38	(1.20)
Profit tax expense based on applicable rates	(540.32)	(237.79)
Tax effect of items that are (non-deductible) / non-taxable	6.64	50.10
Profit tax expense in the consolidated income statement	(533.68)	(187.69)

In 2020, main amounts included under items that are (non-deductible) / non-taxable relate to fiscal credits.

27.	EARNINGS PER SHARE

Calculation of earnings per share is based on the following data:

	December 31, 2021	December 31, 2020
Net profit attributable to stockholders of the parent	2,864.34	1,290.96
Weighted average number of shares	56,643,903,559	56,643,903,559
Earnings per share in RON	0.0506	0.0228

The basic and diluted earnings per share are the same, as there are no instruments that have a dilutive effect on earnings.

134	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

28.	SEGMENT INFORMATION

OMV Petrom Group is organized into three operating business segments: Upstream, Downstream Oil and Downstream Gas, while management, financing activities and certain service functions are concentrated in the Corporate & Other segment.

OMV Petrom Group’s involvement in the oil and gas industry, by its nature, exposes it to certain risks. These include political stability, economic conditions, changes in legislation or fiscal regimes, as well as other operating risks inherent in the industry such as the high volatility of crude prices and of the US dollar. A variety of measures are used to manage these risks.

Apart from the integration of OMV Petrom Group’s upstream and downstream operations, and the policy of maintaining a balanced portfolio of assets in the Upstream segment, the main instruments used are operational in nature. There is a Group-wide environmental risk reporting system in operation, designed to identify existing and potential obligations and to enable timely action to be taken. Insurance and taxation are also dealt with on a Group-wide basis. Regular surveys are undertaken across OMV Petrom Group to identify current litigation and pending court and administrative proceedings.

Business decisions of fundamental importance are made by the Executive Board of OMV Petrom S.A. The business segments are independently managed, as each represents a strategic unit with different products and markets.

Upstream activities consist of exploration, development and production of crude oil and natural gas and are focused on Romania, Bulgaria and Georgia. Starting with 14th of May 2021 when the sale of Kazakhstan subsidiaries was finalized, the Group ceased to have operational activities in Kazakhstan. Upstream products consisting of crude oil and natural gas are sold mainly inside of OMV Petrom Group.

Downstream Oil produces and delivers gasoline, diesel and other petroleum products to its customers, while through filling stations networks offers also a variety of services and non-oil business (NOB) goods. Refining division, part of Downstream Oil segment, operates one Romanian refinery, Petrobrazi, with an annual capacity of 4.5 million tons. Marketing division, part of Downstream Oil segment, delivers products to both retail and wholesale customers and operates in Romania, Bulgaria, Serbia and Republic of Moldova. OMV Petrom Group is the main player on the Romanian fuels market.

Gas business unit, part of Downstream Gas segment, has the strategic objective to focus on gas sales, becoming a regional player. Business division Power, part of Downstream Gas segment, mainly extends the gas value chain into a gas fired power plant.

The key figure of operating performance for OMV Petrom Group is Operating result. In compiling the segment results, business activities with similar characteristics have been aggregated. Intra-Group sales and cost allocations by the parent company are determined in accordance with internal group policies. Management is of the opinion that the transfer prices of goods and services exchanged between segments correspond to market prices.

135	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Operating segments:
December 31, 2021	Upstream	Downstrea *	Downstream Oil	Downstream Gas	Downstream elimination	Corpo- rate & Other	Total	Consoli- dation	Consoli- dated total
Intersegment sales	9,082.76	161.28	48.01	264.15	(150.88)	169.74	9,413.78	(9,413.78)	-
Sales with third parties	144.53	25,831.86	19,215.93	6,615.93	-	34.74	26,011.13	-	26,011.13
Total sales	9,227.29	25,993.14	19,263.94	6,880.08	(150.88)	204.48	35,424.91	(9,413.78)	26,011.13
Operating result	1,660.22	2,409.94	2,663.18	(253.24)	-	(98.61)	3,971.55	(262.70)	3,708.85
Total assets**	21,241.65	7,127.50	5,779.64	1,347.86	-	384.44	28,753.59	-	28,753.59
Additions in PPE/IA	2,126.86	778.56	766.33	12.23	-	18.19	2,923.61	-	2,923.61
Depreciation and amortization	2,027.73	895.82	764.71	131.11	-	41.92	2,965.47	-	2,965.47
Impairment losses/ (write-ups), net	529.38	5.36	4.86	0.50	-	-	534.74	-	534.74

*) Sales Downstream = Sales Downstream Oil + Sales Downstream Gas – intersegmental elimination Downstream Oil and Downstream Gas;
**) Intangible assets (IA), property, plant and equipment (PPE).

Information about geographical areas:
December 31, 2021	Romania	Rest of Central Eastern Europe	Rest of Europe	Rest of world	Consolidated total
Sales with third parties*	21,650.01	4,331.60	10.88	18.64	26,011.13
Total assets**	27,795.94	951.52	-	6.13	28,753.59
Additions in PPE/IA	2,835.97	80.78	-	6.86	2,923.61

*) Sales are allocated per countries/regions based on the location where the risks and benefits are transferred to the customer;
**) Intangible assets (IA), property, plant and equipment (PPE).

Sales with third parties made in Rest of Central Eastern Europe include sales made in Bulgaria amounting to RON 1,942.28 million in 2021.

136	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Operating segments:
December 31, 2020	Upstream	Downstrea *	Downstream Oil	Downstream Gas	Downstream elimination	Corpo- rate & Other	Total	Consoli- dation	Consoli- dated total
Intersegment sales	5,852.05	214.83	92.04	256.74	(133.95)	197.01	6,263.89	(6,263.89)	-
Sales with third parties	309.87	19,376.70	13,564.84	5,811.86	-	30.41	19,716.98	-	19,716.98
Total sales	6,161.92	19,591.53	13,656.88	6,068.60	(133.95)	227.42	25,980.87	(6,263.89)	19,716.98
Operating result	(985.10)	2,317.41	1,060.30	1,257.11	-	(104.88)	1,227.43	239.66	1,467.09
Total assets**	22,906.69	7,272.13	5,785.32	1,486.81	-	434.89	30,613.71	-	30,613.71
Additions in PPE/IA	2,917.04	813.21	805.03	8.18	-	22.89	3,753.14	-	3,753.14
Depreciation and amortization	2,138.06	860.10	749.59	110.51	-	45.93	3,044.09	-	3,044.09
Impairment losses/ (write- ups), net	1,151.77	(518.06)	0.59	(518.65)	-	0.05	633.76	-	633.76

*) Sales Downstream = Sales Downstream Oil + Sales Downstream Gas – intersegmental elimination Downstream Oil and Downstream Gas
**) Intangible assets (IA), property, plant and equipment (PPE).

Information about geographical areas:
December 31, 2020	Romania	Rest of Central Eastern Europe	Rest of Europe	Rest of world	Consolidated total
Sales with third parties*	17,066.90	2,627.14	-	22.94	19,716.98
Total assets**	29,688.26	925.45	-	-	30,613.71
Additions in PPE/IA	3,554.25	176.50	-	22.39	3,753.14

*) Sales are allocated per countries/regions based on the location where the risks and benefits are transferred to the customer;
**) Intangible assets (IA), property, plant and equipment (PPE).

Sales with third parties made in Rest of Central Eastern Europe include sales made in Bulgaria amounting to RON 1,302.14 million in 2020.

29.	AVERAGE NUMBER OF EMPLOYEES

	December 31, 2021	December 31, 2020
Total OMV Petrom Group	8,852	11,791
thereof:
OMV Petrom S.A.	8,271	10,949
Subsidiaries	581	842

The number of employees was calculated as the average of the month’s end number of employees during the year.

The decrease in the number of employees was a result of outsourced activities, divestments and of reorganization and restructuring programs as a consequence of process optimization and cost efficiency measures.

137	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

30.	RELATED PARTIES

The terms of the outstanding balances receivable from/payable to related parties are typically 0 to 60 days. The balances are unsecured and will be settled mainly in cash.

There are no guarantees given or paid to related parties as at December 31, 2021 and December 31, 2020.

Dividends receivable are not included in the below balances and revenues.

During 2021, OMV Petrom Group had the following transactions with related parties, including balances as of December 31, 2021:

	Nature of transactions	Purchases	Balances payable
OMV Petrom S.A. - parent company
OMV Gas Marketing & Trading GmbH	Acquisition of natural gas and other	963.15	175.27
OMV Supply & Trading Limited	Acquisition of crude oil and petroleum products	884.15	1.10
OMV Petrom Global Solutions S.R.L.	Financial, bookkeeping, IT support and other services	470.67	64.16
OMV Exploration & Production GmbH	Delegation of personnel and other	99.56	27.49
OMV Downstream GmbH	Acquisition of petroleum products, other materials and services	63.83	20.55
OMV Aktiengesellschaft	Delegation of personnel and other	32.94	39.68
OMV Enerji Ticaret Anonim Şirketi	Acquisition of liquefied natural gas (LNG)	0.90	0.52
OMV Gas & Power GmbH	Delegation of personnel and other	0.81	0.13
OMV Abu Dhabi Production GmbH	Various services	0.41	0.41
OMV International Oil & Gas GmbH	Delegation of personnel	0.39	0.39
OMV New Zealand Limited	Various services	0.12	0.18
OMV - International Services Ges.m.b.H.	Various services	0.01	-
Total OMV Petrom S.A.		2,516.94	329.88

OMV Petrom Group subsidiaries
OMV Downstream GmbH	Acquisition of petroleum products, other materials and services	188.55	36.78
OMV Petrom Global Solutions S.R.L.	Financial, bookkeeping, IT support and other services	70.45	9.66
OMV Hungária Ásványolaj Korlátolt Felelösségü Társaság	Acquisition of bitumen	34.70	0.56
OMV - International Services Ges.m.b.H.	Various services	8.12	60.85
Borealis L.A.T GmbH	Acquisition of materials	5.88	2.81
OMV Exploration & Production GmbH	Delegation of personnel and other	0.97	-
OMV Aktiengesellschaft	Delegation of personnel and other	0.93	0.05
Borealis Agrolinz Melamine GmbH	Various services	0.12	0.04
OMV Česká republika, s.r.o.	Delegation of personnel	0.06	-
Total subsidiaries		309.78	110.75
Total OMV Petrom Group		2,826.72	440.63

138	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

	Nature of transactions	Revenues	Balances receivable
OMV Petrom S.A. - parent company
OMV Gas Marketing & Trading GmbH	Sales of natural gas and other	400.23	143.52
OMV Deutschland Marketing & Trading GmbH & Co. KG	Sales of propylene and petroelum products	357.28	62.04
OMV Downstream GmbH	Sales of petroleum products, delegation of personnel and other	181.73	14.74
OMV Supply & Trading Limited	Sales of petroleum products	58.97	-
OMV Exploration & Production GmbH	Delegation of personnel and other	26.09	4.08
OMV Petrom Global Solutions S.R.L.	Various services	22.92	2.92
OMV Aktiengesellschaft	Delegation of personnel and other	11.69	2.79
Borealis AG	Sales of propylene	10.88	-
Borealis L.A.T Romania s.r.l.	Various sales and services	0.18	0.01
Petrom Exploration & Production Limited	Various services	0.01	-
Total OMV Petrom S.A.		1,069.98	230.10

OMV Petrom Group subsidiaries
OMV Petrom Global Solutions S.R.L.	Various services	1.97	0.10
OMV Downstream GmbH	Delegation of personnel and other	1.55	1.06
OMV Česká republika, s.r.o.	Delegation of personnel	0.85	-
Borealis L.A.T Romania s.r.l.	Various services	0.09	-
OMV Exploration & Production GmbH	Delegation of personnel	0.05	-
OMV - International Services Ges.m.b.H.	Various services	0.02	22.58
Total subsidiaries		4.53	23.74
Total OMV Petrom Group		1,074.51	253.84

The above transactions and balances do not include amounts related to loans received by OMV Petrom Group from related parties.

During 2021, OMV Petrom Group had the following interest expenses with related parties, including balances as of December 31, 2021 for interest payable:

	Interest expense	Balances interest payable
OMV Petrom S.A. - parent company
OMV Petrom Global Solutions S.R.L.	2.00	0.28
Total OMV Petrom S.A.	2.00	0.28
Total OMV Petrom Group	2.00	0.28

The balance payable to OMV Petrom Global Solutions S.R.L. in relation to cash pooling agreement is presented in Note 15b).

There were no interest income and interest receivables with related parties in 2021.

139	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

During 2020, OMV Petrom Group had the following transactions with related parties, including balances as of December 31, 2020:

	Nature of transactions	Purchases	Balances payable
OMV Petrom S.A. - parent company
OMV Supply & Trading Limited	Acquisition of crude oil and petroleum products	1,130.86	238.76
OMV Petrom Global Solutions S.R.L.	Financial, bookkeeping, IT support and other services	468.61	113.21
OMV Gas Marketing & Trading GmbH	Acquisition of natural gas and other	424.98	115.20
OMV Exploration & Production GmbH	Delegation of personnel and other	104.99	34.52
OMV Downstream GmbH	Acquisition of petroleum products, other materials and services	65.86	39.27
OMV Aktiengesellschaft	Delegation of personnel and other	31.51	38.71
OMV Gas & Power GmbH	Delegation of personnel and other	0.39	1.68
OMV Austria Exploration & Production GmbH	Acquisition of materials	0.12	-
OMV New Zealand Limited	Various services	0.06	0.06
OMV - International Services Ges.m.b.H.	Various services	0.01	-
Total OMV Petrom S.A.		2,227.39	581.41

OMV Petrom Group subsidiaries
OMV Downstream GmbH	Acquisition of petroleum products, other materials and services	92.74	16.06
OMV Petrom Global Solutions S.R.L.	Financial, bookkeeping, IT support and other services	72.40	8.37
OMV Hungária Ásványolaj Korlátolt Felelösségü Társaság	Acquisition of bitumen	27.59	1.32
OMV - International Services Ges.m.b.H.	Various services	6.98	28.90
OMV Exploration & Production GmbH	Delegation of personnel and other	3.23	0.41
Borealis L.A.T GmbH	Acquisition of materials	1.15	-
OMV Aktiengesellschaft	Delegation of personnel and other	0.71	0.05
OMV Gas & Power GmbH	Various services	0.20	0.20
Total subsidiaries		205.00	55.31
Total OMV Petrom Group		2,432.39	636.72

140	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

	Nature of transactions	Revenues	Balances receivable
OMV Petrom S.A. - parent company
OMV Gas Marketing & Trading GmbH	Sales of natural gas and other	333.96	0.45
OMV Deutschland Marketing & Trading GmbH & Co. KG	Sales of propylene	119.32	31.78
OMV Deutschland GmbH	Sales of propylene	111.37	-
OMV Downstream GmbH	Sales of petroleum products, delegation of personnel and other	91.34	3.02
OMV Supply & Trading Limited	Sales of petroleum products	29.54	-
OMV Exploration & Production GmbH	Delegation of personnel and other	26.08	3.14
OMV Petrom Global Solutions S.R.L.	Various services	23.18	2.09
OMV Aktiengesellschaft	Delegation of personnel and other	11.92	2.61
OMV Austria Exploration & Production GmbH	Sale of fixed assets	0.33	-
Borealis L.A.T Romania s.r.l.	Various services	0.07	0.02
Total OMV Petrom S.A.		747.11	43.11

OMV Petrom Group subsidiaries
OMV Petrom Global Solutions S.R.L.	Various services	1.77	0.19
OMV Česká republika, s.r.o.	Delegation of personnel	0.82	-
OMV Downstream GmbH	Delegation of personnel and other	0.65	1.71
OMV Exploration & Production GmbH	Delegation of personnel	0.52	0.16
OMV - International Services Ges.m.b.H.	Various services	-	12.59
Total subsidiaries		3.76	14.65
Total OMV Petrom Group		750.87	57.76

The above transactions and balances do not include amounts related to loans received by OMV Petrom Group from related parties.

During 2020, OMV Petrom Group had the following interest expenses with related parties, including balances as of December 31, 2020 for interest payable:

	Interest expense	Balances interest payable
OMV Petrom S.A. - parent company
OMV Petrom Global Solutions S.R.L.	1.87	0.14
Total OMV Petrom S.A.	1.87	0.14
Total OMV Petrom Group	1.87	0.14

The balance payable to OMV Petrom Global Solutions S.R.L. in relation to cash pooling agreement is presented in Note 15b).

There were no interest income and interest receivables with related parties in 2020.

In December 2019, OMV Petrom S.A. signed a contract to acquire OMV Offshore Bulgaria GmbH, the transaction being completed in August 2020 (see Note 34 and Note 35 for more details). This transaction was accounted for as asset acquisition, given that the acquired entity does not constitute a business as defined by IFRS 3 Business Combinations.

141	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Ultimate parent
As disclosed in Note 1, OMV Petrom S.A.’s major shareholder is OMV Aktiengesellschaft, being the ultimate parent of the Group, with its office based at Trabrennstraße 6-8, 1020 Vienna, Austria. The main shareholders of OMV Aktiengesellschaft are Österreichische Beteiligungs AG (ÖBAG; previously Österreichische Bundes- und Industriebeteiligungen GmbH (ÖBIB), Vienna, which is in turn wholly owned by the Republic of Austria – 31.5%) and Mubadala Petroleum and Petrochemicals Holding Company L.L.C. (MPPH, Abu Dhabi – 24.9%).There is a consortium agreement in place between MPPH and ÖBAG providing for coordinated behavior and certain restrictions on transfers of shareholdings.

The consolidated financial statements of OMV Aktiengesellschaft are prepared in accordance with IFRS as adopted by the EU and in accordance with the supplementary accounting regulations pursuant to Sec. 245a, Para. 1 of the Austrian Company Code (UGB) and are available on OMV’s website:
https://www.omv.com/en/investor-relations/publications

Key management remuneration
For 2021, the General Meeting of Shareholders of OMV Petrom S.A. approved an annual gross remuneration corresponding to a net remuneration for each member of the Supervisory Board amounting to EUR 20,000 per year (2020: EUR 20,000 per year), an additional gross remuneration per meeting corresponding to a net remuneration of EUR 4,000 for each member for the Audit Committee (2020: EUR 4,000 per meeting) and an additional gross remuneration per meeting corresponding to a net remuneration of EUR 2,000 for each member for the Presidential and Nomination Committee (2020: EUR 2,000 per meeting).

As at December 31, 2021 and 2020, there were no loans or advances granted by any of the Group companies to the members of the Supervisory Board. As at December 31, 2021 and 2020, the Group companies did not have any obligations regarding pension payments to former members of the Supervisory Board.

The aggregate amount of remuneration and other benefits, including benefits in-kind, paid in 2021 to the members of the Executive Board and the directors reporting to Executive Board members, collectively as a group, for their activities performed in all capacities, amounted to RON 66.69 million (2020: RON 69.40 million).

The remuneration paid to members of the Executive Board and to the directors reporting to Executive Board members aims to be at competitive levels and consists of:
fixed remuneration based on contractual arrangements;

performance-related remuneration assessed against financial and non-financial metrics (including OMV Petrom S.A. share price evolution, HSSE and sustainability metrics) in line with company strategy, to align the interests of management and shareholders, including both short and long term plans:

performance bonus program of 1 year;
long term incentive as multi-year performance plan of 3 years;
benefits in kind (non-cash benefits) as support to properly carry out job related activities, including car company, accident and liability insurance.

142	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

31.	DIRECT AND INDIRECT INVESTMENTS OF OMV PETROM GROUP WITH AN INTEREST OF AT LEAST 20% AS OF DECEMBER 31, 2021

Company Name	Share interest percentage	Consolidation treatment**	Activity	Country of incorporation
Subsidiaries (>50%)
Petrom Moldova S.R.L.	100.00%	FC	Fuel distribution	Moldova
OMV Petrom Marketing S.R.L.	100.00%	FC	Fuel distribution	Romania
OMV Petrom Aviation S.R.L.*	100.00%	FC	Airport services	Romania
OMV Offshore Bulgaria GmbH	100.00%	FC	Exploration activities	Austria
OMV Petrom Georgia LLC	100.00%	FC	Exploration and production services	Georgia
OMV Petrom Gas S.R.L.	100.00%	FC	Gas supply	Romania
Petromed Solutions S.R.L.	99.99%	FC	Medical services	Romania
OMV Srbija DOO	99.96%	FC	Fuel distribution	Serbia
OMV Bulgaria OOD	99.90%	FC	Fuel distribution	Bulgaria
Petrom Exploration & Production Limited	99.99%	NC	Exploration and production services	Isle of Man
Associated companies (20-50%)
OMV Petrom Global Solutions S.R.L.	25.00%	EM	Financial, IT and other services	Romania
Asociatia Romana pentru Relatia cu Investitorii	20.00%	NAE	Public representation	Romania

*) 1 (one) equity interest owned through OMV Petrom Marketing S.R.L.
**) Consolidation treatment:

FC	Full consolidation
EM	Accounted for at equity (associated company)
NC	Not-consolidated subsidiary (companies of relative insignificance, both individually and collectively, to the consolidated financial statements)
NAE	Other investment recognized at cost (associated companies of relatively little importance to the assets and earnings of the consolidated financial statements).

On May 14, 2021, OMV Petrom S.A. completed the sale of its 100% owned subsidiaries in Kazakhstan, Tasbulat Oil Corporation LLP and Kom Munai LLP, to Magnetic Oil Limited. The subsidiaries were deconsolidated starting with the divestment date.

On May 21, 2021, OMV Petrom Georgia LLC was incorporated in Georgia following the signing of a Production Sharing Contract between OMV Petrom S.A. and the State of Georgia in relation to the exploration offshore Block II from Georgia. The new subsidiary of OMV Petrom S.A. is fully consolidated in the group financial statements at end of 2021.

On December 15, 2021, OMV Petrom S.A. acquired the remaining 0.01% interest in the subsidiary OMV Petrom Gas S.R.L., reaching the ownership of 100% in this subsidiary.

The subsidiaries which are not consolidated have very low volumes of business; the total sales, net income/losses and equity of such companies represent less than 1% of the consolidated totals.

143	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

32.	CASH FLOW STATEMENT INFORMATION

a)	Drawings and repayments of borrowings

The following tables show the reconciliation of the changes in liabilities arising from financing activities:

	Interest- bearing debts	Lease liabilities	Total
January 1, 2021	283.97	680.39	964.36
Repayments of interest bearing debts and principal portion of lease liabilities	(93.49)	(158.29)	(251.78)
Increase in interest bearing debts	78.86	-	78.86
Total cash flows relating to financing activities	(14.63)	(158.29)	(172.92)
Lease liabilities recognized during the year	-	135.23	135.23
Net other changes	2.21	2.40	4.61
Total non-cash changes	2.21	137.63	139.84
December 31, 2021	271.55	659.73	931.28
thereof short-term	255.06	158.32	413.38
thereof long-term	16.49	501.41	517.90

	Interest- bearing debts	Lease liabilities	Total
January 1, 2020	330.13	700.94	1,031.07
Repayments of interest bearing debts and principal portion of lease liabilities	(91.80)	(130.31)	(222.11)
Increase in interest bearing debts	41.55	-	41.55
Total cash flows relating to financing activities	(50.25)	(130.31)	(180.56)
Lease liabilities recognized during the year	-	118.61	118.61
Net other changes	4.09	(8.85)	(4.76)
Total non-cash changes	4.09	109.76	113.85
December 31, 2020	283.97	680.39	964.36
thereof short-term	175.03	137.33	312.36
thereof long-term	108.94	543.06	652.00

b)	Proceeds in relation to non-current assets

In 2021, proceeds in relation to non-current assets include the amount of RON 37.61 million representing the encashment by OMV Petrom S.A. from the last two tranches of the government grant for Brazi power plant investment (2020: RON 140.19 million related to the third tranche). For details please see Note 9 b).

144	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

c)	Transfer of business

On December 1, 2021, OMV Petrom S.A. closed the transfer of 40 marginal onshore oil and gas fields to Dacian Petroleum S.R.L..

Net assets at the date of transfer	2021
Intangible assets and property, plant and equipment	219.12
Provisions for decommissioning and restoration obligations	(156.86)
Other adjustments related to items transferred	1.81
Net assets	64.07

Gain/(loss) on transfer of business	2021
Proceeds on transfer of business	66.68
Net assets disposed of	(64.07)
Gain on transfer of business	2.61

Net cash flow from transfer of business	2021
Proceeds on transfer of business	66.68
Deferred consideration	(23.68)
Net cash inflow on transfer of business	43.00

During 2020 OMV Petrom Group did not transfer any business.

d)	Disposal of Group companies

On May 14, 2021, OMV Petrom S.A. completed the sale of its 100% owned subsidiaries in Kazakhstan, Kom-Munai LLP and Tasbulat Oil Corporation LLP, to Magnetic Oil Limited.

Net assets at the date of sale	2021
Assets
Intangible assets	6.44
Property, plant and equipment	510.93
Deferred tax assets	2.86
Inventories	27.94
Trade receivables	15.54
Other financial assets	36.69
Other assets	18.02
Cash and cash equivalents	26.36

145	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Liabilities
Provisions	(86.16)
Lease liabilities	(4.75)
Deferred tax liabilities	(27.01)
Trade payables	(14.01)
Other financial liabilities	(4.67)
Other liabilities	(10.66)

Net assets and loans sold	497.52

Gain/(loss) on sales of subsidiaries	2021
Proceeds from sale	560.22
Net assets and loans sold	(497.52)
Recycling of currency translation reserves on sale of subsidiaries	(90.92)
Loss on sale of subsidiaries	(28.22)

Net cash flow from sale of subsidiaries
Proceeds from sale	560.22
Advance received in prior year	(71.59)
Subsidiaries' cash at the date of sale	(26.36)
Proceeds from sale of subsidiaries, net of cash disposed	462.27

In 2020, OMV Petrom Group did not dispose of any subsidiary.

e)	Exploration cash-flows

The amount of cash outflows in relation to exploration activities incurred by OMV Petrom Group for the year ended December 31, 2021 is of RON 239.71 million (2020: RON 253.70 million), out of which the amount of RON 106.70 million is related to operating activities (2020: RON 144.58 million) and the amount of RON 133.01 million represents cash outflows for exploration investing activities (2020: RON 109.12 million).

f)	Other non-monetary adjustments

Other non-monetary adjustments include mainly the change in the fair value of derivatives through income statement and impact from reassessment of long-term receivables.

g)	Cash and cash equivalents

	December 31, 2021	December 31, 2020
Cash at banks and on hand	375.53	303.15
Short-term deposits	9,947.12	7,147.49
Cash and cash equivalents	10,322.65	7,450.64

146	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

33.	FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

The following overview presents the measurement of assets and liabilities recognized at fair value.

In accordance with IFRS 13, the individual levels are defined as follows:

Level 1: Using quoted prices in active markets for identical assets or liabilities.

Level 2: Using inputs for the asset or liability, other than quoted prices, that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). In order to determine the fair value for financial instruments, usually forward prices of commodities, as obtained from the market, and foreign exchange rates are used as inputs to the valuation model. Net amount of assets and liabilities associated with assets held for sale, as well as trade receivables held for sale are measured at fair value. The basis of the valuation was fair values less cost of disposal derived from an agreed sales price.

Level 3: Using inputs for the asset or liability that are not based on observable market data such as prices, but on internal models or other valuation methods.

Fair value hierarchy of financial assets as at December 31, 2021
	Level 1	Level 2	Level 3	Total
Trade receivables	-	61.86	-	61.86
Derivatives designated and effective as hedging instruments	-	21.10	-	21.10
Other derivatives	-	1,534.99	-	1,534.99
Total	-	1,617.95	-	1,617.95

Fair value hierarchy of financial liabilities as at December 31, 2021
	Level 1	Level 2	Level 3	Total
Derivatives designated and effective as hedging instruments	-	(42.56)	-	(42.56)
Other derivatives	-	(2,364.20)	-	(2,364.20)
Total	-	(2,406.76)	-	(2,406.76)

Fair value hierarchy of financial assets and assets held for sale as at December 31, 2020
	Level 1	Level 2	Level 3	Total
Derivatives designated and effective as hedging instruments	-	16.33	-	16.33
Other derivatives	-	631.19	-	631.19
Net amount of assets and liabilities associated with assets held for sale	-	448.22	-	448.22
Total	-	1,095.74	-	1,095.74

Fair value hierarchy of financial liabilities as at December 31, 2020
	Level 1	Level 2	Level 3	Total
Derivatives designated and effective as hedging instruments	-	(19.58)	-	(19.58)
Other derivatives	-	(453.06)	-	(453.06)
Other financial liabilities	-	-	(15.88)	(15.88)
Total	-	(472.64)	(15.88)	(488.52)

There were no transfers between levels of the fair value hierarchy. There were no changes in the fair value measurement techniques for assets and liabilities that are measured at fair value.

147	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The financial liabilities whose fair values differ from their carrying amounts as at December 31, 2021 and December 31, 2020, as well as the respective differences are presented in the tables below. The fair value of these financial liabilities was determined by discounting future contractual cash flows using interest rates prevailing at reporting date for similar liabilities with similar maturities, obtained from the market for similar transactions (Level 2 – observable inputs).

The management assessed that the fair values of other financial assets and financial liabilities that were measured at amortized cost approximate their carrying amounts.

December 31 2021
Financial liabilities	Fair value	Carrying amount	Difference
Interest-bearing debts	272.41	271.55	0.86
Total	272.41	271.55	0.86

December 31 2020
Financial liabilities	Fair value	Carrying amount	Difference
Interest-bearing debts	286.66	283.97	2.69
Total	286.66	283.97	2.69

Offsetting of financial assets and liabilities
According to IAS 32, financial assets and liabilities are offset and the net amounts are reported in the consolidated statement of financial position when OMV Petrom Group has a current legally enforceable right to set-off the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. OMV Petrom Group enters in the normal course of business into various master netting arrangements in the form of International Swaps and Derivatives Association (ISDA) agreements or European Federation of Energy Traders (EFET) agreements or other similar arrangements. When the offsetting criteria mentioned in IAS 32 are met, corresponding financial assets and liabilities are presented net in the consolidated statement of the financial position.

During 2021 OMV Petrom Group has updated its assessment of IAS 32 netting criteria further to a legal assessment of the major agreements in place.

The following tables present the carrying amounts of recognized financial assets and financial liabilities that are subject to various netting arrangements. The net column would be on the Group’s consolidated statement of financial position, if all set-off rights were exercised.

Offsetting of financial assets 2021
	Gross amounts	Amounts set- off in the statement of financial position	Net amounts presented in the statement of financial position*	Assets available to set-off** (not offset)	Net amounts
Derivative financial instruments	1,945.31	(389.22)	1,556.09	(349.31)	1,206.78
Trade receivables	2,866.35	(225.67)	2,640.68	(6.81)	2,633.87
Other financial assets	345.91	(6.15)	339.76	(78.18)	261.58
Total	5,157.57	(621.04)	4,536.53	(434.30)	4,102.23

*) Net amounts presented in the statement of financial position are detailed in Note 9.
**) Assets not offset as the criteria from IAS 32 is not fulfilled.

148	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Offsetting of financial liabilities 2021
	Gross amounts	Amounts set- off in the statement of financial position	Net amounts presented in the statement of financial position*	Liabilities available to set-off** (not offset)	Net amounts
Derivative financial instruments	2,795.98	(389.22)	2,406.76	(349.31)	2,057.45
Trade payables	3,491.45	(225.67)	3,265.78	(6.81)	3,258.97
Other financial liabilities	417.65	(6.15)	411.50	(78.18)	333.32
Total	6,705.08	(621.04)	6,084.04	(434.30)	5,649.74

*) Net amounts presented in the statement of financial position are detailed in Note 16.
**) Liabilities not offset as the criteria from IAS 32 is not fulfilled.

Offsetting of financial assets 2020
	Gross amounts	Amounts set- off in the statement of financial position	Net amounts presented in the statement of financial position*	Assets available to set-off** (not offset)	Net amounts
Derivative financial instruments	647.52	-	647.52	(429.41)	218.11
Trade receivables	1,300.85	(42.72)	1,258.13	-	1,258.13
Other financial assets	255.45	-	255.45	(62.33)	193.12
Total	2,203.82	(42.72)	2,161.10	(491.74)	1,669.36

*) Net amounts presented in the statement of financial position are detailed in Note 9.
**) Assets not offset as the criteria from IAS 32 is not fulfilled.

Offsetting of financial liabilities 2020
	Gross amounts	Amounts set- off in the statement of financial position	Net amounts presented in the statement of financial position*	Liabilities available to set-off** (not offset)	Net amounts
Derivative financial instruments	472.64	-	472.64	(429.41)	43.23
Trade payables	2,901.36	(42.72)	2,858.64	-	2,858.64
Other financial liabilities	371.62	-	371.62	(62.33)	309.29
Total	3,745.62	(42.72)	3,702.90	(491.74)	3,211.16

*) Net amounts presented in the statement of financial position are detailed in Note 16.
**) Liabilities not offset as the criteria from IAS 32 is not fulfilled.

34.	COMMITMENTS AND CONTINGENCIES

Commitments
As at December 31, 2021 the total commitments engaged by OMV Petrom Group for investments (except those in relation to joint arrangements) are in amount of RON 1,003.65 million (2020: RON 796.26 million), out of which RON 816.88 million related to property, plant and equipment (2020: RON 623.75 million) and RON 186.77 million for intangible assets (2020: RON 172.51 million).

The Group has additional commitments in relation to joint arrangements - for details please refer to Note 35.

149	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Litigations
We face a variety of litigations, arbitrations, proceedings and disputes referring to a wide range of subjects, such as, but without being limited to, real estate matters, fiscal matters, intellectual property, environmental, competition, administrative matters, commercial matters, labour related litigation, debt recovery, insolvency of contractors, criminal deeds, and contraventional matters. It is possible that unanticipated judicial outcomes might occur.

OMV Petrom Group provides for litigations that are likely to result in obligations. Management is of the opinion that litigations, to the extent not covered by provisions or insurance, will not materially affect OMV Petrom Group’s financial position.

Contingent liabilities
The production facilities and properties of all Group companies are subject to a variety of environmental protection laws and regulations in the countries where they operate; provisions are made for probable obligations arising from environmental protection measures.

In December 2019, OMV Petrom S.A. signed a contract to acquire OMV Offshore Bulgaria GmbH, which holds a stake in the Han Asparuh exploration license in Bulgaria. The transaction was completed at the end of August 2020, by means of acquisition of 100% shares in OMV Offshore Bulgaria GmbH from OMV Exploration & Production GmbH.
The contract between OMV Petrom S.A. and the seller OMV Exploration & Production GmbH includes contingent variable payments to be made by OMV Petrom S.A. which are dependent on reserves determinations at final investment decision milestone and at reserves revision milestone. The reserves determinations will have to be certified by a jointly appointed suitable qualified and experienced third party reserves auditor.
At the date of these financial statements, a reliable estimate of the potential variable payments and timing, if any, cannot be made. Therefore, no provision has been recognized in this respect in OMV Petrom’s Group Financial Statements as at December 31, 2021 and 2020.

On April 16, 2020, the Bulgarian Commission for Protection of Competition announced the initiation of an investigation regarding the determination of the prices on fuel market. OMV Bulgaria OOD is subject to this investigation, among other major manufacturers and retailers on Bulgarian market. During 2020 two requests of providing information were received from authorities and the responses were submitted in due time. There were no additional requests from authorities in 2021, but the investigation is not yet finalized. The sanctions for antitrust infringements are up to 10% of the total company’s turnover of the respective undertaking for the financial year prior to the sanctioning decision. At the date of these financial statements, we are not able to evaluate the outcome of the investigation and no provision was recorded in this respect.

In addition, OMV Petrom Group has contingent liabilities representing performance guarantees, mainly under credit facilities granted by banks, without cash collateral, in amount of RON 260.81 million as at December 31, 2021 (2020: RON 371.84 million).

35.	INTERESTS IN JOINT ARRANGEMENTS

In 2008 OMV Petrom S.A. entered into a farm out arrangement with ExxonMobil Exploration and Production Romania Limited (“Exxon”) with the purpose to explore and develop the Neptun Deepwater block in the Black Sea and has a participating interest of 50%. Starting August 2011, ExxonMobil has been appointed as operator (previously OMV Petrom S.A. was operator).

In 2010 OMV Petrom S.A. entered into a farm out arrangement with Hunt Oil Company of Romania S.R.L. (“Hunt”) with the purpose to explore and develop Adjud and Urziceni East onshore blocks and has a participating interest of 50%. Starting October 2013, Hunt has been appointed as operator (previously OMV Petrom S.A. was operator).

150	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

In December 2019, OMV Petrom S.A. signed a contract to acquire OMV Offshore Bulgaria GmbH, which at that time held a 30% stake in the Han Asparuh exploration license in Bulgaria, alongside Repsol and Total. In June 2020, this percentage increased to 42.86% following Repsol’s exit from the joint venture, as approved by the Bulgarian regulator. The remaining interest of 57.14% is held by Total, which is also the operator. The transaction was completed at the end of August 2020, by means of acquisition of 100% shares in OMV Offshore Bulgaria Gmbh from OMV Exploration & Production Gmbh.

Joint activities described above were classified as joint operations according with IFRS 11.

OMV Petrom’s share of the aggregate capital commitments for these joint arrangements as at December 31, 2021 is amounting RON 45.55 million (2020: RON 44.73 million), mainly in relation to offshore activities requirements.

36.	RISK MANAGEMENT

Capital risk management
OMV Petrom Group continuously manages its capital adequacy to ensure that its entities will be optimally capitalized, in accordance with their risk exposure, in order to maximize the return to stakeholders. The capital structure of OMV Petrom Group consists of equity attributable to stockholders of the parent (comprising share capital, reserves and revenue reserves as disclosed in the “Consolidated Statement of Changes in Equity”) and debt (which includes the short and long term Interest bearing debts and Lease liabilities). Capital risk management at OMV Petrom Group is part of the value management and it is based on permanent review of the gearing ratio of the Group.

Net debt is calculated as interest-bearing debts and lease liabilities, less cash and cash equivalents. Due to the significant cash balance, the Group reported a net cash position of RON 9,391.37 million at December 31, 2021 (2020: RON 6,486.28 million).

OMV Petrom Group’s management reviews the capital structure, as well as group risk reports regularly. As part of this review, the cost of capital and the risks associated with each class of capital are considered.

Significant accounting policies
Details of the significant accounting policies and methods adopted, including the criteria for recognition, the basis of measurement and the basis on which income and expenses are recognized, in respect of each class of financial asset, financial liability and equity instrument are disclosed in Note 4 to the consolidated financial statements.

Financial risk management objectives and policies
The objective of OMV Petrom Risk Management function is to assess if the risk estimations are within the tolerance levels set in the Risk Appetite statement and to provide assurance that the risks are well managed and kept under control by the risk owners. Low probability high potential impact risks are assessed and monitored individually, with a dedicated set of mitigating measures put in place.

To ensure that management takes risk-informed decisions, with adequate consideration of actual and prospective information/data, OMV Petrom Executive Board has empowered a dedicated Risk Management function with the objective to centrally lead and coordinate the Group’s risk management-related processes. This department ensures that well-defined and consistent risk management processes, tools, and techniques are applied across the entire organization. Risk ownership is assigned to the managers who are best suited to oversee and manage the respective risk. OMV Petrom’s consolidated risk profile is reported twice a year to the Executive Board and to Supervisory Board’s Audit Committee.

151	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Risk exposures and responses
OMV Petrom’s Risk Management function performs a central coordination of a mid-term Enterprise Wide Risk Management (EWRM) and a long-term Strategic Risk Management processes in which it actively pursues the identification, analysis, evaluation and treatment of significant risks (market and financial, operational and strategic) in order to assess their effects on planned cash flows, to engage management in planning and implementing mitigating actions and to provide to the executive and Supervisory Board’s Audit Committee members the assurance that risks are under control and within the tolerance levels from the risk appetite.

The main purpose of the OMV Petrom’s EWRM process is to deliver value through risk-based management and decision-making. OMV Petrom Group is constantly enhancing the EWRM process based on internal and external requirements. The process is facilitated by OMV Petrom Group-wide IT system supporting the established individual process steps (risk identification, risk analysis, risk evaluation, risk treatment, reporting, and risk review through continuous monitoring of changes to the risk profile), guided by the ISO 31000 risk management framework.

Beside the business operational and strategic category of exposures, the market and financial risk category plays an important role in the Group’s risk profile and it is managed with dedicated diligence – market and financial risks include commodity market price risk, foreign exchange risk, interest rate risk, counterparty credit risk, and liquidity risk.

Response wise, any risk which increases near to its significance level or which is sensitive to the risk appetite level is monitored and specific treatment plans are proposed, approved and implemented accordingly in order to decrease the risk exposure.

Climate Change Risks
OMV Petrom consistently evaluates the Group’s exposure to risks related to climate-change in addition to the market price risk from European Emission Allowances. Such risks comprise the potential impact of acute or chronic events like more frequent extreme weather events or systemic changes to our business model due to a changing legal framework or substitution of OMV Petrom Group’s products due to changing consumer behavior. OMV Petrom Group recognizes climate change as a key global challenge. We thus integrate the related risks and opportunities into the development of the Group’s business strategy. Please refer to Note 2 for more details on effects of climate change risk.

Commodity Market Price Risk
In regard to the market price risk, OMV Petrom Group is naturally exposed to the price-driven volatility of cash flows generated by production, refining, and marketing activities associated with crude oil, oil products, gas, and electricity. Market risk has core strategic importance within OMV Petrom Group’s risk profile and liquidity. The market price risks of OMV Petrom Group commodities are closely analysed, quantified, and evaluated.

Financial derivative instruments are used where appropriate to hedge the main industry risks resulting from changes in commodity prices which could have a negative effect on assets, liabilities or expected future cash flows.

Hedges are generally placed in the legal entities where the underlying exposure exists. When certain conditions are met, the Group may elect to apply IFRS 9 hedge accounting principles in order to recognize the offsetting effects in the income statement of changes in the fair value of the hedging instruments at the same time with the hedged items.

In 2020 the risk management objective for the refinery margin hedges for diesel and jet changed and therefore the corresponding hedging relationships were discontinued. The accumulated gains and losses remained in the cash flow hedging reserve upon realization of the hedged items. The gains and losses related to the forecast sales and purchases of specific products for which the hedged future cash flows were no longer expected to occur, being affected by COVID-19 outbreak, were immediately reclassified from other comprehensive income.

Derivatives are only used for economic hedging purposes and not as speculative investments. However, where derivatives are not designated as hedging instruments, they are classified as fair value through profit or loss (FVPL) in accordance with IFRS 9.

152	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Cash flow hedge accounting
In Downstream Oil Business, OMV Petrom Group is especially exposed to volatile refining margins and inventory risks. In order to mitigate those risks the Group enters into corresponding hedging activities, which include margin hedges as well as stock hedges.

The risk management strategy is to harmonize the pricing of product sales and purchases in order to remain within an approved range of priced stocks at all times, by means of undertaking stock hedges so as to mitigate the price exposure. In respect of refinery margin hedges, crude oil and products are hedged with the aim to protect future margins.

During 2021 OMV Petrom S.A. concluded margin hedges in relation to highly probable sales of gasoline and stock hedges in relation to crude oil inventory purchased, using swaps instruments.

During 2020 OMV Petrom S.A. concluded stock hedges in relation to oil inventory purchases and it discontinued most of the refinery margin hedges which had been concluded in 2019, due to the change in the risk management objective.

In case of refinery margin hedges for gasoline, the product crack spread is designated as the hedged item, buying Brent crude oil on a fixed basis and selling the product on a fixed basis. The crack spread for gasoline is a separately identifiable component and can therefore represent the specific risk component designated as hedged item. In case of refinery margin hedges on fuel oil, which had been concluded in 2019 with maturities during 2020 and 2021, forecast sales and purchase transactions for fuel oil and oil products are designated as the hedged items.

Stock hedges are used to mitigate price exposure whenever actual priced stock levels deviate from target levels. Forecast purchase and sales transactions for crude oil and oil products are designated as the hedged items.

Hedge ineffectiveness can arise from timing differential between derivative and hedged item delivery and pricing differentials (derivatives are valued on the future monthly average quotations (or other periods) and sales/purchases are valued on prices at the date of transaction/delivery).

Nominal and fair values of derivatives designated and effective as hedging instruments
2021	Forecast purchases	Forecast sales	Total
Nominal value	-	631.84	631.84
Below one year	-	631.84	631.84
More than one year	-	-	-
Fair value - assets	-	21.10	21.10
Fair value - liabilities	-	42.56	42.56
Cash flow hedge reserve (before tax)	-	(21.46)	(21.46)

2020	Forecast purchases	Forecast sales	Total
Nominal value	91.87	147.85	239.72
Below one year	91.87	147.85	239.72
More than one year	-	-	-
Fair value - assets	-	16.33	16.33
Fair value - liabilities	14.18	5.40	19.58
Cash flow hedge reserve (before tax)	(14.18)	10.93	(3.25)

The tables above show the fair values of derivative financial instruments designated and effective as hedging instruments together with their notional amounts. The notional amount, reflected gross, is the amount of a derivative’s underlying asset and is the basis upon which changes in the value of derivatives are measured. The notional amounts indicate the volume of the transactions outstanding at the year-end and are not indicative of either the market risk or the credit risk. Fair values are presented in lines “Other financial assets” and “Other financial liabilities” in consolidated statement of financial position.

153	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

Cash flow hedging - Impact of hedge accounting
2021	Forecast purchases	Forecast sales	Total
Cash flow hedge reserve as of January 1, 2021 (net of tax)	(11.91)	86.27	74.36
Gains/(losses) recognized in OCI	57.22	(131.60)	(74.38)
Amounts reclassified to income statement	-	7.43	7.43
Amounts transferred to cost of non-financial item	(43.04)	-	(43.04)
Tax effects	(2.27)	19.87	17.60
Cash flow hedge reserve as of December 31, 2021 (net of tax)	-	(18.03)	(18.03)
Hedge ineffectiveness recognized in income statement	-	(2.78)	(2.78)

2020	Forecast purchases	Forecast sales	Total
Cash flow hedge reserve as of January 1, 2020 (net of tax)	22.48	5.22	27.70
Gains/(losses) recognized in OCI	(134.60)	467.80	333.20
Amounts reclassified to income statement	-	(369.69)	(369.69)
Amounts reclassified from OCI because the hedged future cash flows no longer expected to occur	14.79	(1.62)	13.17
Amounts transferred to cost of non-financial item	78.87	-	78.87
Tax effects	6.55	(15.44)	(8.89)
Cash flow hedge reserve as of December 31, 2020 (net of tax)	(11.91)	86.27	74.36
Thereof discontinued hedges	-	77.09	77.09
Hedge ineffectiveness recognized in income statement	(3.81)	9.72	5.91

For “Forecast purchases” the hedge ineffectiveness is included in line item “Purchases (net of inventory variation)” in the consolidated income statement. The hedge ineffectiveness and recycling of “Forecast sales” for hedges where a risk component of the non-financial item is designated as the hedged item in the hedging relationship are shown in line item “Sales revenues” in the consolidated income statement.

Foreign exchange risk management
Because OMV Petrom Group operates in many currencies the corresponding exchange risks are analyzed. OMV Petrom Group is mostly exposed to the movement of the US dollar and Euro against Romanian Leu. Other currencies have only limited impact on cash flows and operating result.

Financial derivative instruments may be used where appropriate to hedge the risk associated with foreign currency transactions, whereas a decrease of USD/RON currency rate or an increase of EUR/RON currency rate is unfavorable to the Group’s cash flows.

Foreign currency sensitivity analysis
The carrying amounts at the reporting date of foreign currency denominated monetary assets and liabilities of OMV Petrom Group companies, which induce sensitivity to RON/EUR and RON/USD exchange rates in the consolidated financial statements, are as follows:

154	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

	RON equivalent of EUR denominated balances (million)		RON equivalent of USD denominated balances (million)
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Assets	1,484.61	610.15	227.14	986.76
Liabilities	1,551.71	1,140.62	393.17	930.40
Net assets/(liabilities) in statement of financial position	(67.10)	(530.47)	(166.03)	56.36
Adjustments for foreign currency derivatives	(16.06)	22.58	169.17	(22.11)
Net currency exposure	(83.16)	(507.89)	3.14	34.25

Translation risk arises on the consolidation of subsidiaries preparing their financial statements in other currencies than in Romanian lei, but also from the consolidation of assets and liabilities naturally denominated in foreign currency. Foreign currency assets and liabilities are those which result from transactions denominated in other currencies than the functional currencies of OMV Petrom Group companies. The largest exposures result from changes in the value of the US dollar and Euro against the Romanian Leu.

The following table details OMV Petrom Group’s sensitivity to a 10% increase and decrease in the USD and EUR against the relevant functional currencies. The sensitivity analysis includes outstanding foreign currency denominated monetary items and adjusts their translation at the year-end for a 10% change in foreign currency rates. A positive number below indicates an increase in total comprehensive income before tax generated by a 10% currency fluctuation and a negative number below indicates a decrease in total comprehensive income before tax with the same value.

+10% increase in the foreign currencies rates
	Impact for EUR denominated items, in million RON (i)		Impact for USD denominated items, in million RON (ii)
	2021	2020	2021	2020
Profit/ (Loss)	(8.32)	(50.79)	2.46	3.76
Other comprehensive income	-	-	(2.15)	(0.33)

-10% decrease in the foreign currencies rates
	Impact for EUR denominated items, in million RON (i)		Impact for USD denominated items, in million RON (ii)
	2021	2020	2021	2020
Profit/ (Loss)	8.32	50.79	(2.46)	(3.76)
Other comprehensive income	-	-	2.15	0.33

(i). This is mainly attributable to the exposure to EUR of trade receivables, derivative financial assets, lease liabilities, derivative financial liabilities and trade payables at the year-end.
(ii) This is mainly attributable to the exposure to USD of other financial assets, cash and cash equivalents, other financial liabilities and trade payables at the year-end.

The effect in equity is the effect in profit or loss before tax and other comprehensive income, net of income tax (16%).

The above sensitivity analysis of the inherent foreign exchange risk shows the translation exposure at the end of the year; however, the cash flow exposure during the year is continuously monitored and managed by OMV Petrom Group.

Interest rate risk management
To facilitate management of interest rate risk, OMV Petrom Group’s liabilities are analyzed in terms of fixed and variable rate borrowings, currencies and maturities. Currently, OMV Petrom Group has limited exposure to this risk.

155	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

The sensitivity analyses below have been determined based on the exposure to interest rates for borrowings at the reporting date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at the reporting date was outstanding for the whole year. A 1% increase or decrease represents management’s assessment of the reasonably possible change in interest rates (with all other variables held constant).

Analysis for change in interest rate risk
	Balance as at		Effect of 1% change in interest rate, before tax
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Short term borrowings	254.33	173.97	2.54	1.74
Long term borrowings	16.49	108.98	0.16	1.09

In 2021 and 2020, there was no need for hedging the interest rate risk, hence no financial instruments were used for such purpose.

Counterparty Credit Risk management
Credit risk refers to the risk that counterparty will default on its contractual obligations or on its financial standing, resulting in financial loss to OMV Petrom Group. The main counterparty credit risks are assessed, monitored and managed at Group level using predetermined limits for specific countries, banks and business partners. On the basis of creditworthiness, all counterparties are assigned maximum permitted exposures in terms of credit limits (amounts and maturities), and the creditworthiness assessments and granted limits are reviewed on a regular basis. For all counterparties depending on their liquidity class, parts of their credit limits are secured via liquid contractual securities such as bank guarantee letters, credit insurance and other similar instruments. The credit limit monitoring procedures are governed by internal guidelines.

OMV Petrom Group does not have any significant credit risk concentration exposure to any single counterparty or any group of counterparties having similar characteristics. The Group’s cash and cash equivalent is primarily invested in banks with rating at least BBB- (S&P and Fitch) and Baa3 (Moody’s).

Liquidity risk management
For the purpose of assessing liquidity risk, budgeted operating and financial cash inflows and outflows throughout OMV Petrom Group are monitored and analyzed on a monthly basis in order to establish the expected net change in liquidity. This analysis provides the basis for financing decisions and capital commitments. To ensure that OMV Petrom Group remains solvent at all times and retains the necessary financial flexibility, liquidity reserves in form of deposits and committed credit lines are maintained. The maturity profile of the Group financial liabilities is presented in Note 16.

37.	EXPENSES GROUP AUDITOR

In 2021 the statutory auditor Ernst & Young Assurance Services SRL had a contractual statutory audit fee of EUR 537,535 (2020: EUR 545,000) for the statutory audit of the standalone and consolidated annual financial statements of the Company and of its Romanian subsidiaries and associates. Services contracted with the statutory auditor other than audit services were of EUR 112,510 (2020: EUR 128,920), representing mainly other assurance services in relation to certain reports issued by the Company that are not prohibited by Article 5(1) of Regulation (EU) No. 537/2014 of the European Parliament and of the Council.

Other EY network firms performed audit services for the OMV Petrom subsidiaries of EUR 68,167 (2020: EUR 153,900) and non-audit services that are not prohibited by Article 5(1) of Regulation (EU) No. 537/2014 of the European Parliament and of the Council of EUR 28,942 (2020: EUR 5,946).

156	Notes to the consolidated financial statements for the year ended December 31, 2021

OMV Petrom Annual Report 2021	Consolidated Financial Statements

38.	SUBSEQUENT EVENTS

In the context of the conflict between Russia and Ukraine, started on February 24, 2022, the European Union, United States of America, United Kingdom and other countries imposed various sanctions for Russia, including financing restrictions on certain Russian banks and state-owned companies. While OMV Petrom Group does not have operations in Ukraine or in Russia, it monitors the geopolitical developments on a continuous basis and regularly reviews the potential impact on its business activities. Disruptions in Russian commodity flows to Europe could result in further increases in European energy prices and accelerate the risk of cost inflation. The above does not have any impact on OMV Petrom Group financial statements for the year ended December 31, 2021. At the date of these financial statements it is not possible to reliably estimate the impact on the financial position and results of the Group for future periods.

These consolidated financial statements, comprising the consolidated statement of financial position, consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated statement of cash flows and notes to the consolidated financial statements, were approved on March 17, 2022.

Christina Verchere Chief Executive Officer President of the EB	Alina Popa Chief Financial Officer Member of the EB

Christopher Veit Member of the EB Upstream	Franck Neel Member of the EB Downstream Gas	Radu Căprău Member of the EB Downstream Oil

Herbert Hackl Vice President Controlling Department	Nicoleta Drumea Head of Financial Reporting

157	Notes to the consolidated financial statements for the year ended December 31, 2021